    As Filed with the Securities and Exchange Commission on April 19, 2001.
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    Form S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
             (Exact name of registrant as specified in its Charter)

              DELAWARE                                7311                         13-1024020
  (State or other jurisdiction of         (Primary Standard Industrial          (I.R.S. Employer
   incorporation or organization)         Classification Code Number)         Identification Number)
                                      -------------------------------------
                                          1271 Avenue of the Americas
                                            New York, New York 10020
                                                 (212) 399-8000


    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                               ------------------
                   NICHOLAS J. CAMERA, SENIOR VICE PRESIDENT,
                           GENERAL COUNSEL & SECRETARY
                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                           1271 Avenue of the Americas
                            New York, New York 10020
                                  212-399-8000

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                               -------------------
                                   Copies to:
         Barry M. Fox, Esq.                       Thomas A. Cole, Esq.
       William A. Groll, Esq.                     Imad I. Qasim, Esq.
 Cleary, Gottlieb, Steen & Hamilton                 Sidley & Austin
         One Liberty Plaza               Bank One Plaza, 10 S. Dearborn Street
      New York, New York 10006                  Chicago, Illinois 60603
           (212) 225-2000                            (312) 853-7000

                               ------------------

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

                               ------------------

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [ ].

                               ------------------

                         CALCULATION OF REGISTRATION FEE

======================================= ================== ====================== ====================== ========================
                                                             Proposed Maximum       Proposed Maximum
  Title of Each Class of Securities       Amount to be      Offering Price Per     Aggregate Offering    Amount of Registration
           to be Registered              Registered (1)            Share                Price (2)                  Fee
--------------------------------------- ------------------ ---------------------- ---------------------- ------------------------
Shares of Common Stock                     67,644,272               N/A             2,342,449,946.64           $585,612.49
======================================= ================== ====================== ====================== ========================

(1) The number of shares of The Interpublic Group of Companies, Inc. common stock, par value $0.10, to be registered is determined by multiplying 1.14 (the exchange ratio contemplated by the merger agreement) by 59,337,081, which represents the approximate maximum number of shares of True North Communications Inc. common stock, par value $0.33 , (i) currently outstanding, (ii) reserved for issuance pursuant to outstanding options and options to be granted prior to the merger to which this Registration Statement relates and (iii) otherwise expected to be issued on or before the merger to which this Registration Statement relates.

(2) Pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, as amended, the registration fee is based on $39.477, the average of the high and low sale prices of True North Communications Inc. common stock, as reported by the New York Stock Exchange, Inc., on April 12, 2001.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

SUBJECT TO COMPLETION AND CHANGE, DATED APRIL 19, 2001. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.

[True North Logo]                                             [Interpublic logo]


                           PROXY STATEMENT/PROSPECTUS

                  Merger Proposal - Your Vote Is Very Important
Fellow Stockholders:

         You are cordially invited to attend a special meeting of stockholders of True North Communications Inc. on __, 2001, at 10:00 a.m., Chicago time, at __, Chicago, Illinois.

         At the special meeting you will have the chance to vote on the proposed merger between True North and a subsidiary of The Interpublic Group of Companies, Inc. If the merger is completed, True North will become a wholly owned subsidiary of Interpublic, and each of your shares of True North common stock will be converted into the right to receive 1.14 shares of Interpublic common stock. The Interpublic common stock is quoted on the New York Stock Exchange under the symbol "IPG." True North common stock is quoted on the New York Stock Exchange under the symbol "TNO." On __, 2001, the closing price of Interpublic common stock was $ __ per share and the closing price of True North Common Stock was $ __ per share.

         Your board of directors has determined that the merger is advisable and in the best interests of True North and its stockholders and recommends that all stockholders vote "FOR" the adoption of the merger agreement at the special meeting. The financial advisor to True North, Morgan Stanley & Co. Incorporated, has delivered its written opinion to the effect that, as of the date of the merger agreement, the exchange ratio was fair from a financial point of view to the holders of shares of True North common stock.

         The accompanying notice of meeting and proxy statement/prospectus explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully. You should also carefully consider the discussion of risk factors beginning on page 11.

         Your vote is very important. To be certain that your shares are voted at the special meeting, please sign, date and return the enclosed proxy card as soon as possible, whether or not you plan to attend in person. You may also vote your shares by telephone or internet by following the instructions on the accompanying proxy card.

                                        Very truly yours,


                                        David A. Bell
                                        Chairman and Chief Executive Officer


--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Interpublic common stock described in this document or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense. This document does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation would be illegal.
--------------------------------------------------------------------------------

The proxy statement/prospectus is dated __, 2001 and was first mailed to True North stockholders on __, 2001.

                                [True North Logo]

                         True North Communications Inc.

                              101 East Erie Street
                             Chicago, Illinois 60611

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                              To Be Held On __, 2001

To the Stockholders of
True North Communications Inc.

         Notice is hereby given that a special meeting of stockholders of True North Communications Inc. will be held on __, 2001, at 10:00 a.m., Chicago time, at __, Chicago, Illinois.

         You are cordially invited to attend the special meeting. The purposes of the special meeting are:

         o To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 18, 2001, among The Interpublic Group of Companies, Inc., Veritas Acquisition Corp., a wholly owned subsidiary of Interpublic, and True North Communications Inc., pursuant to which True North will be merged with and become a wholly owned subsidiary of Interpublic, and each share of True North common stock outstanding immediately prior to the merger will be converted into 1.14 shares of Interpublic common stock.

         o To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

         The special meeting and the proposed merger are more fully described in the document attached to this notice.

         Only stockholders of record at the close of business on __, 2001 are entitled to notice of and to vote at the special meeting and any adjournments of the special meeting. You may vote in person or by proxy. Mailing your completed proxy, or submitting a proxy by telephone or internet, in advance of the meeting will not prevent you from voting in person at the special meeting.

         It is important to you and to True North that your shares be voted on the proposed merger.

                                        By order of the Board of Directors,


                                        Dale F. Perona
                                        Senior Vice President and Secretary


Date: __, 2001

                                Important Notice

         Whether or not you plan to attend the special meeting in person, you are urged to read the attached proxy statement/prospectus carefully and then sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or submit a proxy by telephone or internet by following the instructions on the accompanying proxy card. If you later desire to revoke your proxy for any reason, you may do so in the manner set forth in the attached proxy statement/prospectus.

                                TABLE OF CONTENTS

                                                                                                                 Page
QUESTIONS AND ANSWERS ABOUT THE MERGER..............................................................................1

WHO CAN HELP ANSWER YOUR QUESTIONS..................................................................................2

SUMMARY.............................................................................................................3

         The Companies..............................................................................................3

         The Merger.................................................................................................3

         Recommendation to Stockholders.............................................................................3

         Opinion of Financial Advisor to True North.................................................................3

         Material Federal Income Tax Consequences...................................................................3

         Anticipated Accounting Treatment...........................................................................4

         Treatment of True North Stock Options......................................................................4

         The Special Meeting........................................................................................4

         Markets and Market Prices..................................................................................4

         Interests of True North's Directors and Management in the Merger...........................................4

         Conditions to the Merger...................................................................................4

         Regulatory Approvals.......................................................................................5

         Termination of the Merger Agreement........................................................................5

         Termination Fee............................................................................................6

SELECTED FINANCIAL DATA.............................................................................................7

         Selected Historical Financial Data of Interpublic..........................................................7

         Selected Historical Financial Data of True North...........................................................8

         Selected Unaudited Pro Forma Combined Condensed Financial Data.............................................9

UNAUDITED COMPARATIVE PER SHARE DATA...............................................................................10

RISK FACTORS.......................................................................................................11

         You will receive a fixed number of shares of Interpublic common stock for each of your shares of True North common stock despite changes in the market value of True North common stock and
                Interpublic common stock...........................................................................11

         Provisions in the merger agreement may discourage other companies from trying to acquire True North even though those companies might be willing to offer greater value to True North stockholders than Interpublic has offered in the merger
                agreement..........................................................................................11

         Shares of Interpublic common stock are subject to different market risks than shares of True North common stock.......................................................................................12

         The market price of Interpublic common stock may decline as a result of the merger........................12

         Interpublic and True North may not realize expected synergies or cost savings.............................12

         The performance of the combined company will be affected by its ability to retain key personnel...........12

         We may lose existing clients, retain clients on less favorable terms and impede our ability to attract new clients as a result of the merger..............................................................13

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                                 Page
         The receipt of required regulatory approvals may jeopardize or delay completion of the merger or may reduce the anticipated benefits of the merger......................................................13

         Directors and executive officers of True North have conflicts of interest that may have influenced their decision to approve the merger...............................................................13

         Forward-looking statements may prove inaccurate...........................................................14

THE SPECIAL MEETING................................................................................................17

         Special meeting for True North Stockholders...............................................................17

         Vote Required.............................................................................................17

         Record Date; Voting Rights................................................................................17

         Quorum....................................................................................................17

         Proxies...................................................................................................17

THE MERGER.........................................................................................................19

         Background of the Merger..................................................................................19

         Recommendation of the True North Board; Considerations of the True North Board............................25

         Opinion of True North's Financial Advisor.................................................................28

         Interests of True North's Directors and Management in the Merger..........................................35

         Anticipated Accounting Treatment..........................................................................37

         Regulatory Approvals......................................................................................37

         Resale of Shares of Interpublic Common Stock..............................................................38

         No Appraisal Rights.......................................................................................39

         Material U.S. Federal Income Tax Consequences of the Merger...............................................39

         New York Stock Exchange Listing of Interpublic Common Stock; De-listing and De-registration of True
                North Common Stock.................................................................................40

THE MERGER AGREEMENT...............................................................................................41

         Effective Time of the Merger..............................................................................41

         What True North Stockholders Will Receive in the Merger...................................................41

         True North Stock Options and Deferred Stock Compensation..................................................41

         Exchange of True North Common Stock.......................................................................41

         Representations and Warranties............................................................................42

         Covenants and Other Agreements............................................................................44

         Conditions to the Merger..................................................................................47

         Termination...............................................................................................48

         Termination Fee...........................................................................................49

         Amendments................................................................................................50

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                                 Page
MARKET PRICES AND DIVIDENDS........................................................................................51

         Interpublic...............................................................................................51

         True North................................................................................................52

BUSINESS OF INTERPUBLIC............................................................................................53

BUSINESS OF TRUE NORTH.............................................................................................55

OWNERSHIP OF TRUE NORTH COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................57

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION.......................................................59

DESCRIPTION OF INTERPUBLIC SHARE CAPITAL...........................................................................65

         General...................................................................................................65

         Common Stock..............................................................................................65

         Preferred Stock...........................................................................................66

COMPARATIVE RIGHTS OF HOLDERS OF TRUE NORTH COMMON STOCK AND INTERPUBLIC COMMON STOCK..............................66

         Annual Meetings of Stockholders...........................................................................66

         Special Meetings of Stockholders..........................................................................66

         Action by Consent in Writing of Stockholders..............................................................66

         Advance Notification of Stockholder Proposals.............................................................67

         Number and Nomination of Directors........................................................................67

         Removal of Directors......................................................................................68

         Rights Plan...............................................................................................68

LEGAL OPINION......................................................................................................68

EXPERTS............................................................................................................68

WHERE YOU CAN FIND MORE INFORMATION................................................................................70

Annex A- Agreement And Plan Of Merger.............................................................................A-1

Annex B- Opinion Of Morgan Stanley & Co. Incorporated.............................................................B-1


                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.   What is the proposed merger?

A: True North and Interpublic have agreed to a merger in which True North will merge with, and become, a wholly owned subsidiary of Interpublic.

Q.   What will I receive in the merger for my True North common stock?

A: You will receive 1.14 shares of Interpublic common stock for each share of your True North common stock. This is the exchange ratio.

Q:   Are shares of Interpublic common stock traded on any stock exchange?

A: Yes. Shares of Interpublic common stock are traded under the symbol "IPG" on the New York Stock Exchange.

Q:   What do I need to do now?

A: After carefully reading and considering the information contained in this document, just vote your shares following the instructions contained in this document and the proxy card included with it, so that your shares may be represented at the special meeting. If you do not vote your shares in connection with the merger proposal, it will have the same effect as voting against the merger proposal.

Q:   Should I send in my stock certificates now?

A: No. You will receive instructions for exchanging your stock certificates after the merger is completed.

Q: If my shares are held in street name by my broker, will my broker vote my shares for me?

A: No. Your broker can vote your shares only if you provide instructions on how to vote.

     You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker on how to vote your shares will be the equivalent of voting against the merger.

Q:   How do I vote my 401(k) plan shares?

A: If you have a balance in the True North Stock Fund within the True North Retirement Plan, you should instruct the trustee for the plan, Fidelity Management Trust Company, to vote your shares in accordance with the instruction card that will be provided to you by Fidelity.

Q: Can I change my vote after I have mailed my proxy card or provided instructions to my broker?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. This document contains instructions on how to change your vote. If you have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:   Do I need to attend the True North special meeting in person?

A: No. It is not necessary for you to attend the special meeting to vote your shares, although you are welcome to attend.

Q:   When and where is the special meeting?

A: The special meeting will take place on __, 2001, at 10:00 a.m. local time at __, Chicago, Illinois.

Q:   When will the merger be completed?

A: Interpublic and True North are working toward completing the merger as soon as possible, and expect to complete it shortly after the special meeting if the stockholders approve the merger proposal. However, it is possible that delays in obtaining regulatory approvals could delay completion of the merger.

Q:   Do I have dissenters' or appraisal rights?

A: No. Holders of True North common stock do not have dissenters' or appraisal rights under Delaware law as a result of the merger.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

         If you have more questions about the merger after reading this document, you should contact:

True North Communications Inc.        or        D. F. King & Company, Inc.
101 East Erie Street                            77 Water Street
Chicago, Illinois 60611                         New York, NY 10005
Attn:  Investor Relations                       Banks and Brokers call collect:
Telephone:  (312) 425-6570                      Telephone: (212) 269-5500
                                                All others call toll free:
                                                Telephone: (800) 769-5414

                                     SUMMARY

         This summary highlights key aspects of the merger which are described in greater detail elsewhere in this document. It does not contain all of the information that may be important to you. To better understand the merger, and for a more complete description of the legal terms of the merger, you should read this entire document carefully, including the Annexes, and the additional documents to which we refer you. You can find information with respect to these additional documents in "Where You Can Find More Information" on page 70.

The Companies (see pages 53 and 55)

     The Interpublic Group of Companies, Inc.
     1271 Avenue of the Americas
     New York, NY 10020
     Telephone:  (212) 399-8000

         Interpublic is one of the world's largest organizations of advertising agencies and communications-services companies. Interpublic has more than 48,000 employees and offices in 127 countries. Interpublic had revenue of approximately $5.6 billion in 2000.

     True North Communications Inc.
     101 East Erie Street
     Chicago, Illinois 60611
     Telephone:  (312) 425-6500

         True North is a global advertising and marketing communications holding company. True North has more than 13,000 employees and offices in more than 98 countries and territories. True North had revenue of approximately $1.6 billion in 2000.

The Merger (see page 41)

         In the merger, True North will merge with, and become, a wholly owned subsidiary of Interpublic. For each share of your True North common stock you will receive 1.14 shares of Interpublic common stock.

         Interpublic will not issue fractional shares in the merger. As a result, the total number of shares of Interpublic common stock that you receive in the merger will be rounded down to the nearest whole number. You will receive a cash payment equal to the value, based on the closing price on the day of the merger, of the remaining fraction of a share of Interpublic common stock that you would otherwise receive.

         The merger agreement, which is the primary legal document that governs the merger, is attached as Annex A. You are encouraged to read the merger agreement carefully.

Recommendation to Stockholders (see page 25)

         The True North Board has approved the merger agreement and recommends that you vote "FOR" the merger proposal.

Opinion of Financial Advisor to True North (see page 28)

         On March 18, 2001, the True North Board received an oral opinion (later confirmed in writing) from its financial advisor, Morgan Stanley & Co. Incorporated, that, as of that date, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of True North common stock. The full text of the opinion is attached as Annex B. We urge you to read the entire opinion carefully for the assumptions made, procedures followed, matters considered and limits on the scope of Morgan Stanley's review in rendering its opinion. Morgan Stanley's opinion was addressed to the True North Board for the purpose of its evaluation of the merger and does not constitute a recommendation to any True North stockholder as to how to vote with respect to the merger proposal.

Material Federal Income Tax Consequences (see page 39)

         The receipt of shares of Interpublic common stock in the merger generally will be tax-free to True North stockholders for United States income tax purposes, except for tax on cash received for fractional shares. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Anticipated Accounting Treatment (see page 37)

         It is expected that the merger will qualify as a pooling of interests for accounting purposes. This means that Interpublic and True North will be treated for accounting purposes as if they had always been combined.

Treatment of True North Stock Options (see page 41)

         Except for options held by non-employee directors, each of the outstanding True North stock options will, in accordance with its existing terms, become exercisable upon the merger. Any unexercised options will convert into Interpublic stock options, subject to adjustments to the exercise price and the number of underlying shares based on the exchange ratio.

The Special Meeting (see page 17)

         The special meeting of True North stockholders will be held on , 2001. The record date for determining True North stockholders entitled to receive notice of and to vote at the meeting is the close of business on __, 2001. On
that date, there were   outstanding shares of True North common stock. On the
record date, directors and executive officers of True North and their affiliates owned approximately __% of the outstanding shares of True North common stock.

         The affirmative vote of the holders of a majority of the outstanding shares of True North common stock is necessary to adopt the merger agreement. No other vote of the stockholders of True North is required for the merger to occur.

Markets and Market Prices (see page 51)

         Interpublic common stock is traded under the symbol "IPG" on the New York Stock Exchange. True North common stock is traded under the symbol "TNO" on the New York Stock Exchange. On March 16, 2001, the last trading day before the public announcement of the proposed merger, the closing price per share of Interpublic common stock was $35.297 and the closing price per share of True North common stock was $39.313. On __, the most recent trading day for which prices were available prior to the printing of this document, the closing price per share of Interpublic common stock was $ __ and the closing price per share of True North common stock was $ __. You will find additional historical share price information for both Interpublic and True North on page 51.

Interests of True North's Directors and Management in the Merger (see page 35)

         You should be aware of conflicts of interest, and of the benefits available to directors and executive officers of True North, when considering the True North Board's recommendation of the merger. The directors and executive officers of True North have interests in the merger that are in addition to, or different from, their interests as True North stockholders. The True North Board was aware of these conflicts of interest when it approved the merger. These interests relate to:

o rights to accelerated vesting of options issued under the True North stock option plan;

o the termination of restrictions on outstanding True North restricted stock;

o rights to accelerated payment of severance benefits payable under employment agreements upon termination of employment;

o rights to directors' and officers' insurance coverage and to indemnification with respect to acts and omissions in their capacities as directors and officers of True North; and

o the contribution to a trust of an amount sufficient to pay, when due, the benefits that have accrued under specified deferred compensation plans of True North.

Furthermore, the merger agreement provides that on the day of the merger:

o David A. Bell, the Board chairman and chief executive officer of True North, and J. Brendan Ryan, a director of True North and chief executive officer of FCB Worldwide, a principal operating unit of True North, will become members of the Interpublic Board; and

o        David A. Bell will become vice-chairman of Interpublic.

Conditions to the Merger (see page 47)

         Interpublic and True North will not complete the merger unless a number of conditions are satisfied or waived, including:

o        adoption of the merger agreement by True North stockholders;

o receipt of approval for listing on the New York Stock Exchange of the shares of Interpublic common stock to be issued in the merger;

o receipt of regulatory approvals and third party consents and the absence of legal restraints;

o effectiveness of the registration statement, which includes this document, and the absence of any stop order; and

o issuance of opinions by attorneys for Interpublic and True North as to the tax-free nature of the merger, except with respect to cash payments for fractional shares.

In addition, the completion of the merger is subject to the satisfaction, or waiver by Interpublic, of the condition that the independent auditors for Interpublic and True North provide opinions relating to the accounting of the business combination as a pooling of interests.

Regulatory Approvals (see page 38)

         We are required to satisfy the requirements of U.S. antitrust law known as the Hart-Scott-Rodino Antitrust Improvements Act, including the furnishing of materials and information to the Antitrust Division of the Department of Justice and to the Federal Trade Commission. Under that Act, the completion of the merger may only occur after a specified waiting period ends. On April 18, 2001, we filed the required notification and report forms with the Antitrust Division and the FTC. The waiting period for the merger is expected to expire on May 18, 2001, absent early termination, an extension or request for additional information.

         The transaction is also subject to antitrust and other regulatory clearances by non-U.S. authorities, including those representing the European Union, Australia, Japan, South Africa, Canada and jurisdictions in Latin America.

         The satisfaction of these regulatory conditions may jeopardize or delay completion of the merger or may reduce the anticipated benefits of the merger. The merger agreement provides that Interpublic need not agree to conditions in connection with obtaining regulatory clearances and approvals if the conditions would have a material and adverse impact on Interpublic, True North or the benefits that Interpublic would otherwise have derived from the merger.

Termination of the Merger Agreement (see page 48)

         Interpublic and True North can jointly agree to terminate the merger agreement at any time before completing the merger. In addition, either company can terminate the merger agreement if:

o the other party breaches representations, warranties, covenants or agreements contained in the merger agreement in any material respect and the breach is not cured within thirty business days after notice of the breach;

o        a legal prohibition against the merger becomes permanent and final;

o the merger has not been completed by September 14, 2001, although, if all governmental clearances and approvals required for the completion of the merger have not then been obtained, that date may be extended to December 13, 2001; or

o the True North stockholders do not adopt the merger agreement at the special meeting.

         Interpublic can also terminate the merger agreement if:

o True North fails to comply with its obligations to refrain from soliciting or taking other specified actions in connection with acquisition proposals to True North by third parties;

o the True North Board withdraws or adversely modifies its approval or recommendation of the merger;

o any person or entity, other than Interpublic and its affiliates, becomes the beneficial owner of 15% or more of the outstanding shares of True North common stock;

o the True North Board recommends or resolves to recommend another acquisition proposal; or

o a tender offer or exchange offer for 15% or more of the outstanding shares of True North common stock is commenced and the True North Board fails to recommend against acceptance of that offer.

Termination Fee (see page 49)

         True North would be required to pay Interpublic a termination fee of $80,000,000 if the merger agreement is terminated under specified circumstances.

                             SELECTED FINANCIAL DATA

Selected Historical Financial Data of Interpublic

         The following selected consolidated financial data as at and for each of the five fiscal years in the period ended December 31, 2000 have been derived from the audited consolidated financial statements of Interpublic, except for Operating and Per Share Data for 1996 and financial data related to Financial Position for 1997 and 1996, which are derived from unaudited consolidated financial statements of Interpublic. The report of PricewaterhouseCoopers LLP, independent accountants, on the financial statements, as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, is included in Interpublic's Annual Report on Form 10-K for the year ended December 31, 2000, incorporated into this document by reference. The PricewaterhouseCoopers LLP report on the financial statements is based in part on the reports of other independent accountants. You should read the selected consolidated financial data in conjunction with the financial statements and the notes to the financial statements for Interpublic included in its Annual Report on Form 10-K for the year ended December 31, 2000. See "Where You Can Find More Information" on page 70 to learn how you can obtain this report. We have adjusted all per share amounts to reflect Interpublic's two-for-one stock split on July 15, 1999 effected in the form of a stock dividend. In addition, we have restated all periods before 2000 to reflect the effect of acquisitions accounted for as poolings of interests.

                                                        As at and for the year ended December 31,
                                -----------------------------------------------------------------------------------------
                                   2000                  1999               1998              1997                1996
                                ----------            ----------          ----------       ----------          ----------
                                                      (millions of U.S. dollars, except per share data)
Operating Data
    Revenue ............        $  5,625.8            $  4,977.8          $  4,218.7       $  3,610.7          $  3,053.9
    Net Income .........             358.7(a)         $    331.3(b)            339.9            224.2(c)            228.9

Per Share Data
    Basic ..............        $     1.18            $     1.11          $     1.15       $     0.79          $     0.81
    Diluted ............              1.15                  1.07                1.12             0.76                0.78
    Dividends ..........              0.37                  0.33                0.29             0.25                0.22

Financial Position
    Working capital ....        $    (80.0)           $    171.0          $     96.9       $    244.4          $    149.9
    Total assets .......          10,238.2               9,247.0             7,526.6          6,254.6             5,253.5
    Total long-term debt           1,997.0               1,311.1               921.5            743.0               568.8
    Book value per share              6.50                  5.75                4.71             3.79                3.34


(a) Includes pre-tax charges of $116.1 million ($72.9 million after-tax) relating to restructuring and other merger related costs, principally for Lowe Lintas & Partners Worldwide, and $44.7 million ($41.6 million after-tax) in transaction costs incurred in connection with the company's acquisition of Deutsch, Inc.

(b) Includes pre-tax charges of $84.2 million ($51.4 million after-tax) relating to restructuring and other merger related costs, principally for Lowe Lintas.

(c) Includes pre-tax charges of $32.2 million ($19.7 million after-tax) relating to special compensation charges incurred in connection with the acquisition of Hill, Holiday, Connors, Cosmopulous, Inc.

Selected Historical Financial Data of True North

         The following selected consolidated financial data as at and for each of the five fiscal years in the period ended December 31, 2000 have been derived from the audited consolidated financial statements of True North. The report of Arthur Andersen LLP, independent accountants, as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, as restated, is included in True North's Annual Report on Form 10-K for the year ended December 31, 2000, incorporated into this document by reference. You should read the selected consolidated financial data in conjunction with the financial statements and the notes to the financial statements for True North included in its Annual Report on Form 10-K for the year ended December 31, 2000. See "Where You Can Find More Information" on page 70 to learn how you can obtain this report.

                                                  As at and for the year ended December 31,
                                       -----------------------------------------------------------------
                                          2000         1999         1998          1997           1996
                                       ---------     --------     --------    ---------      -----------
                                               (millions of U.S. dollars, except per share data)
Operating Data
    Revenue..........................   $1,556.8     $1,439.4     $1,274.3     $1,240.0      $1,012.9
    Net Income (loss)................       61.6(a)      28.2(b)      34.3(c)     (55.5)(d)      33.4

Per Share Data
    Basic............................  $    1.24        $0.60        $0.75      $(1.27)         $0.78
    Diluted..........................      $1.21         0.59         0.72       (1.27)          0.76
    Dividends........................       0.60         0.60         0.60         0.60          0.60

Financial Position
    Working capital..................   $ (202.9)    $ (147.8)    $ (166.1)    $ (234.4)     $ (106.2)
    Total assets.....................    2,063.3      1,964.2      1,758.3      1,644.5       1,591.1
    Total long-term debt ............       38.4         45.6         58.7         50.3          72.0

    Total liabilities................   $1,658.3     $1,639.0     $1,485.5     $1,409.7      $1,315.9
    Stockholders' equity.............      405.0        325.2        272.8        234.8         275.2
    Book value per share.............       8.08         6.66         5.90         5.20          6.43


(a) Includes a pre-tax charge of $17.5 million ($10.0 million after-tax or $0.20 per diluted share) relating to the loss of the Chrysler account and $25.7 million after-tax charges relating to Modem Media, Inc. (equity method investment) goodwill impairment and restructuring charges.

(b) Includes a pre-tax restructuring charge of $75.4 million ($49.5 million after-tax or $1.03 per diluted share) relating to the combination of True North's two independent worldwide agency networks.

(c) Includes a $12.6 million pre-tax loss ($15.8 million after-tax or $0.33 per diluted share) on the involuntary conversion of True North's investment in Publicis S.A. and $13.4 million pre-tax gains ($7.8 million after-tax or $0.16 per diluted share) on the sale of marketable securities.

(d) Includes pre-tax restructuring charges of $79.6 million and $56.9 million of other pre-tax charges relating to lease reserves and other expenses ($104.1 million after-tax or $2.38 per share), each relating to the acquisition of Bozell, Jacobs, Kenyon & Eckhardt, Inc.

Selected Unaudited Pro Forma Combined Condensed Financial Data

         The following selected unaudited pro forma combined condensed financial data gives effect to the merger as if it had occurred at the dates and at the commencement of the periods indicated using the pooling of interests method of accounting for business combinations and the agreed upon exchange ratio of 1.14 shares of Interpublic common stock for each share of True North common stock.

         You should read the information presented below in conjunction with the financial statements and the notes to the financial statements for Interpublic included in Interpublic's Annual Report on Form 10-K for the year ended December 31, 2000 and in conjunction with the financial statements and the notes to the financial statements for True North included in True North's Annual Report on Form 10-K for the year ended December 31, 2000. We have incorporated Interpublic's and True North's Annual Reports on Form 10-K for the year ended December 31, 2000 into this document by reference. See "Where You Can Find More Information" on page 70 to learn how to obtain these reports of Interpublic and True North. In addition, you should read the information presented below in conjunction with the unaudited pro forma combined condensed financial information and the notes to that information included in this document beginning on page 59.

         The unaudited pro forma information below, while helpful in illustrating the financial characteristics of the combination of Interpublic and True North under one set of assumptions, does not attempt to predict or suggest future results. Moreover, the unaudited pro forma information below does not attempt to show what the financial condition or the results of operations of the combined company would have been if the merger had occurred at the dates indicated below or at the commencement of the periods indicated below.

                                                As at and for the year ended December 31,
                              --------------------------------------------------------------------------
                                 2000             1999            1998            1997           1996
                              ----------       ----------      ----------      ----------     ----------
                                           (millions of U.S. dollars, except per share data)
Operating Data
    Revenue ...............   $  7,182.7       $  6,417.2      $  5,492.9      $  4,850.7     $  4,067.0
    Net Income.............        420.3            359.5           374.2           168.7          262.3

Per Share Data
    Basic .................   $     1.17       $     1.02      $     1.08      $     0.51     $     0.79
    Diluted................         1.13             0.99            1.04            0.49           0.77
    Dividends..............         0.37             0.33            0.29            0.25           0.22

Financial Position
    Working capital .......   $   (349.7)      $     23.2      $    (69.2)     $     10.0     $     43.7
    Total assets...........     12,301.5         11,211.2         9,284.9         7,899.1        6,844.6
    Total long-term debt...      2,035.4          1,356.7           980.2           793.3          640.8
    Book value per share...         6.59             5.76            4.80            3.91           3.47

                      UNAUDITED COMPARATIVE PER SHARE DATA

         The following table sets forth unaudited historical per share financial information as at and for the fiscal years ended December 31, 2000, 1999 and 1998 relating to the outstanding shares of Interpublic common stock and the outstanding shares of True North common stock.

         The following table also sets forth unaudited pro forma per share data for Interpublic that gives effect to the merger as if it had occurred at the dates and at the commencement of the years indicated using the pooling of interests method of accounting for business combinations and the agreed upon exchange ratio of 1.14 shares of Interpublic common stock for each share of True North common stock.

         The True North pro forma equivalent per share information gives effect to the merger from the perspective of the owner of True North common stock by multiplying the pro forma per share information of the combined company by the exchange ratio.

         You should read the information presented below in conjunction with the financial statements and the notes to the financial statements for Interpublic included in Interpublic's Annual Report on Form 10-K for the year ended December 31, 2000 and in conjunction with the financial statements and the notes to the financial statements for True North included in True North's Annual Report on Form 10-K for the year ended December 31, 2000. We have incorporated Interpublic's and True North's Annual Reports on Form 10-K for the year ended December 31, 2000 into this document by reference. See "Where You Can Find More Information" on page 70 to learn how to obtain these reports of Interpublic and True North. In addition, you should read the information presented below in conjunction with the unaudited pro forma combined condensed financial information and the notes to that information included in this document beginning on page 59.

         The pro forma information below, while helpful in illustrating the financial characteristics of the combination of Interpublic and True North under one set of assumptions, does not attempt to predict or suggest future results. Moreover, the pro forma information below does not attempt to show what the financial condition or the results of operations of the combined company would have been if the merger had occurred at the dates indicated below or at the commencement of the periods indicated below.

         We have adjusted Interpublic's per share amounts to reflect Interpublic's two-for-one stock split on July 15, 1999 effected in the form of a stock dividend. In addition, for Interpublic, we have restated all periods before 2000 to reflect the effect of acquisitions accounted for as poolings of interests.

                                                            As at and for the year ended December 31,
                                                            -----------------------------------------
                                                                2000           1999        1998
                                                            -----------------------------------------
Interpublic common stock--Historical
     Net earnings per share, basic......................      $  1.18         $ 1.11      $ 1.15
     Net earnings per share, diluted....................         1.15           1.07        1.12
     Cash dividends per share...........................         0.37           0.33        0.29
     Book value per share at year end...................         6.50           5.75        4.71
True North common stock--Historical
     Net earnings per share, basic......................      $  1.24         $ 0.60      $ 0.75
     Net earnings per share, diluted....................         1.21           0.59        0.72
     Cash dividends per share...........................         0.60           0.60        0.60
     Book value per share at year end...................         8.08           6.66        5.90
Interpublic common stock--Pro Forma Equivalent
     Net earnings per share, basic......................      $  1.17         $ 1.02      $ 1.08
     Net earnings per share, diluted....................         1.13           0.99        1.04
     Cash dividends per share...........................         0.37           0.33        0.29
     Book value per share year end......................         6.59           5.76        4.80
True North common stock--Pro Forma Equivalent
     Net earnings per share, basic......................      $  1.33         $ 1.16      $ 1.23
     Net earnings per share, diluted....................         1.29           1.13        1.19
     Cash dividends per share...........................         0.42           0.38        0.33
     Book value per share year end......................         7.52           6.57        5.47

                                  RISK FACTORS

         You should consider the following matters in conjunction with the other information included or incorporated by reference in this document in deciding whether to vote in favor of the merger proposal.

You will receive a fixed number of shares of Interpublic common stock for each of your shares of True North common stock despite changes in the market value of True North common stock and Interpublic common stock.

         You will receive 1.14 shares of Interpublic common stock for each of your shares of True North common stock. The merger agreement does not provide for any adjustment of this exchange ratio if the trading price of either True North common stock or Interpublic common stock fluctuates, and True North is not permitted to "walk away" from the merger solely because of changes in the market price of Interpublic common stock. Accordingly, the market value of Interpublic common stock that you will receive upon the merger's completion will fluctuate with the trading price of Interpublic common stock and may decrease from the date you submit your proxy. The market value of Interpublic common stock is likely to fluctuate based on general market and economic conditions, Interpublic's business and prospects and other factors.

         In addition, the exchange of certificates representing your shares of True North common stock for certificates representing shares of Interpublic common stock will not take place immediately upon completion of the merger. You will thus be unable to sell or otherwise transfer these shares of Interpublic common stock for a period following completion of the merger. The market value of the shares of Interpublic common stock you receive in the merger may be either lower or higher at the time you receive your certificates representing shares of Interpublic common stock, and so become able to sell those shares, than at the time of the merger.

Provisions in the merger agreement may discourage other companies from trying to acquire True North even though those companies might be willing to offer greater value to True North stockholders than Interpublic has offered in the merger agreement.

         Provisions in the merger agreement relating to the termination fee and the ability of True North to terminate the agreement may discourage other companies from trying to acquire True North.

         True North has agreed to pay a termination fee to Interpublic under specified circumstances, including circumstances where a third party other than Interpublic acquires or seeks to acquire True North. This provision may discourage other companies from trying to acquire True North.

         Furthermore, True North is not entitled to terminate the merger agreement except under the following circumstances:

         o        Interpublic consents to the termination;

         o Interpublic breaches its representations, warranties or covenants in any material respect and fails to cure the breach within 30 business days;

         o a legal prohibition against the merger becomes permanent and final;

         o the merger has not been completed by September 14, 2001, although, if all governmental clearances and approvals required for the completion of the merger have not then been obtained, that date may be extended to December 13, 2001; or

         o the True North stockholders do not adopt the merger agreement at the special meeting.

Accordingly, in the absence of any of these circumstances, True North is not entitled to terminate the merger agreement even if a superior acquisition proposal were made to the True North Board. This limitation on the ability of True North to terminate the merger agreement may discourage other companies from trying to acquire True North.

         Those companies that are discouraged from trying to acquire True North as a result of these provisions may have otherwise been willing to offer greater value to True North stockholders than Interpublic has offered in the merger agreement.

Shares of Interpublic common stock are subject to different market risks than shares of True North common stock.

         Upon completion of the merger, holders of shares of common stock of True North will become holders of shares of common stock of Interpublic. The business, strategy, financial condition, results of operations and common stock of Interpublic differ in material respects from those of True North. Accordingly, holders of shares of Interpublic common stock are subject to different market risks than holders of shares of True North common stock. For a description of and other information about the common stock of Interpublic and the differences between the common stock of Interpublic and the common stock of True North, see "Unaudited Comparative Per Share Data" on page 10, "Market Prices and Dividends" on page 51, "Description of Interpublic Share Capital" on page 65, "Comparative Rights of Holders of True North Common Stock and Interpublic Common Stock" on page 66 and the registration statements of True North that we have incorporated by reference and described under "Where You Can Find More Information" on page 70 below. For descriptions of the businesses, strategies, financial conditions and results of operations of Interpublic and True North, see "Business of Interpublic" and "Business of True North" on pages 53 and 55 and the discussions in the reports on Form 10-K that we have incorporated by reference and described under "Where You Can Find More Information" on page 70 below.

The market price of Interpublic common stock may decline as a result of the merger.

         The market price of Interpublic common stock may decline as a result of the merger for a number of reasons, including if:

         o        the integration of Interpublic and True North is unsuccessful;

         o Interpublic does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by investors and financial or industry analysts; or

         o the effect of the merger on Interpublic's financial results is not consistent with the expectations of investors and financial or industry analysts.

Interpublic and True North may not realize expected synergies or cost savings.

         The companies may not be able to increase the scope of the services they each provide to their respective client bases and give rise to other synergies and cost savings described in "Recommendation of the True North Board; Considerations of the True North Board" beginning on page 25. Interpublic and True North are developing, but have not yet finalized, plans for obtaining operating synergies and cost savings after the merger. The implementation of these plans will present challenges involving the coordination of the operations and personnel of the two companies and may give rise to the diversion of the attention of management and unanticipated liabilities and costs. The geographically dispersed operations of the two companies may compound these challenges.

The performance of the combined company will be affected by its ability to retain key personnel.

         Employees, including creative, research, media, account and practice group specialists, and their skills and relationships with clients, are among the most important assets of Interpublic and True North. The inability to retain management and employees after the merger may have a material adverse effect on the combined company. Among the factors that may compound the challenge of retaining True North employees are:

         o Many of the existing employment agreements between True North and its executive officers and key employees provide for severance benefits in the event the officer or key employee resigns following the merger due to specified adverse changes in the terms of his or her employment.

         o True North's Asset Protection Plan provides that some employees who are not parties to employment agreements would receive severance benefits in the event they resign due to specified adverse changes in their employment within two years following the adoption of the merger agreement by the True North stockholders.

         o All unvested stock options held by True North employees will convert into options for Interpublic common stock and vest upon completion of the merger. Substantially all of these option holders are expected, after exercising their options, to be free to sell their shares of Interpublic common stock shortly following the merger.

         o Upon the merger, each outstanding share of restricted True North common stock will convert into shares of Interpublic common stock and no longer be subject to restrictions. Substantially all of the holders of restricted stock are expected to be free to sell their shares of Interpublic common stock shortly following the merger.

We may lose existing clients, retain clients on less favorable terms and impede our ability to attract new clients as a result of the merger.

         The competition in the advertising and marketing-services industry for clients is fierce and the performance of the combined company will be affected by its ability to retain the existing clients of Interpublic and True North and to attract new clients. Our ability to retain existing clients and to attract new clients may, in some cases, be limited by clients' policies on conflicts of interest. These policies can in some cases prevent one agency and, in limited circumstances, different agencies within the same holding company, from performing similar services for competing products or companies. Those conflicts could result in clients terminating their relationship with the agencies of the combined company or reducing the projects for which they retain those agencies. As part of an effort to assure that these clients would not leave as a result of the merger, True North and Interpublic may need to agree to modify the terms of their existing agreements with clients in an adverse manner. Moreover, because of the combined company's larger number of clients, there could be a greater likelihood of conflicts with potential new clients in the future. If the combined company fails to maintain existing clients or attract new clients, its business may be materially and adversely impacted.

The receipt of required regulatory approvals may jeopardize or delay completion of the merger or may reduce the anticipated benefits of the merger.

         The completion of the merger is subject to regulatory clearances and approvals by authorities consisting primarily of antitrust regulators from the United States, the European Union, Japan, South Africa, Canada and jurisdictions in Latin America, as well as the foreign investment authority in Australia. We may not obtain the requisite regulatory clearances and approvals within the time frame that the merger agreement contemplates or without accepting conditions that would be detrimental to the combined company. The merger agreement provides that Interpublic need not agree to conditions in connection with obtaining regulatory clearances and approvals if the conditions would have a material and adverse impact on Interpublic, True North or the benefits that Interpublic would otherwise have derived from the merger.

Directors and executive officers of True North have conflicts of interest that may have influenced their decision to approve the merger.

         You should be aware of conflicts of interest, and of the benefits available to directors and executive officers of True North, when considering the True North Board's recommendation of the merger. The directors and executive officers of True North have interests in the merger that are in addition to, or different from, their interests as True North stockholders. The True North Board was aware of these conflicts of interest when it approved the merger. These interests relate to:

         o rights to accelerated vesting of options issued under the True North stock option plan;

         o the termination of restrictions on outstanding True North restricted stock;

         o rights to accelerated payment of severance benefits payable under employment agreements upon termination of employment;

         o rights to directors' and officers' insurance coverage and to indemnification with respect to acts and omissions in their capacities as directors and officers of True North; and

         o the contribution to a trust of an amount sufficient to pay, when due, the benefits that have accrued under specified deferred compensation plans of True North.

Furthermore, the merger agreement provides that on the day of the merger:

         o David A. Bell, the Board chairman and chief executive officer of True North, and J. Brendan Ryan, a director and chief executive officer of FCB Worldwide, a principal unit of True North, will become members of the Interpublic Board; and

         o        David A. Bell will become vice-chairman of Interpublic.

See "Interests of True North's Directors and Management in the Merger" on page
35.

Forward-looking statements may prove inaccurate.

         This document and the documents that are incorporated by reference contain forward-looking statements about Interpublic, True North and the combined company which Interpublic and True North believe are covered by the Private Securities Litigation Reform Act of 1995. Statements in this document that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements include:

         o        financial projections and estimates;

         o statements regarding plans, objectives and expectations of Interpublic, True North or their Boards with respect to future operations, products and services;

         o        statements regarding future economic performance;

         o statements relating to the assumptions underlying projections, estimates and performance; and

         o statements relating to the estimated size and growth of relevant markets.

         When used in this document, the words "anticipates," "believes," "expects," "intends," "estimates," "plans," and similar expressions as they relate to Interpublic, True North or the combined company or the management of any of these companies are intended to identify these forward-looking statements.

         In making any of these statements, the expectations are believed to be based on reasonable assumptions. However, there are numerous risks, uncertainties and important factors, most of which are difficult to predict and are generally beyond the control of Interpublic or True North, that could cause actual results to differ materially from those in forward-looking statements. These include:

         o those discussed or identified from time to time in Interpublic's or True North's public filings with the Securities and Exchange Commission, which is referred to throughout this document as the Commission;

         o specific risks or uncertainties associated with Interpublic's or True North's expectations with respect to:

                o        the timing, completion or tax status of the merger;

                o        the accounting treatment of the merger;

                o        the value of the merger consideration;

                o        growth prospects;

                o        market positions;

                o        the impact of technological change on business;

                o        risks of international operations;

                o        earnings per share;

                o        cost savings;

                o        profitability resulting from the merger;

                o        changes in accounting rules and principles;

                o changes in the advertising, marketing and communications budgets of clients;

                o        changes in management or ownership of clients;

                o        strategic decisions of management;

                o the ability to attract new clients and retain existing clients;

                o        the effect of foreign exchange rate fluctuations;

                o the successful completion and integration of acquisitions which complement and expand
                         Interpublic's business capabilities; and

                o        restructuring; and

       o        general economic conditions such as:

                o changes in interest rates and the performance of the markets;

                o changes in domestic and foreign laws, regulations and taxes;

                o        changes in competition and pricing environments;

                o        regional or general changes in asset valuations;

                o        the occurrence of significant natural disasters;

                o        general market and industry conditions; and

                o        pricing.

         Moreover, one of Interpublic's business strategies is to acquire businesses that complement and expand its current business capabilities. Accordingly, Interpublic is usually engaged in evaluating potential acquisition candidates. Interpublic is currently engaged in a number of preliminary discussions that may result in one or more substantial acquisitions. These acquisition opportunities require confidentiality and from time to time give rise to bidding scenarios that require quick responses by Interpublic. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcements of any such transaction may lead to increased volatility in the trading price of the shares of Interpublic or delay completion of the merger. The success of recent or contemplated future acquisitions will depend on the effective integration of newly-acquired businesses into Interpublic's current activities. Important factors for integration include realization of anticipated synergies and the ability to retain new personnel and clients.

         The actual results, performance or achievement by Interpublic, True North or the combined company could differ materially from those expressed in, or implied by, forward-looking statements. Accordingly, we cannot assure that any of the events anticipated by forward-looking statements will occur, or if they do, what impact they will have on the results of operations and financial condition of Interpublic, True North or the combined company.

                               THE SPECIAL MEETING

Special meeting for True North Stockholders

         True North will hold a special meeting of stockholders for purposes of voting on the merger.

           Date of the Meeting......................... __, 2001
           Time of the Meeting.........................10:00 a.m. local time
           Place of the Meeting........................ __, Chicago, Illinois

Vote Required

        o Holders of a majority of the shares of True North common stock outstanding as of the record date must approve the merger, either in person or by proxy, before we can complete the merger.

        o An abstention from voting on the merger or a broker non-vote will have the effect of a vote against the merger.

Record Date; Voting Rights

         True North fixed the close of business on __, 2001 as the record date. Only holders of record of shares of True North common stock on that date are entitled to notice of and to vote at the special meeting. On the record date,
there were   shares of True North common stock outstanding and entitled to vote
at the special meeting held by approximately   stockholders of record. On the
record date, directors and executive officers of True North and their affiliates owned approximately __% of the outstanding shares of True North.

         Participants in the True North Retirement Plan may vote the number of shares of common stock equivalent to the interest in True North common stock credited to their accounts under the Plan as of the record date. Participants may vote by instruction to Fidelity Management Trust Company, the trustee for the Plan, pursuant to an instruction card that Fidelity informs us it will mail with this document to Plan participants. Fidelity has informed us that it will vote shares in accordance with duly executed instructions if received on or before __, 2001. Fidelity further informs us that if Fidelity does not receive timely instructions from a participant, the common stock equivalents credited to that participant's account would be voted by Fidelity in the same proportion that Fidelity votes the common stock share equivalents for which it does receive timely instructions. Fidelity will also vote any share equivalents that are not specifically allocated to any individual plan participant (known as the suspense account) in the same proportion that Fidelity votes the common stock share equivalents for which it receives timely instructions.

Quorum

         A majority of the outstanding shares entitled to vote represented in person or by proxy will constitute a quorum at the special meeting. Abstentions and broker non-votes will be considered present at the special meeting for the purpose of calculating a quorum.

Proxies

         o Completed Proxies. If you sign, complete and return your proxy card and we receive the proxy card prior to or at the special meeting, your proxy will be voted as you instructed.

         o Proxies Without Instructions. If you sign and return a proxy card but do not provide instructions as to your vote, your proxy will be voted for the merger proposal.

         o Broker Instructions. Under New York Stock Exchange rules, brokers who hold True North common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares on the merger proposal without specific instructions from those customers. If you are the beneficial owner of shares held in street name by a broker, please give instructions to your broker on how to vote your shares or it will have the same effect as a vote against the proposal.

         o Other Matters. True North does not expect that any matter other than the merger proposal will be raised at the special meeting. If, however, other matters are properly raised at the meeting, the persons named as proxies will vote in accordance with the recommendation of the True North Board.

         o Revocability of Proxies. You may revoke your proxy at any time before the proxy is voted at the special meeting. In order to revoke your proxy, you must deliver a signed notice of revocation to True North's Secretary or you must submit a later dated proxy changing your vote. Alternatively, you may choose to attend the special meeting and vote in person. However, simply attending the meeting will not in itself constitute the revocation of your proxy if you do not cast a vote at that time. If you do not hold your shares of True North common stock in your own name, you may revoke a previously given proxy by following the revocation instructions provided by the bank, broker or other party who is the registered owner of the shares.

         o Voting by Telephone or Internet. In addition to voting by properly completing and returning your proxy card, you may vote by telephone or internet as outlined on the proxy card. If you vote your shares by telephone or internet, your shares will be voted at the special meeting as instructed.

         o Costs of Solicitation. True North and Interpublic will each pay one-half of the expense of printing and mailing this document. Proxies will be solicited through the mail and directly by officers, directors and regular employees of True North not specifically employed for such purpose, without additional compensation. True North will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. True North has engaged D.F. King & Company to assist it in connection with the solicitation of proxies and will pay D.F. King & Company a customary fee for its services and reimburse its expenses.

         * Please do not send your stock certificates with your proxy card. We will mail you a separate transmittal form with instructions for the surrender of your certificates as soon as practicable after the completion of the merger.

                                   THE MERGER

Background of the Merger

         The advertising and marketing communications industry has undergone significant global consolidation in recent years. Consistent with this trend, over the last several years True North's management and Board observed that industry participants that achieved greater geographic and functional scale and brand and services diversity were likely to be at a competitive advantage relative to smaller competitors and would also be better positioned to take advantage of long-term growth opportunities and trends.

         In keeping with the industry's trend toward consolidation, in July 1997 True North entered into an agreement to acquire Bozell, Jacobs, Kenyon & Eckhardt, Inc. In early December 1997, prior to the closing of the Bozell acquisition, Publicis S.A., a French advertising and marketing communications company, made a tender offer to purchase approximately 38% of the outstanding shares of True North common stock at a price of $28.00 per share on the condition that the Bozell acquisition be terminated. Shortly thereafter, True North obtained an injunction against interference by Publicis in the Bozell acquisition and Publicis withdrew its tender offer. True North closed the acquisition of Bozell on December 30, 1997. The acquisition of Bozell almost doubled True North's size and added the two agency brands of Bozell Worldwide and Temerlin McClain LP to complement True North's flagship FCB Worldwide agency brand. In September 1999, True North restructured its agencies by transferring specified international operations of Bozell into FCB, strengthening FCB's global reach and its ability to serve and attract multinational clients.

         After the Bozell acquisition, True North continued to pursue a program of targeted acquisitions and completed numerous transactions of smaller relative size involving a variety of communications services businesses. In addition, True North's management and Board became increasingly focused on more significant strategic alternatives available to True North. True North's management and its Board considered, among other strategies, whether True North's business and financial performance, and its stockholders, employees and clients, could benefit from being part of a larger, more diverse company. Such a combination could offer, among other advantages:

         o        a greater concentration of business outside of North America;

         o an enhanced ability to attract and serve large, multinational clients; and

         o enhanced diversification in faster growing and higher margin non-advertising communications services businesses, such as sales promotion, direct marketing, design and branding and business communications services.

         As a result, True North's management and its Board began to explore a variety of alternatives, including:

         o entering into a significant business combination with one or more major advertising and marketing communications firms in a merger among or between equals;

         o entering into a transaction with a global advertising and marketing communications firm, with True North as the acquired entity; or

         o remaining an independent entity and growing through additional acquisitions.

         From time to time beginning in 1998 and continuing through early 2001, True North approached, or was approached by, a substantial number of the other global advertising and marketing communications firms, including Interpublic, to discuss significant potential transactions. Many of these expressions of interest resulted in meetings between representatives of True North and other parties. In connection with these discussions, True North entered into confidentiality agreements with some of these other parties, and proprietary information was supplied by and obtained from True North pursuant to these confidentiality agreements. True North's management kept its Board apprised of these developments and, with respect to matters raising material issues, acted in accordance with the Board's guidance.

         In November 1998 and again in March 1999, the chief executive of a global advertising and marketing communications firm, which we refer to in this discussion as Company A, made inquiries to True North regarding a possible business combination with True North. In both instances, the True North Board determined not to enter into discussions with Company A, and Company A was so informed.

         In late 1998 and early 1999, True North had preliminary discussions regarding a possible combination with a global advertising and marketing communications firm, which we refer to in this discussion as Company B. The discussions did not advance at that time.

         Commencing in the spring and summer of 1999, True North's management and Board increased their focus on various strategic initiatives.

         Discussions with Company B regarding a possible business combination resumed in the late summer and fall of 1999.

         True North management also had discussions with a large private equity firm about the possibility of taking True North private in a management-led buyout. However, by September 1999, management ceased considering this type of transaction due to the growth models and high amount of debt that would be required to complete it.

         In August 1999, True North entered into discussions regarding a possible combination with a global advertising and marketing communications firm, which we refer to in this discussion as Company C. True North and Company C entered into a confidentiality agreement dated August 26, 1999. During the fall of 1999, discussions continued with both Company B and Company C.

         In February 2000, True North entered into discussions with a global advertising and marketing communications company, which we refer to in this discussion as Company D, relating to Company D's possible acquisition of True North. True North and Company D entered into a confidentiality agreement dated February 18, 2000 and the chief executive officers and other senior management of each of True North and Company D held a meeting on February 21, 2000. At this meeting, the parties discussed, among other matters, whether Company D would agree to a standstill whereby it would not be permitted to purchase shares of True North common stock for the duration of negotiations. Company D indicated that it would agree to such a standstill only if True North would agree to negotiate exclusively with Company D. True North refused to agree to an exclusivity provision, and Company D did not enter into a standstill provision.

         As of February 29, 2000, True North entered into a letter agreement and a separate indemnification agreement with Morgan Stanley & Co. Incorporated pursuant to which Morgan Stanley was engaged to act as financial advisor to True North to explore strategic alternatives with counterparties in the advertising business. The provisions of the letter agreement relating to fees payable for Morgan Stanley's services are described under "Opinion of True North's Financial Advisor" on page 28.

         Over the next several months, members of senior management of True North held several conversations and meetings with their respective counterparts at Company D. In addition, during this period True North's management engaged in wide-ranging discussions with numerous other advertising and communications services businesses. For instance, True North continued its discussions with Company C and held meetings and had discussions with representatives of a U.S. marketing services company, another global advertising and marketing communications firm, and two media companies. These discussions included potential transactions of varying structures, including, in certain cases, possible three-party combinations. Management reported on these discussions to the True North Board at a meeting held on July 25, 2000.

         In the summer of 2000, members of senior management of True North had a series of discussions with Company D about a potential transaction. In late July 2000, Company D presented True North with a preliminary due diligence request list, and by early August 2000 True North began providing requested information to Company D. On August 16, 2000, the chief executive officers and other senior officers of each of True North and Company D held a meeting to review issues raised by these due diligence materials and to discuss other matters, including the potential for cost savings synergies.

         In late August 2000, True North received an informal indication of interest from Company D to acquire True North in a stock-for-stock transaction at an exchange ratio that reflected a price, as of the date of the indication, of approximately $40 per share of True North common stock. At that time, True North was reluctant to consider a transaction at this price. At a special meeting of the True North Board held on September 1, 2000, David Bell, chairman and chief executive officer of True North, updated the Board on the status of strategic alternatives then under discussion, including a potential transaction with Company D. After discussion, the Board advised Mr. Bell to defer further discussions with Company D so long as the price was inadequate, and Company D was so informed in a letter from Kevin Smith, executive vice president and chief financial officer of True North, dated September 5, 2000.

         Contemporaneously, True North renewed discussions with Company B about the possibility of a combination. The parties explored various means of structuring a transaction.

         On September 6, 2000, the Chrysler Group of DaimlerChrysler, which at that time divided its global advertising and marketing communications work between True North and another global advertising and marketing communications firm, announced that it would place both of these accounts up for review. The objective of the review was the consolidation of a substantial portion of Chrysler Group's advertising and marketing communications services with one firm on substantially revised business terms.

         At a regular meeting of the True North Board held September 13, 2000, Mr. Bell and Mr. Smith updated the Board on the status of discussions with Company D and others regarding a possible merger and the Chrysler account consolidation review. Representatives of Morgan Stanley, Sidley & Austin, True North's outside legal counsel, and other outside advisors to True North attended the meeting to assist the Board in reviewing strategic alternatives. Mr. Bell and Mr. Smith presented an analysis of the impact on True North's financial results of the two possible outcomes of the Chrysler account consolidation review --the Chrysler account being consolidated with either True North or Chrysler's other global advertising firm-- and a review of the advantages and disadvantages associated with various potential strategic partners.

         At this meeting, it was reported to the True North Board that, after True North had deemed Company D's initial indication of interest to be unattractive, representatives of True North had proposed a pricing structure whereby True North stockholders would receive initial consideration payable in Company D stock and, in addition, would receive a separate security which would provide additional value only if the per share value of Company D's stock did not appreciate to a specified level following the completion of the transaction.

         A representative of Morgan Stanley then summarized for the True North Board an estimated range of trading values for True North stock under the two possible outcomes of the Chrysler account consolidation review. Morgan Stanley noted that, should True North experience a loss of the Chrysler account, a potentially significant client conflict issue would be eliminated and, as a result, several strategic alternatives would become more viable. A representative of Sidley & Austin then briefed the Board on its fiduciary duties in considering the several strategic alternatives under discussion. Following discussion, the Board directed management, with the assistance of outside advisors, to continue discussions with Company D and others about a potential strategic transaction.

         After a meeting on September 14, 2000 between senior executives of each of True North and Company D and their respective advisors, at which little progress was made with respect to pricing differences, serious discussions between True North and Company D terminated.

         On November 3, 2000, Chrysler announced that it had completed its account consolidation review and had determined to consolidate its global advertising and marketing communications business with its other global advertising and marketing communications firm, including some of the services previously provided by True North. In a conference call with analysts, shareholders, the press and others held on November 6, 2000, Mr. Bell indicated, among other things, that True North was open to strategic opportunities that would benefit True North's stockholders and clients and that the elimination of Chrysler as a potential conflict issue might allow True North to pursue a broader range of these opportunities.

         True North and Company B, and their advisors, intensified discussions regarding a potential combination. On November 7, 2000, the chief executive officers and other senior management of True North and Company B met and discussed valuation ranges, the Chrysler decision, management and social issues, timing and the possibility of exclusivity of negotiations. On November 16, 2000, True North entered into a confidentiality agreement with Company B. Company B prepared a draft merger agreement and provided it to True North on November 21, 2000. The parties began negotiating the terms of this agreement, and each party began performing in-depth financial and legal due diligence with respect to the other.

         The True North Board held a special meeting on November 17, 2000 to consider the discussions being held by True North's management. A representative of Sidley & Austin again briefed the Board on its fiduciary duties and other relevant legal matters. A representative of Morgan Stanley provided a preliminary evaluation report and a preliminary assessment of the reaction of the capital markets and potentially interested strategic partners to the decision of Chrysler with respect to account consolidation. Mr. Bell and Suzanne Bettman, executive vice president and general counsel of True North, presented to the Board management's recommendation to continue discussions with Company B. They also reported that Company B had requested True North to commit to negotiate exclusively with Company B. After discussion, the Board authorized senior management to continue negotiations in respect of a strategic combination transaction with Company B, but determined not to agree to Company B's request for exclusivity. Furthermore, in consideration of the benefits to True North of proceeding expeditiously, the Board directed management to report back to the Board by December 4, 2000.

         The True North Board held another special meeting on November 30, 2000 to consider the progress of negotiations with Company B. A representative of Sidley & Austin reported that unresolved issues included the proposed structure of the transaction, whether the transaction would be treated as a tax-free reorganization for U.S. federal income tax purposes, the possibility of True North paying a significant special cash dividend prior to the closing of the transaction, the treatment of stock options and deferred compensation obligations, and the proposed management structure and related social issues. A representative of Morgan Stanley discussed the proposed funding of the payment by True North of a special dividend prior to closing. Morgan Stanley also noted that recent movements in share prices of Company B and True North under the proposed exchange ratio would, as of that time, result in a below-market transaction price for True North's stockholders. Mr. Bell then reported to the Board on discussions with other potential strategic partners. After discussion, the True North Board determined that discussions with Company B should continue and that management should focus on three issues in particular:

         o an Internal Revenue Service ruling confirming that the transaction between True North and Company B would qualify as a tax-free reorganization for True North's stockholders;

         o        post-transaction management structure; and

         o further exploration of indications of interest from other interested parties.

         On December 9, 2000, the chief executive officers and other senior officers of each of True North and Interpublic met to discuss the interest of Interpublic in a strategic transaction with True North. Several additional conversations followed. On December 15, 2000, True North and Interpublic entered into a confidentiality agreement and True North began to provide financial and other information to Interpublic. A face-to-face due diligence session was scheduled for early January 2001 as a result of these discussions.

         The True North Board held a special meeting on December 15, 2000 to discuss, among other things, recent meetings with Company B and other potential strategic partners. Representatives of Sidley & Austin provided the Board a summary of prior briefings on fiduciary duties, and Morgan Stanley presented an overview of the proposed structure of the transaction with Company B. Sidley & Austin reviewed the tax issue previously discussed during the November 30, 2000 Board meeting, and Morgan Stanley presented a report which included background and strategic information, pro forma combination analysis, a proposed timeline and an analysis of the stockholder profiles of True North and Company B. Upon management's recommendation, and after discussion, the Board directed management to make continued efforts to reach an agreement with Company B that would allow an announcement of a transaction by January 15, 2001. The Board also authorized an inquiry to the IRS regarding the tax issue, completion of a due diligence investigation of Company B, and arrangement for funding the True North special dividend prior to a transaction.

         In late December 2000, True North and Company C renewed their discussions, which had been ongoing intermittently since late 1998, relating to a possible merger transaction between Company C and True North. On December 21, 2000, Company C conveyed a presentation outlining a possible stock-for-stock combination that, as of that time, valued True North in the range of $40 to $45 per True North share. Company C requested that True North agree to exclusive negotiations. True North rejected the request for exclusive negotiations.

         Also in late December 2000, discussions with Company B began to falter. Company B resisted the request of True North to condition the closing of a transaction with Company B on obtaining a ruling from the IRS confirming the tax-free nature of the proposed transaction to True North stockholders. In addition, pricing, management and structure issues had not been resolved.

         In early January 2001, True North also recommenced discussions with Company A, with which it had communicated with respect to a potential merger transaction in late 1998 and again in early 1999. The chief executive officers and other senior officers of True North and Company A met on January 3, 2001 to review the business of True North, and True North and Company A entered into a confidentiality agreement dated January 3, 2001.

         On January 7 and 8, 2001, senior management of True North and of Interpublic met to review the business of True North and to discuss potential cost-saving synergies. Senior management of True North and Company C also met to review the business of True North. Company C, with which True North had previously entered into a confidentiality agreement, began extensive financial and legal due diligence on True North in mid-January 2001. A series of meetings between management of the two companies followed, which continued into mid-February.

         The True North Board held a special meeting on January 12, 2001. Mr. Bell, together with Mr. Smith and a representative of Morgan Stanley, reviewed for the Board the status of discussions with each of the four most likely potential strategic partners with which True North had recently held significant discussions. It was noted that, although several parties had expressed interest in a possible transaction, no firm proposal had emerged. Mr. Bell indicated that discussions were continuing and stated that a more specific update would be forthcoming at the January 19, 2001 regular Board meeting. At the January 19, 2001 meeting, Mr. Bell and a representative of Morgan Stanley reviewed recent meetings and developments with respect to potential strategic partners. The Board encouraged management and True North's advisors to continue progressing on the various alternatives.

         Between January 16, 2001 and February 7, 2001, a number of meetings occurred between senior management of True North and of Interpublic to discuss issues which included potential client conflicts, financial issues, social issues and potential synergy opportunities.

         During late January and early February 2001, there were a series of discussions among True North, Company B and Company C to discuss various potential multiple-party transactions. Ultimately, it was determined that none of these transactions was feasible under the circumstances.

         On February 4, 2001, the chief executive officers of True North and Company A met again, and Company A began extensive financial and legal due diligence on True North in early February 2001.

         In mid-February 2001, True North determined to seek the views of the Securities and Exchange Commission with respect to its accounting treatment for contingent earn-out payments relating to previously completed acquisitions. Discussions with Company C were deferred during the pendency of the Commission's consideration of this issue.

         True North prepared a draft merger agreement and provided it to Company A on February 15, 2001. During the period between February 15 and February 27, 2001, legal counsel for each of True North and Company A exchanged comments on the proposed merger agreement, and meetings and detailed discussions regarding financial and business issues continued. On February 28, 2001, Company A submitted to True North a draft bid letter expressing its interest in pursuing a stock-for-stock transaction valued on that date at approximately $41.50 per share of True North common stock. Extensive negotiations began on the draft merger agreement at the end of February 2001 and continued into the beginning of March 2001. However, as of early March 2001, a number of significant contractual and management structure issues remained to be resolved with Company A.

         Senior management of True North and Interpublic continued discussions and met on February 26, 2001 and again on March 1, 2001. True North provided Interpublic a draft merger agreement on February 28, 2001. Interpublic engaged Goldman Sachs & Co. as its financial advisor and began conducting extensive financial and legal due diligence on True North in early March 2001.

         On February 28, 2001, at a regularly scheduled meeting of the True North Board, Mr. Bell and a representative of Morgan Stanley reviewed recent meetings and developments with respect to strategic partners, and the Board discussed the draft bid letter from Company A.

         In early March 2001, True North announced that the Commission had no objection to True North's accounting for contingent earn-out payments, however, True North did agree, in connection with a separate issue raised independently by the Commission, to change its amortization of intangible assets arising from acquisitions from up to 40 years to up to 20 years. Consequently, True North restated financial statements for periods prior to December 31, 2000.

         Following resolution of the Commission review, Company C expressed renewed interest in pursuing discussions with True North. True North provided Company C a draft merger agreement on or about March 8, 2001, and a series of meetings and conversations occurred between True North and Company C representatives over the following several days.

         On March 9, 2001, Company C presented a non-binding proposal for a stock-for-stock merger at an exchange ratio that reflected a price as of that date of $42.00 per share of True North common stock.

         On or about March 12, 2001 each of Interpublic and Company C submitted comments on the draft merger agreement previously provided to them.

         On March 12, 2001, the True North Board held a special meeting to be updated on the status of discussions with potential strategic partners. The Board discussed the various proposals and discussions at length and determined that additional meetings would be necessary to discuss further developments. Later that same day, Interpublic submitted to True North a term sheet for a stock-for-stock merger proposing a fixed exchange ratio to be calculated based upon the closing price of Interpublic's stock immediately prior to announcement of the transaction to reflect a value as of the date of such announcement of $38.50 per share of True North common stock.

         On March 14, 2001, each of Company A, Company C and Interpublic presented a revised, increased price proposal. Company A's revised proposal was conditioned upon all outstanding contractual issues being resolved. Interpublic's revised proposal reflected a fixed exchange ratio as of the date of the proposal, rather than an exchange ratio to be determined immediately prior to the announcement of a transaction based on a fixed price, as reflected in Interpublic's original proposal.

         On the afternoon of March 14, 2001, the True North Board held a special meeting to discuss these three alternative proposals, as follows:

         o a potential merger transaction with Company A in which True North would become a wholly-owned subsidiary of Company A;

         o a potential merger transaction with Company C in which True North would become a wholly-owned subsidiary of Company C; and

         o a potential merger transaction with Interpublic in which True North would become a wholly-owned subsidiary of Interpublic.

         Mr. Bell provided the Board with a detailed update of events since the last Board meeting. A representative of Morgan Stanley then provided the Board with preliminary valuation reports, a comparison of shares of common stock versus American Depositary Receipts (because shares of one or both of Company A and C are traded in the United States through ADRs representing these shares) and an assessment of the likely reaction of the capital markets and potentially interested parties to the various potential transactions. A representative of Sidley & Austin outlined for the Board the current status of contractual negotiations with each of the potential strategic partners. Mr. Bell then presented management's recommendation that True North focus principally on negotiations with Interpublic. After discussion, the Board determined that the Interpublic proposal presented the most favorable pricing and other terms. The Board instructed True North management to focus principally on negotiations with Interpublic.

         True North and its advisors then continued financial and legal due diligence on Interpublic and met with Interpublic and its counsel, Cleary, Gottlieb, Steen & Hamilton, to negotiate final terms of the merger agreement. These negotiations were essentially completed during the period of March 15 through March 17, 2001. During this period, Interpublic requested True North to commit to negotiate exclusively with Interpublic, but True North refused this request.

         On Saturday, March 17, 2001, Interpublic informed True North that the Interpublic Board had met to evaluate the proposed acquisition of True North and had approved the merger agreement and the merger contemplated by it.

         On the evening of Sunday, March 18, 2001 the True North Board met for several hours to evaluate the proposed merger with Interpublic. Sidley & Austin again briefed the members of the Board on their fiduciary duties. Morgan Stanley's presentation to the Board, which was based on closing prices as of March 16, 2001, indicated that the exchange ratios in the most recently revised price proposals of Company A, Company C and Interpublic reflected prices, as of that date, of $39.17, $39.57 and $40.24, respectively, per share of True North common stock. True North's management advised the Board that, in management's view, a combination between Interpublic and True North would represent an excellent "fit" from a strategic standpoint, with minimal conflicts between their respective clients, and would produce a strong and diversified combined company. True North's management and its advisors made a lengthy presentation on the results of True North's financial and legal due diligence investigation of Interpublic.

         Representatives of Morgan Stanley present at the meeting presented a financial analysis of the proposed transaction and described the basis for Morgan Stanley's opinion that, as of March 18, 2001, the exchange ratio pursuant to the proposed merger agreement between True North and Interpublic was fair from a financial point of view to the holders of shares of True North common stock. Morgan Stanley then delivered its opinion to the True North Board. See "Opinion of True North's Financial Advisor" on page 28 and Annex B.

         The True North Board, with the assistance of legal counsel, reviewed the material terms of the proposed business combination, including the more important provisions of the proposed merger agreement, copies of which had been supplied to the Board prior to the meeting. The Board further recognized that the transaction was structured as a tax-free reorganization for U.S. federal income tax purposes and to qualify for pooling-of-interests accounting treatment. After careful consideration of all matters, including, among other things, True North's due diligence investigation of Interpublic, expected synergies, the expectation of manageable client conflicts, the fact that senior officers of True North would play a strategic role in the combined companies, the material terms of the merger agreement and Morgan Stanley's fairness opinion, the True North Board approved the merger agreement and the merger contemplated by it. See "Recommendation of the True North Board; Considerations of the True North Board" on page 25.

         Late in the evening on March 18, 2001, True North and Interpublic executed the merger agreement. The following morning, March 19, 2001, True North and Interpublic issued a joint press release announcing the transaction.

Recommendation of the True North Board; Considerations of the True North Board

         At a special meeting on March 18, 2001, the True North Board determined by unanimous vote of those present that the merger is advisable, and that the merger agreement and the merger are in the best interests of True North and its stockholders. Accordingly, the Board recommends that the stockholders of True North vote "FOR" adoption of the merger agreement at the special meeting.

         In the course of reaching its decision to approve the merger agreement, the True North Board consulted with management, as well as with outside legal counsel and financial advisors, and considered a number of factors, including:

        o with respect to both True North and Interpublic:

                  o        business,

                  o        operations,

                  o        properties and assets,

                  o        financial condition,

                  o        competitive position,

                  o        business strategy and

                  o        prospects and risks involved in achieving prospects,

          o the nature of the advertising and marketing communications oindustry in which True North competes,

          o       industry conditions,

          o       economic conditions,

          o       market conditions,

          o       the view of the True North Board and management that:

          o the advertising and marketing communications industry has experienced significant consolidation in recent years,

                  o the industry participants that achieve the greatest geographic and functional scale and diversity are likely to be at a competitive advantage relative to smaller competitors and to be better positioned to take advantage of long-term growth opportunities and trends and

                  o True North's business and financial performance would benefit from being part of a larger, more diverse company which would have an enhanced capacity to provide sales promotion, direct marketing, design and branding and business communication services,

                  o the potential stockholder value that could be expected to be generated from the various strategic alternatives available to True North, including the alternatives of:

                  o                 continuing as an independent entity and

                  o entering into a combination with another major advertising and marketing communications company,

       o the fact that the True North Board and management had investigated and discussed these strategic alternatives intensively over a period of months,

       o the indications of interest and history of discussions with third parties, together with the publicity surrounding interest from third parties in engaging in a business combination with True North,

       o the effect of publicity prior to execution of the merger agreement of a potential transaction involving True North on the market price of True North common stock which, although not necessarily influencing the True North Board's ultimate decision favorably or unfavorably, was considered by the True North Board in its deliberations regarding the exchange ratio,

         o the view of the True North Board and management that a combination between Interpublic and True North

                 o would represent an excellent "fit" from a strategic standpoint, with minimal conflicts between their respective clients and

                 o would produce a strong and diversified combined company,

         o the synergies, cost reductions and operating efficiencies that should become available to the combined enterprise as a result of the merger, and the many management challenges associated with successfully integrating the business of two major corporations,

         o the presentations of True North's financial advisor concerning financial aspects of the proposed merger and of the various strategic alternatives available to True North,

         o the opinion received from Morgan Stanley that, as of the date of the opinion, and based on the considerations in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of True North common stock,

         o the current and historical market prices of True North common stock and Interpublic common stock relative to each other and relative to those of other industry participants, and the relative benefits associated with direct stock ownership (as opposed to an American Depositary Receipt which offered only indirect stock ownership),

         o the fact that True North is a personal/professional services business and management strongly recommended the merger with Interpublic in view of the benefits of the merger to True North's employees and clients,

         o the facts that several members of True North's current senior management team are expected to play a significant role in the management of True North during the transition following the merger as well as on an ongoing basis and that two current True North directors will be appointed to the board of directors of Interpublic,

         o the expectation that the merger would qualify as a tax-free transaction for U.S. federal income tax purposes (except with respect to cash received for fractional shares),

         o the ability to account for the merger as a pooling of interests under generally accepted accounting principles,

         o the terms of the merger agreement (including the payment of a termination fee if the merger agreement is terminated under specified circumstances),

         o the fact that because the transaction is structured as a merger rather than a cash sale, the merger provides True North stockholders with the opportunity to participate in a larger, more competitive company,

         o the lack of availability of appraisal rights in connection with the merger and

         o the fact that the exchange ratio is fixed and, accordingly, the value of the transaction could increase or decrease prior to the completion of the merger.

         In addition, in considering the proposed merger, the directors of True North were aware of the interests of certain officers and directors in the merger described under "Interests of True North's Directors and Management in the Merger" on page 35.

         The foregoing discussion of the factors considered by the True North Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the wide variety of factors considered by the Board in connection with its evaluation of the merger and the complexity of these matters, the True North Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The True North Board conducted a discussion of the factors described above, including asking questions of True North's management and True North's outside advisors.

         The True North Board reached a unanimous consensus of those present that the merger was in the best interests of True North and its stockholders. In considering the factors described above, individual members of the Board may have given different weights to different factors.

Opinion of True North's Financial Advisor

         Under an engagement letter dated February 29, 2000, True North retained Morgan Stanley to provide various financial advisory services. In connection with the engagement, True North requested that Morgan Stanley provide a fairness opinion in connection with the merger. True North selected Morgan Stanley to act as True North's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the advertising and marketing communications industry in general and the business and affairs of True North in particular.

         At a meeting of the True North Board held on March 18, 2001, Morgan Stanley rendered to the True North Board its oral opinion, subsequently confirmed in writing, that, as of March 18, 2001, and based upon and subject to the various considerations, limitations and qualifications set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of True North common stock.

         The full text of the opinion of Morgan Stanley, dated March 18, 2001, is attached as Annex B. It sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. True North stockholders are urged to, and should, read the opinion carefully and in its entirety.

         Morgan Stanley's opinion is directed to the True North Board and addresses only the fairness from a financial point of view of the exchange ratio to holders of shares of True North common stock as of the date of the opinion. True North stockholders should note that the opinion does not address:

         o        any other aspect of the merger,

         o True North's underlying business decision to pursue the merger or

         o the price at which Interpublic common stock will trade following the merger or at any other time.

         Further, the opinion does not constitute a recommendation to any holder of shares of True North common stock as to how to vote at the True North stockholder meeting held in connection with the merger.

         The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the written opinion, which is attached as Annex B.

         In connection with rendering its opinion, Morgan Stanley, among other things:

         o reviewed publicly available financial statements and other business and financial information of True North and Interpublic;

         o reviewed internal financial statements and other financial and operating data concerning True North and Interpublic;

         o reviewed financial forecasts prepared by the managements of True North and Interpublic;

         o reviewed information relating to strategic, financial and operational benefits anticipated from the merger, prepared by the management of True North;

         o discussed the past and current operations and financial condition and the prospects of True North, including information relating to strategic, financial and operational benefits anticipated from the merger, with senior executives of True North;

         o discussed the past and current operations and financial condition and the prospects of Interpublic, including information relating to strategic, financial and operational benefits anticipated from the merger, with senior executives of Interpublic;

         o reviewed the pro forma impact of the merger on Interpublic's earnings per share, cash flows, consolidated capitalization and financial ratios;

         o reviewed the reported prices and trading activity for True North common stock and Interpublic common stock;

         o compared the financial performance of True North and Interpublic and the prices and trading activity of True North common stock and Interpublic common stock with that of other publicly-traded companies comparable with True North and Interpublic, and their securities;

         o reviewed the financial terms, to the extent publicly available, of comparable acquisition transactions;

         o participated in discussions and negotiations among representatives of True North and Interpublic and their financial and legal advisors;

         o        reviewed the merger agreement and related documents; and

         o performed other analyses and considered other factors as Morgan Stanley deemed appropriate.

         Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it by True North and Interpublic for the purposes of its opinion. With respect to the financial forecasts, including information relating to strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of True North and Interpublic. In addition, Morgan Stanley assumed that the merger would be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles and the merger would be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger would be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986. Morgan Stanley also assumed that in connection with the receipt of all necessary regulatory approvals for the merger, no restrictions would be imposed that would have a material adverse effect on the benefits expected to be derived in the merger.

         Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of True North or Interpublic, nor was Morgan Stanley furnished with any appraisals. Morgan Stanley relied without independent verification on the assessment of the management of True North and Interpublic on their ability to retain key clients and employees of True North and Interpublic. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion.

         The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated March 18, 2001. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

         As described more fully in "Background of the Merger" on page 19, on November 3, 2000 True North announced that a significant True North client decided to consolidate selected advertising and marketing services historically provided by True North with another advertising and marketing services company which had also provided advertising and marketing services to this client. As a result, for the purposes of its analyses, Morgan Stanley reviewed financial forecasts prepared by the management of True North adjusted, as appropriate, to reflect the financial effects of the consolidation (also known as the Adjusted True North Management Projections). The Adjusted True North Management Projections were prepared in March 2001 and reflected management's view as of that time and were provided to Morgan Stanley for use in its analysis in connection with the merger. For some of the pro forma combination analyses, Morgan Stanley used publicly available equity research projections for Interpublic that Morgan Stanley discussed with Interpublic management (also known as the Interpublic Projections).

Historical Common Stock Performance

         Morgan Stanley reviewed the price performance and trading volumes of the common stock of each of True North and Interpublic from January 1, 1997 through March 16, 2001. The table below shows the daily high and low closing prices of True North and Interpublic for that period, compared with a closing price on March 16, 2001 of $39.31 per share for True North common stock and $35.30 per share for Interpublic common stock:

                                    January 1, 1997 through March 16, 2001
                                    --------------------------------------
                                               High            Low
                                               ----            ---

        True North.............                $52.63          $17.00
        Interpublic............                $58.06          $15.83


         Morgan Stanley then compared the price performance of True North to Interpublic and that of the Standard & Poor's 500 Common Stock Price Index, which we call the S&P 500 Index, and two groups of selected advertising and marketing communications companies with publicly-traded common stock. One group included larger capitalization companies, such as Interpublic, Omnicom Group Inc. and WPP Group PLC, which we refer to as the Large-Cap Companies, and the other group included mid-capitalization companies such as Cordiant Communications Group PLC, Grey Global Group Inc., Havas Advertising and Publicis Groupe S.A., which we refer to as the Mid-Cap Companies. The Large-Cap Companies and the Mid-Cap Companies were chosen because they participate in the global advertising and marketing communications industry and possess financial and operating characteristics that have similarities to those of True North and Interpublic. None of the other companies used in this analysis as a comparison is identical to True North or Interpublic.

         This analysis showed that the closing market prices of True North and Interpublic appreciated during the period from January 1, 1997 through March 16, 2001 as follows:

        True North...............................     82.8%
        Interpublic..............................    118.9%


         The table below shows the relative stock price appreciation of True North, the S&P 500 Index and the Large-Cap Companies and Mid-Cap Companies from January 1, 1997 through March 16, 2001:

        True North...............................     82.8%
        S&P 500 Index............................     59.2%
        Large-Cap Companies......................    188.5%
        Mid-Cap Companies........................    176.6%

Comparable Company Analysis

         Comparable company analysis examines a company's trading performance relative to a group of publicly traded peers. Morgan Stanley performed a comparable public company trading analysis pursuant to which it calculated price to 2000 and 2001 estimated earnings multiples based on Institutional Brokers Estimates System (also known as IBES) estimates and the multiple of aggregate value as of March 16, 2001 to 2001 estimated earnings before interest, taxes, depreciation and amortization (also known as EBITDA) based on recent Morgan Stanley equity research estimates for True North. Morgan Stanley then compared the multiples obtained for True North with multiples obtained from publicly available information for a group of selected advertising and marketing communications companies.

         The group of selected advertising and marketing communications companies included Omnicom, Interpublic, WPP, Cordiant, Havas, True North and Publicis. Morgan Stanley selected these companies, other than True North, because they are publicly traded companies with advertising and marketing communications operations that for purposes of this analysis may be considered similar to those of True North.

The analysis showed the following multiples:

                                                                                                 Aggregate
                                                           Price/2000E        Price/2001E       Value/2001E
                                                            Earnings           Earnings           EBITDA
                                                            --------           --------           ------
        True North..................................          18.5               19.2                8.6
        Group of selected advertising and marketing
        communications companies:
          Low.......................................          18.5               19.2                8.6
          Median....................................          29.4               23.8                9.9
          High......................................          34.9               30.0               13.6


         Based on an analysis of the comparable companies and the corresponding information for True North, including the Adjusted True North Management Projections, Morgan Stanley estimated a per share value for True North common stock between $38 and $43.

         No company utilized in the comparable company analysis, other than True North itself, is identical to True North. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of True North, including the impact of competition on the business of True North and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of True North or the industry or in the financial markets in general, which could affect the public trading value of the companies. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

         Morgan Stanley estimated the unlevered free cash flows that could be produced by True North in fiscal years 2001 through 2011, based on a review of the Adjusted True North Management Projections. Morgan Stanley calculated a discounted cash flow analysis for True North assuming discount rates ranging from 9.75% to 10.75%, based on Morgan Stanley's analysis of True North's weighted average cost of capital, and terminal values for True North by applying multiples of unlevered EBITDA in the year 2011 from 8.0x to 9.0x. This analysis produced an implied equity value per share of True North common stock between approximately $42 and $46.

Stand-Alone Discounted Equity Value Analysis

         Morgan Stanley calculated the implied present value to holders of shares of True North common stock of estimated future dividends to be received from True North and future implied True North stock price based upon the Adjusted True North Management Projections and assuming an equity discount rate of 10.25% and 2003 price to earnings multiples in a range of 15x to 20x. Morgan Stanley noted that True North's ratio of stock price to one-year forward earnings had ranged, over the 1997 to early 2001 period, from 12x-27x, and had been most consistently in a range of 15x-20x.

         Based on this analysis, Morgan Stanley calculated the present value of equity, including dividend returns, per share of True North common stock in a range of approximately $31 to $41.

Selected Precedent Transactions Analysis

         Using publicly available information, Morgan Stanley reviewed the terms of selected announced, pending or completed transactions in the advertising industry. These transactions are:

         o        the Interpublic/Deutsch, Inc. transaction,

         o        the Publicis S.A./Saatchi & Saatchi PLC transaction,

         o        the WPP Group PLC/Young & Rubicam Inc. transaction,

         o        The Leo Group/The MacManus Group transaction,

         o the Interpublic/International Public Relations PLC transaction,

         o        the Chancellor Media Corp./Martin Media LP transaction,

         o        the Chancellor Media Corp./Petry Media Corp. transaction,

         o        the Snyder Communications, Inc./Arnold Communications Inc.
                  transaction,

         o        the Omnicom Group Inc./GGT Group PLC transaction,

         o        the CLT-UFA S.A./Havas Intermediation S.A. transaction,

         o        the True North/Bozell, Jacobs, Kenyon & Eckhardt, Inc.
                  transaction,

         o        the Outdoor Systems, Inc./Van Wagner Communications, Inc.
                  transaction,

         o        the GGT Group PLC/BDDP Worldwide transaction,

         o the DLJ Merchant Banking Partners L.P./Katz Media Corporation transaction,

         o        the Omnicom Group Inc./Boase Massimi Pollitt PLC transaction,

         o        the WPP Group PLC/Ogilvy Group, Inc. transaction,

         o        the WPP Group PLC/JWT Group, Inc. transaction and

         o        the Saatchi & Saatchi Company PLC/Ted Bates Worldwide Inc.
                  transaction.

         The table below presents the high, low and median ratios for these transactions of aggregate value to each of the last twelve months (also known as LTM), revenues, EBITDA and earnings before interest and taxes (also known as
EBIT) and equity value to LTM net income.


                                               Aggregate Value/LTM                     Equity Value/LTM Net
                                                       (x)                                    Income
                                 --------------------------------------------          ----------------------
                                 Revenues           EBITDA               EBIT                   (x)
                                 --------           ------               ----          ----------------------
        High                       3.0               24.6                34.8                  49.5
        Low                        0.4                7.2                10.0                  13.6
        Median                     1.0                9.1                21.3                  22.7

         Based on the Adjusted True North Management Projections, Morgan Stanley estimated per share transaction values for True North common stock ranging from approximately $31 to $52.

         No company or transaction utilized as a comparison in the precedent transactions analysis is identical to Interpublic, True North or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions regarding industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of True North or Interpublic, including the impact of competition on True North and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of True North, Interpublic or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

Exchange Ratio Analysis

         Morgan Stanley reviewed the implied historical exchange ratios for the shares of common stock of each of True North and Interpublic, determined by dividing the price per share of True North common stock by the price per share of Interpublic common stock over the period from January 1, 1997 to March 16, 2001. Morgan Stanley performed this analysis to compare the premium represented by the exchange ratio with the premium represented by historical exchange ratios prevailing in the open market. This analysis indicated the following premiums represented by the average historical exchange ratios prevailing in the open market:


                                                        Period Average           Exchange Ratio Premium
        Period Ended March 16, 2001                          Ratio                 vs. Period Average
        ---------------------------                          -----                 ------------------
        January 1, 1997.......................               0.94x                         21%
        LTM Average...........................               1.00                          14%
        Prior 90 Day Average..................               0.97                          18%
        Prior 30 Day Average..................               1.00                          14%

Relative Contribution Analysis

         Morgan Stanley compared the pro forma contributions of True North and Interpublic, based on the Adjusted True North Management Projections and the Interpublic Projections, to the combined company assuming consummation of the merger. Morgan Stanley observed, among other things, that based on the actual revenue, EBITDA, EBIT, net income and cash net income for fiscal 2000 for each company, True North would have contributed between 13.2% and 19.8% to the combined company's pro forma revenue, EBITDA, EBIT, net income and cash net income for fiscal 2000. Morgan Stanley also observed, among other things, that based on the projected revenue, EBITDA, EBIT, net income and cash net income for each company, True North would contribute between 14.9% and 20.0% to the combined company's projected revenue, EBITDA, EBIT, net income and cash net income for fiscal 2001 and 2002. These figures were compared to the pro forma fully diluted ownership of the combined company by holders of True North common stock and common stock equivalents of 15.8% implied by the exchange ratio.

Pro Forma Analysis of the Merger

         Morgan Stanley analyzed the pro forma effect of the merger on Interpublic's estimated earnings per share for the fiscal years ending 2001 through 2003. The analysis was based on the Adjusted True North Management

Projections and the Interpublic Projections. The analysis assumed the completion of the merger and included the value of certain benefits of the combination as estimated by the managements of True North and Interpublic. This analysis indicated that the impact of the merger on estimated earnings per share of Interpublic common stock would be modestly accretive (in the range of 1.0% to 1.3%) in each year during the period (also known as the Pro Forma Interpublic Earnings).

Observations of Interpublic Valuation on a Stand-Alone and Pro Forma Basis

         Morgan Stanley noted that Interpublic common stock, as of March 16, 2001, traded at 20.8 times projected one-year forward earnings (also known as P/E) versus its five-year historical average P/E of 25.3 times and the then current forward earnings multiples of the other Large-Cap Companies, WPP (24.8x) and Omnicom (30.0x). Morgan Stanley observed that based upon the Pro Forma Interpublic Earnings, the exchange ratio and an equity discount rate of 10.25%, the implied present value of the Interpublic common stock received by holders of True North common stock in the merger varies based upon Interpublic's future forward P/E in 2003 as indicated in the table below:

                                                                                  Implied Present Value
                                                                  P/E             Per True North Share
                                                                  ---             --------------------
        Current Interpublic P/E.......................             21                    $43.54
        Five Year Average Interpublic P/E.............             25                    $51.83

         In connection with the review of the merger by the True North Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses without considering all analyses would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of True North or Interpublic.

         In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of True North or Interpublic. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. These analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view to the holders of True North common stock of the exchange ratio pursuant to the merger agreement and were conducted in connection with the delivery by Morgan Stanley of its opinion to the True North Board. The analyses do not purport to be appraisals of value or to reflect the prices at which shares of True North common stock or Interpublic common stock might actually trade. In addition, as described above, the Morgan Stanley opinion was one of the many factors taken into consideration by the True North Board in making its determination to approve the merger. The exchange ratio and other terms of the merger agreement were determined through arm's-length negotiations between True North and Interpublic and were approved by the True North Board. Morgan Stanley did not recommend any specific consideration to True North or that any specific consideration constituted the only appropriate consideration for the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the value of True North common stock or of whether the True North Board would have been willing to agree to different consideration.

         Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously involved in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its trading, brokerage and financing activities, Morgan Stanley or its affiliates may, at any time, hold long or short positions in, and buy and sell the debt or equity securities or senior loans of True North or Interpublic for its account or the account of its customers. Morgan Stanley and its affiliates have, in the past, provided financial advisory and financing services to True North and Interpublic and have received fees for the rendering of these services. Morgan Stanley may also provide investment banking services to the combined entity in the future.

         True North has agreed to pay Morgan Stanley an advisory fee of approximately $150,000 - $250,000 if the merger is not completed, based primarily on the amount of time spent on the engagement by Morgan Stanley, an exposure fee of $2.5 million, payable under specified circumstances, and a transaction fee upon completion of the merger, against which any advisory and exposure fees paid will be credited, of approximately $10 million.

         True North has also agreed to reimburse Morgan Stanley for any out-of-pocket expenses incurred by Morgan Stanley in connection with its engagement and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against various liabilities and expenses, including various liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement.

Interests of True North's Directors and Management in the Merger

         Some of the directors and officers of True North have interests in the merger that are different from, or in addition to, the interests of True North stockholders generally. These interests, to the extent material, are described below. The True North board was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Options

         The merger agreement provides that, from and after the effective time of the merger, each outstanding True North stock option will be assumed by Interpublic and become an option to purchase that number of Interpublic shares determined by multiplying

         o the number of shares subject to the True North option immediately prior to the effective time of the merger, by

         o        the exchange ratio,

at an exercise price per Interpublic share equal to the exercise price per True North share immediately prior to the effective time of the merger divided by the exchange ratio. As of the effective time, each True North option converted into an Interpublic option will be subject to the same terms and conditions as were applicable immediately prior to the effective time under the related option agreement and stock option plan under which it was originally granted.

         Under the terms of the True North stock option plan, the vesting and exercisability of outstanding True North options will accelerate as a result of the merger. Under the terms of the True North outside director stock option plan, the vesting and exercisability of outstanding stock options held by non-employee directors will not accelerate as a result of the merger. The following table discloses, for each True North employee director, a director who was formerly the chief financial officer of True North and is currently a part-time employee, the current chief financial officer of True North and for all directors and executive officers as a group, the number of True North shares subject to options that will be subject to accelerated vesting upon the merger.

                                                        Number of Non-Vested Option
                   Name and Title                                  Shares                        Exercise Price
                   --------------                                  ------                        --------------
David A. Bell                                                      13,400                            $24.00
  Chairman and Chief Executive Officer                             46,667                             37.00
                                                                  115,000                             38.30

Leo-Arthur Kelmenson                                               22,700                             24.00
  Director and Chairman, FCB Worldwide                             33,334                             37.00

J. Brendan Ryan                                                    10,000                             20.00
  Director and Chief Executive Officer, FCB                        12,000                             27.06
  Worldwide                                                        16,734                             24.00
                                                                   38,000                             37.00
                                                                   73,200                             38.30

Donald L. Seeley (a)                                                8,000                             20.88
  Director and part-time employee                                   8,000                             27.06
                                                                    8,867                             24.00

Kevin J. Smith                                                      6,000                             28.88
   Executive Vice President and Chief                               2,000                             24.00
   Financial Officer                                                4,000                             30.75
                                                                   13,334                             37.00
                                                                   21,600                             38.30

All directors and executive officers as a group (25               821,859                            $35.42(b)
persons)

(a) Represents options granted to Mr. Seeley during the term of his full-time employment by True North.
(b) Represents the weighted average exercise price.


Restricted Stock

         Upon the merger, each outstanding share of restricted True North common stock will convert into shares of Interpublic common stock and no longer be subject to restrictions pursuant to its terms. The following table discloses, for four executive officers and for all executive officers as a group, the number of shares of restricted stock for which restrictions will lapse upon the merger.

                                Name                        Shares of Restricted Stock
                                ----                        --------------------------
                David A. Bell                                          8,363

                Leo-Arthur Kelmenson                                   3,971

                J. Brendan Ryan                                        7,480

                Kevin J. Smith                                         2,803

                All executive officers as a group                     66,619
                (16 persons)

Employment Agreements

         True North has entered into employment agreements with its executive officers that provide, among other things, for the payment of severance benefits in the event of termination of an executive's employment under specified circumstances. Although the availability of severance benefits under these employment agreements does not depend upon the occurrence of a change in control, some benefits in these employment agreements are accelerated by the occurrence of a change in control such as the proposed merger. For example, Mr. Ryan's employment agreement provides that if he is terminated without cause or if he terminates his employment for specified reasons within two years following the merger, the cash portion of his severance payments would be payable in a lump sum. Moreover, the employment agreements for Mr. Bell and Mr. Ryan each provide that, in the event that severance benefits become payable to him within two years following the merger, then these severance benefits may be reduced to the extent necessary to maximize the benefits to him after taking excise and other taxes into account. The employment agreements for other True North executive officers contain similar provisions to those contained in Mr. Bell's and Mr. Ryan's agreements.

Indemnification and Insurance

         Interpublic has agreed in the merger agreement that all rights under any organizational documents of True North or any agreement of current and former directors and officers of True North to indemnification for acts and omissions before the merger will survive the merger.

         The merger agreement also provides that, for six years following the merger, Interpublic will maintain directors' and officers' liability insurance coverage for the directors and officers of True North to the extent currently maintained by True North or, if less, to the extent available at a cost not to exceed 150 percent of the last annual premium paid prior to March 18, 2001.

Executive Benefit Trust

         Within seven days after the True North stockholders approve the merger and at the end of each 12-month period after that date, True North will transfer cash or life insurance policies into a trust in an amount sufficient to pay, when due, the administrative expenses of the trust and the benefits that have accrued under True North's Part-Time Directors Employment Agreement Program, Deferred Variable Incentive Compensation Program and Deferred Compensation Plan (and related predecessor deferred compensation plans) pursuant to their terms.

New Positions at Interpublic

         The merger agreement provides that, on the day of the merger, Mr. Bell and Mr. Ryan will become members of the Interpublic Board and that Mr. Bell will become vice chairman of Interpublic.

Anticipated Accounting Treatment

         The merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting:

         o the recorded assets and liabilities of Interpublic and True North will be carried forward to the combined company at their recorded amounts, subject to any adjustments required to conform the accounting policies of the companies; and

         o income of the combined company will include income of Interpublic and True North for the entire fiscal year in which the merger occurs.

         Each of Interpublic and True North has agreed that it will do the best it reasonably can to cause its independent accountants to deliver a letter to the other relating to the qualification of the merger as a pooling of interests for accounting purposes. In addition, each of Interpublic and True North has agreed not to take any action that would prevent or impede the merger from qualifying as a pooling of interests for accounting and financial reporting purposes. The receipt of the accountants' "pooling" letters is a condition to the merger that may be waived by Interpublic, but not by True North.

Regulatory Approvals

         We set forth below a summary of the regulatory clearances and approvals required to effect the merger. While we believe that we will obtain those requisite regulatory clearances and approvals for the merger, we cannot assure you that we will obtain these approvals on satisfactory terms or otherwise.

         United States. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act and the rules and regulations thereunder, which provide that particular transactions may not be completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the requisite waiting period has expired or is terminated. The required information and materials were filed with the Antitrust Division and the FTC on April 18, 2001. The waiting period for the merger is expected to expire on May 18, 2001, absent early termination, an extension or request for additional information.

         The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions like the merger. At any time before or after the completion of the merger, the Antitrust Division or the FTC could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets of Interpublic or True North.

         Outside the United States. The completion of the merger is also subject to regulatory clearances and approvals by authorities outside the United States, consisting primarily of antitrust regulators from the European Union, Japan, South Africa, Canada and jurisdictions in Latin America, as well as the foreign investment authority in Australia. The satisfaction of these regulatory requirements may jeopardize or delay completion of the merger or may reduce the anticipated benefits of the merger because governmental authorities may subject the completion of the merger to compliance with conditions.

         General. We are not aware of any governmental approvals or actions that may be required for completion of the merger other than as described above. Should any other approval or action be required, we currently contemplate that the approval would be sought or action taken.

         The merger agreement obligates each of Interpublic and True North to complete the merger only if the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has terminated or expired and if the companies have obtained or made all other governmental approvals, clearances and filings that, if not obtained, would have a material adverse effect or the effect of making the merger illegal.

         In addition, the merger agreement provides that Interpublic need not agree to conditions in connection with obtaining regulatory clearances and approvals if the conditions would have a material and adverse impact on Interpublic, True North or the benefits that Interpublic would otherwise have derived from the merger.

Resale of Shares of Interpublic Common Stock

         Shares of Interpublic common stock issuable to True North stockholders upon completion of the merger will have been registered under the Securities Act. These securities may be traded freely in the United States without restriction by those stockholders who are not deemed to be affiliates of Interpublic or True North for purposes of the rules promulgated under the Securities Act.

         If you are an affiliate of Interpublic or True North as that term is used in the Securities Act, you may not use this document in connection with any resale by you of shares of Interpublic common stock that you receive as a result of the merger.

         True North has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of True North to execute and deliver to Interpublic a letter in which the person agrees, among other things, not to sell, transfer, or otherwise dispose of any of the shares of Interpublic common stock distributed to them in connection with the merger, including upon exercise of the True North stock options to be assumed by Interpublic by reason of the merger, except in compliance with Rule 145 under the Securities Act, in a transaction that is otherwise exempt from the registration requirements of the Securities Act or in an offering registered under the Securities Act. The letter agreement provides further that the person may not sell or otherwise reduce his or her risk relative to shares of Interpublic common stock until Interpublic publishes consolidated financial results covering at least 30 days of post-merger combined operations of True North and Interpublic. In addition, the letter agreement prohibits sales, pledges, transfers or other dispositions of shares of True North common stock during the 30 days preceding the merger. During the periods described above, subject to providing written notice to Interpublic and other restrictions, and to the extent permitted under the pooling of interests accounting rules and applicable securities laws, affiliates of True North will be permitted to sell or make charitable contributions or gifts of up to 10% of the shares of Interpublic common stock received by them or True North common stock owned by them.

No Appraisal Rights

         Under applicable Delaware law, you will have no appraisal rights in connection with the merger.

Material U.S. Federal Income Tax Consequences of the Merger

         It is the opinion of Sidley & Austin, counsel to True North, and of Cleary, Gottlieb, Steen & Hamilton, counsel to Interpublic, that subject to the accuracy of customary representations made by True North and Interpublic, and subject to customary assumptions, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, the following material U.S. federal income tax consequences will result from the merger:

         o no gain or loss will be recognized by True North, Interpublic's merger subsidiary or Interpublic as a result of the merger;

         o no gain or loss will be recognized by you when you receive Interpublic common stock in exchange for True North common stock in the merger, except with respect to cash received in lieu of a fractional share of Interpublic common stock;

         o the tax basis of the Interpublic common stock received by you in the merger will be the same as the tax basis of your True North common stock surrendered in the merger reduced by the tax basis allocable to fractional shares for which cash is received; and

         o the holding period for Interpublic common stock that you receive in the merger will include the holding period of your shares of True North common stock if you held the True North common stock as a capital asset at the time of the merger.

         The opinions are based on the Internal Revenue Code, U.S. Treasury regulations, current administrative rulings and practice and judicial authority, all of which are subject to change, possibly with retroactive effect. The Internal Revenue Service, which we refer to in this document as the Service, will not be asked to rule on the tax consequences of the merger. Instead, True North will rely on the opinion of Sidley & Austin and Interpublic will rely on the opinion of Cleary, Gottlieb, Steen & Hamilton. These opinions have been filed with the Commission, and you can obtain copies of them as described under "Where You Can Find More Information" on page 70. An opinion of counsel is not binding on the Service and the Service could take a position different from what is reflected in the opinions. We cannot assure you that the opinions will be upheld by the courts if challenged by the Service. We urge you to consult your own tax and financial advisors regarding the U.S. federal income tax consequences of the merger for you based on your own particular facts and circumstances as well as any state, local, foreign or other tax consequences of the merger.

         If you receive cash for any fractional share interest in a share of Interpublic common stock in the merger, you will be treated as though Interpublic distributed an actual fractional share interest to you and then redeemed the fractional share interest for cash. The difference between the cash amount you will receive for the fractional share interest and the amount of your tax basis in the True North common stock allocable to that fractional share interest will generally be capital gain or loss if you hold your True North common stock as a capital asset at the time of the merger. Capital gains recognized by an individual holder on capital assets held for more than one year generally are treated as long-term capital gains, which are subject to a maximum rate of 20%.

         True North stockholders will be required to retain records and file a statement setting forth facts relating to the merger with their U.S. federal income tax returns.

         The treatment of the holder of restricted True North common stock whose shares convert into shares of Interpublic common stock will depend on whether the holder made an election under section 83(b) of the Code with respect to the restricted True North common stock. If a valid section 83(b) election was made, the holder will have the same treatment in the merger as the holders of unrestricted True North common stock. If a valid section 83(b) election was not made, the holder generally will recognize ordinary compensation income upon the receipt of Interpublic common stock equal to the fair market value on the date of exchange (plus any cash received in lieu of a fractional share). A holder who has not made a valid section 83(b) election will be subject to withholding at the applicable federal, state and local rates. A holder who has not made a valid section 83(b) election will also have a tax basis in the Interpublic shares equal to their fair market value on the date compensation income with respect to the shares is recognized and a holding period that commences on the following day.

         The discussion above summarizes the material U.S. federal income tax consequences of the merger, but may not address the particular facts and circumstances of your situation. It does not discuss all of the consequences that may be relevant to you if you are entitled to special treatment under the Internal Revenue Code (as are insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, exempt organizations, holders that hold True North common stock as part of a hedge, straddle, constructive sale or conversion transaction or foreign persons).

         The summary set forth above is not a complete analysis of all potential tax effects of the transactions contemplated by the merger agreement or the merger itself. For example, the summary does not discuss the tax effects of the conversion of True North options into Interpublic options. Further, no information is provided in this document regarding the tax consequences, if any, of the merger or the exchange of shares in the merger under state, local, foreign or other tax laws or under proposed changes in applicable tax laws.

New York Stock Exchange Listing of Interpublic Common Stock; De-listing and De-registration of True North Common Stock

         The listing on the New York Stock Exchange of the shares of Interpublic common stock to be issued in the merger is a condition to the merger.

         Following the merger, True North common stock will be de-listed from the New York Stock Exchange and will be de-registered under the Securities Exchange Act.

                              THE MERGER AGREEMENT

         The following is a summary of the material provisions of the merger agreement. This description is qualified in its entirety by reference to the merger agreement itself, a copy of which is attached as Annex A to this document. You should read the merger agreement in its entirety because it is the primary legal document that governs the merger.

Effective Time of the Merger

         Promptly after the satisfaction or waiver of the conditions to the merger set forth in the merger agreement, we will file a certificate of merger with the Secretary of State of Delaware. When this filing has been made, Veritas Acquisition Corp., a newly formed wholly owned merger subsidiary of Interpublic, will be merged with and into True North, and the separate corporate existence of this merger subsidiary will cease. True North will survive the merger and exist as a wholly owned subsidiary of Interpublic. Immediately following the merger, the officers of True North at the effective time of the merger will continue as the officers of True North. The directors of True North at the effective time of the merger will be those designated by Interpublic to be directors of its merger subsidiary. In addition, the merger agreement provides that, on the day of the merger, David A. Bell and J. Brendan Ryan will become members of the Interpublic Board and David A. Bell will become vice-chairman of Interpublic.

What True North Stockholders Will Receive in the Merger

         Each share of True North common stock will convert into the right to receive 1.14 shares of Interpublic common stock. This exchange ratio will be adjusted in the event of any reclassification, stock split or stock dividend with respect to Interpublic common stock or any change or conversion of Interpublic common stock prior to the effective time of the merger but will not be adjusted for any other reason.

True North Stock Options and Deferred Stock Compensation

         Each outstanding True North stock option will become an option to acquire a number of shares of Interpublic common stock equal to the number of shares subject to the option multiplied by the exchange ratio, with the exercise price being adjusted by dividing the exercise price immediately prior to the merger by the exchange ratio.

         At the effective time of the merger, each nonemployee director of True North who elected to receive shares of True North common stock pursuant to the True North deferred stock compensation program will instead receive the number of shares of Interpublic common stock equal to the product of:

         o the number of shares of True North common stock that the nonemployee director would otherwise be entitled to receive; and

         o        the exchange ratio.

Exchange of True North Common Stock

         Interpublic will authorize Equiserve to act as the exchange agent to handle the exchange of True North common stock certificates in the merger. Soon after the closing of the merger, the exchange agent will send to each holder of True North common stock a letter of transmittal for use in the exchange and instructions explaining how to surrender certificates to the exchange agent. Holders who surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged stock certificates will receive any dividends payable by Interpublic after the merger only after they surrender their certificates.

         Interpublic will not issue any fractional shares of its common stock in the merger. Each holder of True North common stock will instead receive cash equal to the product of:

         o the per share closing price on the New York Stock Exchange of the Interpublic common stock on the date of the effective time of the merger; and

         o the fraction of shares to which the stockholder would otherwise be entitled.

         If your True North stock certificates have been lost, stolen or destroyed, you will only be entitled to obtain Interpublic common stock or other merger consideration by providing an affidavit of loss and, if required by Interpublic, posting a bond in an amount sufficient to protect Interpublic against claims related to your True North certificates.

Representations and Warranties

Representations and Warranties by True North

         The merger agreement contains representations and warranties by True North, many of which are qualified by a materiality threshold specified in the agreement, with respect to the following:

         o        its corporate organization and existence;

         o        its capitalization;

         o        its subsidiaries;

         o        its financing and investment obligations;

         o        its agreements and obligations relating to Modem Media, Inc.;

         o its corporate power and authority to execute, deliver and perform its obligations under the merger agreement;

         o        its Board's:

                  o        approval of the merger;

                  o determination that the merger is advisable and fair to and in the best interests of True North and its stockholders;

                  o recommendation that True North's stockholders approve and adopt the merger agreement; and

                  o direction that the merger agreement be submitted to True North's stockholders for approval and adoption;

         o required governmental and other third party consents, clearances, approvals, authorizations and notifications in connection with the merger;

         o compliance of the merger agreement and the merger with True North's organizational documents, contracts and applicable law;

         o        its financial statements and filings with the Commission;

         o        accuracy of information about True North in this document;

         o its conduct of business in the ordinary course and the absence of undisclosed changes;

         o its compliance with its organizational documents and applicable law;

         o        its contracts;

         o        tax matters;

         o the absence of undisclosed litigation, claims or other proceedings;

         o        its employee benefit plans and related matters;

         o        labor matters;

         o its receipt of an opinion of Morgan Stanley & Co. Incorporated that, as of March 18, 2001, the exchange ratio pursuant to the merger agreement is fair from a financial point of view to the holders of shares of True North common stock;

         o the required vote of the holders of a majority of the outstanding shares of True North common stock to approve the merger;

         o the absence of any action or knowledge of any fact or circumstance that would prevent the qualification of the merger as a "pooling of interests" for accounting and financial reporting purposes and as a reorganization within the meaning of Section 368 of the Internal Revenue Code;

         o        brokers' and finders' fees with respect to the merger;

         o the exemption of the merger agreement and the merger from triggering any rights under the Stockholder Rights Plan of True North, which is described in "Rights Plan" on page 68;

         o the inapplicability of state anti-takeover statutes to the merger agreement; and

         o        its earn-out and deferred purchase price arrangements.

Representations and Warranties by Interpublic

         The merger agreement contains representations and warranties by Interpublic and its wholly owned merger subsidiary, many of which are qualified by a materiality threshold specified in the agreement, with respect to the following:

         o        its corporate organization and existence;

         o        its capitalization;

         o        its subsidiaries;

         o its corporate power and authority to execute, deliver and perform its obligations under the merger agreement;

         o        its Board's:

                  o        approval of the merger; and

                  o determination that the merger is advisable and fair to and in the best interest of Interpublic and its stockholders;

         o required governmental and other third party consents, clearances, approvals, authorizations and notifications in connection with the merger;

         o compliance of the merger agreement and the merger with Interpublic's organizational documents, contracts and applicable law;

         o        its financial statements and filings with the Commission;

         o        accuracy of information about Interpublic in this document;

         o        the absence of undisclosed changes;

         o its compliance with its organizational documents and applicable law;

         o        its contracts;

         o the absence of undisclosed litigation, claims or other proceedings;

         o its receipt of an opinion of Goldman, Sachs & Co. that, as of March 18, 2001, the exchange ratio is fair, from a financial point of view, to Interpublic;

         o the absence of any requirement that the stockholders of Interpublic approve the merger agreement or the transactions contemplated by the merger agreement;

         o the absence of any action or knowledge of any fact or circumstance that would prevent the qualification of the merger as a "pooling of interests" for accounting and financial reporting purposes and as a reorganization within the meaning of Section 368 of the Internal Revenue Code;

         o        brokers' and finders' fees with respect to the merger; and

         o        the formation of the wholly owned merger subsidiary.

Covenants and Other Agreements

Conduct of Business by True North

         True North has agreed that until the merger it will:

         o        conduct its business in the ordinary course;

         o        seek to preserve its business organizations;

         o seek to keep available the services of its officers and employees;

         o seek to preserve its relationships with customers, suppliers and others with whom it has business relations;

         o not pay dividends or make distributions other than regular quarterly cash dividends consistent with past practice;

         o not engage in other specified transactions relating to its capital stock;

         o        not amend its organizational documents; and

         o not take any action that would result in its inability to satisfy conditions to the merger.

In addition, True North has agreed that until the merger it will not engage in any of a number of material transactions specified in the agreement.

Conduct of Business by Interpublic

         Interpublic has agreed that until the merger it will not:

         o pay dividends or make distributions other than regular quarterly dividends consistent with past practice;

         o        liquidate or dissolve itself;

         o amend its organizational documents in a manner adverse to holders of its or True North's common stock; or

         o take any actions that would result in its inability to satisfy conditions to the merger.

No Solicitation

         True North has agreed in the merger agreement that it will not, and will not authorize or knowingly allow its subsidiaries or its officers, directors, representatives or advisors or those of its subsidiaries to:

         o solicit, initiate or purposefully encourage any takeover proposal;

         o enter into any agreements with respect to any takeover proposal;

         o engage in any discussions or negotiations concerning any takeover proposal;

         o furnish any information in connection with any takeover proposal;

         o knowingly facilitate any takeover proposal or inquiries that may lead to a takeover proposal;

         o waive or amend any confidentiality, standstill or similar agreement relating to any takeover proposal; or

         o amend or grant releases or approve any transaction or redeem any rights under the Stockholder Rights Plan of True North.

         Under the merger agreement, a takeover proposal is any offer or proposal by any third party, or any public announcement or filing by any third party that indicates an intention to make an offer or proposal, regarding any of the following:

         o a merger, consolidation, share exchange, recapitalization or other business combination involving True North or any of its significant subsidiaries; or

         o the acquisition of a 15% or greater equity interest in, 15% or more of the voting securities or capital stock of, or 15% or more of the assets of True North or any of its significant subsidiaries.

         However, True North may enter into discussions or negotiations with, or furnish information to, a third party that makes an unsolicited, bona fide written takeover proposal if:

         o after taking into consideration the advice of independent legal counsel, the True North Board determines in good faith that these actions are necessary for the Board to comply with its fiduciary duties;

         o the takeover proposal is not subject to any financing contingencies, or copies of bona fide customary commitments from reputable financial institutions for all necessary financing have been furnished to True North;

         o the True North Board determines in good faith that the takeover proposal is reasonably likely to be consummated; and

         o the True North Board, after consultation with and consideration of the advice of an independent, nationally recognized financial advisor, determines that the takeover proposal would be more favorable from a financial point of view to its stockholders than the merger.

         The merger agreement defines a takeover proposal that satisfies those criteria as a superior proposal and requires, before the True North Board takes any action with respect to a superior proposal, that it:

         o deliver written notice to Interpublic at least two business days before True North enters into discussions or negotiations with, or furnishes information to, the party making the proposal; and

         o require the party making the proposal to enter into a customary confidentiality agreement.

         Furthermore, if the True North Board decides to enter into discussions or negotiations with, or furnish information to, a party making a takeover proposal, then the merger agreement requires True North to:

         o notify Interpublic of this decision, and furnish Interpublic with the material terms of the takeover proposal and the identity of the party making the proposal, as promptly as practicable and not later than 48 hours after this decision by the True North Board; and

         o provide Interpublic with all material changes to the proposal, and with all information furnished to the party making the proposal that True North had not previously furnished to Interpublic, as promptly as practicable and not later than 48 hours after True North learns of the changes or furnishes the information.

         True North has also agreed to, and will direct its subsidiaries and its officers, directors, employees, representatives and advisors to, cease any activities, discussions or negotiations with any parties other than Interpublic with respect to any takeover proposal that was ongoing at the time of the merger agreement.

Obligation to Recommend

         The True North Board has agreed to recommend to its stockholders the adoption of the merger agreement. The merger agreement does not permit the True North Board to withdraw or modify its recommendation unless:

         o True North has complied with the restrictions on solicitation described above;

         o there is a pending unsolicited bona fide written superior proposal;

         o after taking into consideration the advice of independent legal counsel, the True North Board determines in good faith that this action is necessary to comply with its fiduciary duties; and

         o at least two business days before this action, True North notifies Interpublic of its intention and provides Interpublic with the material terms of the superior proposal and the identity of the party making the superior proposal.

Expenses

         Whether or not the merger is completed, all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expenses, except that the costs of filing, printing and mailing this document and any other required regulatory filings will be shared equally by Interpublic and True North and except as described below under "Termination Fee" on page 49.

Consents and Approvals

         Interpublic and True North have agreed to use their reasonable best efforts to make all filings with, and obtain all consents, clearances and approvals from, regulators and other third parties if required in connection with the merger, including under U.S. and non-U.S. antitrust laws. In connection with seeking any approval of a governmental entity, the efforts of Interpublic may include divesting or holding separate assets or agreeing to governmental conditions. However, these efforts of Interpublic need not include the acceptance of conditions or any other actions that would have a material and adverse impact on Interpublic, True North or the benefits that Interpublic would otherwise have derived from the merger.

Indemnification and Insurance

         See "Interests of True North's Directors and Management in the Merger" on page 35.

Employee Matters

         Interpublic has agreed to cause True North to honor all its existing employment, bonus, severance and similar agreements following the merger. In addition, until at least December 31, 2001, the material benefit plans of True North, other than equity-based plans, will remain in place. From January 1, 2002 until at least June 30, 2002, employees of True North at the time of the merger will receive from the combined company benefits, other than equity-based benefits, that are at least as favorable as those under True North's existing plans and these employees will be eligible to participate in equity plans of Interpublic on a substantially equivalent basis as similarly situated employees of Interpublic. Employees will generally receive credit for their period of service with True North up to the merger.

         Interpublic has agreed to use reasonable efforts to cause any acquisitions of equity securities of Interpublic (including derivative securities) contemplated by the merger by each individual who becomes a director or officer of Interpublic to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934.

Conditions to the Merger

Conditions to Obligation of Each Party to Complete the Merger

         Each of Interpublic's and True North's respective obligations to complete the merger are subject to the satisfaction of the following conditions:

         o Stockholder Approval. The True North stockholders shall have approved and adopted the merger agreement;

         o Listing. The Interpublic common stock to be issued in connection with the merger shall have been approved for listing on the New York Stock Exchange;

         o HSR Act. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act shall have expired or terminated;

         o Governmental Consents. All governmental consents and approvals required in connection with the merger shall have been obtained except where the failure to obtain the consents and approvals would not have a material adverse effect as specified in the merger agreement or render the merger illegal;

         o Effectiveness of the Registration Statement. The registration statement of which this document is a part shall have been declared effective and the Commission shall not have issued any stop order or have initiated or threatened to initiate proceedings for that purpose; and

         o No Order. No law, rule, regulation, executive order, decree, injunction or other order of a governmental entity shall prohibit the consummation of the merger.

Additional Conditions to the Obligation of Interpublic to Complete the Merger

         The obligation of Interpublic to complete the merger is also subject to the following conditions:

         o Representations and Warranties. The representations and warranties of True North in the merger agreement shall be true and correct as of the closing of the merger in all material respects;

         o Covenants. True North shall have complied in all material respects with all its covenants under the merger agreement;

         o Tax Opinion. Interpublic shall have received the written opinion of its counsel, Cleary, Gottlieb, Steen & Hamilton, with respect to the tax-free nature of the merger;

         o Non-governmental Consents. All non-governmental consents or approvals required in connection with the merger shall have been obtained except where the failure to obtain the consents and approvals would not have a material adverse effect as specified in the merger agreement; and

         o Accounting. True North and Interpublic shall have received the written opinion of their respective auditors, Arthur Andersen and PricewaterhouseCoopers, as to the accounting of the business combination as a pooling of interests.

Additional Conditions to the Obligation of True North to Complete the Merger

         The obligation of True North to complete the merger is also subject to the following conditions:

         o Representations and Warranties. The representations and warranties of Interpublic in the merger agreement shall be true and correct as of the closing of the merger in all material respects;

         o Covenants. Interpublic shall have complied in all material respects with all its covenants under the merger agreement;

         o Tax Opinion. True North shall have received the written opinion of its counsel, Sidley & Austin, with respect to the tax-free nature of the merger; and

         o Non-governmental Consents. All non-governmental consents or approvals required in connection with the merger shall have been obtained except where the failure to obtain the consents and approvals would not have a material adverse effect as specified in the merger agreement.

         Other than the conditions pertaining to stockholder approvals and the legality of the transaction, True North could elect to waive conditions and complete the merger. However, if True North determines to waive any material condition, it will consider whether to resolicit proxies or seek a new stockholder approval and will do so if required by law.

Termination

         The merger agreement may be terminated at any time prior to the closing of the merger:

         o        by mutual written consent of True North and Interpublic;

         o        by either Interpublic or True North if:

                  o the other party breaches, in any material respect, any representation, warranty, covenant or agreement contained in the merger agreement and the breach is not cured within thirty business days after notice;

                  o a legal prohibition against the merger becomes permanent and final;

                  o the merger has not been completed by September 14, 2001, which date, if all governmental clearances and approvals required for the completion of the merger have not then been obtained, may be extended to December 13, 2001; or

                  o the True North stockholders do not adopt the merger agreement at the special meeting.

         o        by Interpublic if:

                  o True North fails to comply with its obligations to refrain from soliciting or taking other specified actions in connection with acquisition proposals to True North by third parties;

                  o the True North Board withdraws or adversely modifies its approval or recommendation of the merger;

                  o any person or entity, other than Interpublic and its affiliates, becomes the beneficial owner of 15% or more of the outstanding shares of True North common stock;

                  o the True North Board recommends or resolves to recommend another acquisition proposal; or

                  o a tender offer or exchange offer for 15% or more of the outstanding shares of True North common stock commences and the True North Board fails to recommend against acceptance of the offer.

Except for a termination by either company as a result of the failure of the True North stockholders to adopt the merger agreement at the special meeting, any of the foregoing termination events may occur even if the True North stockholders approve the merger at the special meeting.

Termination Fee

         The merger agreement requires True North to pay Interpublic a termination fee of $80,000,000 in cash if either:

         o        Interpublic terminates the merger agreement after:

                  o the True North Board withdraws or adversely modifies its approval or recommendation of the merger;

                  o any person or entity, other than Interpublic and its affiliates, becomes the beneficial owner of 15% or more of the outstanding shares of True North common stock;

                  o the True North Board recommends or resolves to recommend another acquisition proposal; or

               o a tender offer or exchange offer for 15% or more of the outstanding shares of True North common stock is commenced and the True North Board fails to recommend against acceptance of that offer; or

      o    all three of the following circumstances apply:

               o     first, the merger agreement terminates as follows:

                     o Interpublic terminates after True North breaches, in any material respect, any covenant or agreement contained in the merger agreement and the breach is not cured within thirty business days after notice;

                     o Interpublic terminates after True North fails to comply with its obligations to refrain from soliciting or taking other specified actions in connection with acquisition proposals to True North by third parties; or

                     o        Interpublic or True North terminates after:

                              o the merger has not been completed by September 14, 2001, which date, if all governmental clearances and approvals required for the completion of the merger have not then been obtained, may be extended to December 13, 2001; or

                              o        the True North stockholders do not
                                       adopt the merger agreement at the
                                       special meeting; and

               o second, at or before the event that gave rise to the termination, a third party, which, with its affiliates, has assets of at least $100 million, makes a takeover proposal; and

               o third, at or before the first anniversary of the termination, a third party acquisition event, as specified in the merger agreement, occurs or True North enters into an agreement relating to a third party acquisition event. Amendments

         Interpublic and True North may amend the merger agreement at any time prior to the adoption of the merger agreement at the True North special meeting. However, after adoption of the merger agreement by the True North stockholders, the merger agreement may not be amended without stockholder approval unless permitted by applicable law.

                           MARKET PRICES AND DIVIDENDS

Interpublic

         Shares of Interpublic common stock are traded on the New York Stock Exchange under the symbol "IPG." The following table sets forth the range of high and low sales prices as reported on the New York Stock Exchange Composite Tape, together with the dividends per share of common stock declared by Interpublic, during the periods indicated. We have adjusted the information in the table to reflect Interpublic's two-for-one stock split on July 15, 1999 effected in the form of a stock dividend.

                                                                        Common Stock Price
                                                                   ---------------------------         Cash Dividends
                                                                      High               Low         Declared Per Share
                                                                   ---------           -------       ------------------
Year ended December 31, 1998
----------------------------
First Quarter...........................................           $  31.313           $23.844           $ 0.065
Second Quarter..........................................              32.250            27.656             0.075
Third Quarter...........................................              32.438            26.094             0.075
Fourth Quarter..........................................              39.875            23.500             0.075

Year ended December 31, 1999
----------------------------
First Quarter...........................................           $  40.000           $34.875           $ 0.075
Second Quarter..........................................              43.313            34.594             0.085
Third Quarter...........................................              44.063            36.500             0.085
Fourth Quarter..........................................              58.063            35.750             0.085

Year ended December 31, 2000
----------------------------
First Quarter...........................................           $  55.563           $37.000           $ 0.085
Second Quarter..........................................              48.250            38.000             0.095
Third Quarter...........................................              44.625            33.500             0.095
Fourth Quarter..........................................              43.750            33.063             0.095

Year ended December 31, 2001
----------------------------
First Quarter...........................................            $ 47.438           $32.047           $ 0.095

         On March 16, 2001, the last trading day before Interpublic and True North announced the merger, the closing price per share of Interpublic common stock was $35.297. On __, 2001, the most recent trading day for which prices were available prior to the printing of this document, the price per share of Interpublic common stock was $ __. Past price performance is not necessarily indicative of future price performance. You should obtain current market quotations for Interpublic common stock.

         Holders of shares of Interpublic are entitled to receive dividends from legally available funds when, as and if declared by the Interpublic Board. Although Interpublic currently intends to continue paying quarterly cash dividends on the Interpublic common stock, Interpublic cannot assure you that its dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends after the merger will depend upon financial covenants in borrowing facilities entered into by Interpublic, business conditions, operating results, capital and reserve requirements and the Interpublic Board's consideration of other relevant factors.

True North

         Shares of True North common stock are traded on the New York Stock Exchange under the symbol "TNO." The following table sets forth the range of high and low sales prices as reported on the New York Stock Exchange Composite Tape, together with the dividends per share of common stock declared by True North, during the periods indicated.

                                                                        Common Stock Price
                                                                    --------------------------        Cash Dividends
                                                                      High              Low          Declared Per Share
                                                                    --------          --------       ------------------
1998
----
Quarter Ended March 31..................................            $ 33.625          $ 23.563            $ 0.15
Quarter Ended June 30...................................              34.000            26.313              0.15
Quarter Ended September 30..............................              32.500            21.625              0.15
Quarter Ended December 31...............................              29.250            18.813              0.15

1999
----
Quarter Ended March 31..................................            $ 34.125          $ 22.500            $ 0.15
Quarter Ended June 30...................................              30.000            23.063              0.15
Quarter Ended September 30..............................              36.875            28.125              0.15
Quarter Ended December 31...............................              47.000            35.188              0.15

2000
----
Quarter Ended March 31..................................            $ 47.375          $ 34.875            $ 0.15
Quarter Ended June 30...................................              46.813            34.875              0.15
Quarter Ended September 30..............................              52.875            35.250              0.15
Quarter Ended December 31...............................              44.063            32.563              0.15

2001
----
Quarter ended March 31..................................            $ 42.875         $  35.000            $ 0.15

         On March 16, 2001, the last trading day before Interpublic and True North publicly announced the merger, the closing price per share of True North common stock was $39.313. On __, 2001, the most recent trading day for which prices were available prior to the printing of this document, the price per share of True North common stock was $ __. Past price performance is not necessarily indicative of future price performance. You should obtain current market quotations for shares of True North common stock.

         The pro forma equivalent price per share of True North common stock on __, 2001 was $ __, based on the agreed upon exchange ratio of 1.14 shares of Interpublic common stock for each share of True North common stock.

                             BUSINESS OF INTERPUBLIC

         The following is a brief description of Interpublic. Additional information regarding Interpublic is contained in its filings with the Commission referred to in "Where You Can Find More Information" on page 70.

         Interpublic is one of the world's largest organizations of advertising agencies and communications-services companies, with more than 48,000 employees and offices in 127 countries. Interpublic conducts business globally, using two advertising agency systems noted below, plus a number of stand-alone local agencies:

         o        McCann-Erickson WorldGroup and

         o        Lowe Lintas & Partners Worldwide.

         The principal functions of Interpublic's advertising agencies are to plan and create programs for their clients and to place advertising in various media such as:

         o        television,

         o        cinema,

         o        radio,

         o        magazines,

         o        newspapers,

         o        direct mail,

         o        outdoor and

         o        interactive electronic media.

Interpublic's advertising agencies develop a communications strategy and then create an advertising program, within the limits imposed by the client's advertising budget, and place orders for space or time with media that have been selected. Planning advertising programs involves:

         o        analyzing the market for the particular product or service,

         o creating the appropriate advertising campaign to convey the agreed-upon benefit or message and

         o choosing the appropriate media to reach the desired market most efficiently.

         We conduct other businesses closely related to our advertising business, in part through our ownership of companies as noted below:

         o independent media buying through Initiative Media Worldwide and its affiliates,

         o        direct and promotional marketing through Draft Worldwide,

         o        marketing research through NFO Worldwide,

         o global public relations through Weber Shandwick Worldwide and Golin/Haris International,

         o        multinational sports and event marketing through Octagon and

         o        sales meetings and targeted events through Jack Morton
                  Worldwide.

We also conduct related activities in other areas of marketing communications that include:

         o        brand equity and corporate identity services,

         o        graphic design and interactive services,

         o        management consulting and market research,

         o        healthcare marketing,

         o        sales promotion,

         o        internet services,

         o        multicultural advertising and promotion and

         o other related specialized marketing and communications services.

Interpublic is a corporation organized under Delaware law.

                             BUSINESS OF TRUE NORTH

         The following is a brief description of True North. Additional information regarding True North is contained in its filings with the Commission referred to in "Where You Can Find More Information" on page 70.

         True North is a global advertising and marketing communications holding company. True North and its subsidiaries operate from offices in more than 98 countries and territories through subsidiaries, affiliates and other servicing capabilities.

         The services offered by True North include:

         o the planning, creation and production of advertising programs and

         o the purchase and placement of advertising in various media such as:

                  o        television,

                  o        radio,

                  o        newspapers,

                  o        magazines,

                  o        direct mail and

                  o        the internet.

Other services include:

         o        specialty advertising,

         o        public relations,

         o        promotional services,

         o        directory advertising,

         o        marketing services and

         o        interactive digital media development.

         True North has the following three major global brands:

         o        FCB Worldwide L.L.C. (advertising),

         o        BSMG Worldwide, Inc. (public relations) and

         o        Marketing Drive Worldwide, Inc. (marketing services).

In addition, True North has other brands, including:

         o        Bozell Group L.L.C. (advertising),

         o        Temerlin McClain LP (advertising),

         o R/GA Media Group, Inc. (interactive design and development),

         o Tierney & Partners, Inc. (advertising and public relations),

         o        TN Media, Inc. (media placement) and

         o New America Strategies Group L.L.C. (multicultural marketing).

True North also holds an approximately 44% interest in Modem Media, Inc., an internet services company, and a 35.5% stake in Springer & Jacoby, a German-based advertising agency.

         True North was incorporated under the laws of the State of Delaware in 1992 and is the successor to the advertising agency of Lord & Thomas founded in 1873.

                     OWNERSHIP OF TRUE NORTH COMMON STOCK BY
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the beneficial ownership, both direct and indirect, reported to True North as of March 31, 2001, of True North common stock and Phantom Stock Units (which represent deferred directors' fees deemed invested in True North common stock). The information is presented for beneficial owners of more than 5% of True North common stock, for each director of True North, for the chief executive officer and the four other most highly compensated executive officers of True North during the year ended December 31, 2000 and for all directors and executive officers of True North as a group. True North knows of no persons other than those identified below who owned beneficially more than 5% of the outstanding shares of True North common stock as of March 31, 2001.

                                                       Number of Shares                       Number of
                                                       of Common Stock     Percent of      Phantom Stock
                   Name                                      (1)            Class (2)        Units (3)
-----------------------------------------------        ---------------     ----------        ---------
David A. Bell .................................            823,726            1.62%            --
Joseph A. Califano, Jr ........................              6,400               *             --
Harris Diamond ................................            225,183               *             --
Donald M. Elliman, Jr .........................             15,300               *          6,927
H. John Greeniaus .............................             27,666               *             --
Mannie L. Jackson .............................              1,533               *             --
Leo-Arthur Kelmenson ..........................            890,581            1.75%            --
Dennis McClain ................................            138,843               *             --
Wenda Harris Millard ..........................              3,200               *             --
Michael E. Murphy .............................             14,867               *          4,162
J. Brendan Ryan ...............................            357,719               *             --
Donald L. Seeley ..............................            180,494               *             --
Marilyn Seymann ...............................              9,566               *          2,111
Stephen T. Vehslage ...........................             57,533               *          2,569
All directors and executive officers as a group
   (25 persons) ...............................          3,960,989            7.57%        15,802
Publicis S.A. (4)..............................          4,658,000            9.23%            --
         133 Champs Elysees
         75008 Paris, France

*less than 1%

(1) To the knowledge of True North, each holder has sole voting and investment power with respect to the shares listed unless otherwise indicated. The number of shares includes shares of common stock owned through the True North Retirement Plan as of March 15, 2001. The number of shares has been rounded to the nearest whole share. The number of shares includes shares of common stock subject to options exercisable within 60 days of March 31, 2001 as follows: Mr. Bell 252,133 shares, Mr. Califano 5,400 shares, Mr. Diamond 13,333 shares, Mr. Elliman 10,200 shares, Mr. Greeniaus 5,666 shares, Mr. Jackson 1,533 shares, Mr. Kelmenson 417,066 shares, Mr. McClain 2,666 shares, Ms. Millard 3,200 shares, Mr. Murphy 11,367 shares, Mr. Ryan 328,866 shares, Mr. Seeley 171,733 shares, Dr. Seymann 6,566 shares, Mr. Vehslage 54,733 shares and all directors and executive officers as a group 1,862,689 shares. The number of shares also includes unvested restricted stock granted in 2000 and 2001.

(2) Shares subject to options exercisable within 60 days of March 31, 2001 are considered outstanding for the purpose of determining the percent of the class held by the holder of such option, but not for the purpose of computing the percentage held by others.

(3) Represents outside directors' deferred stock account values as of March 31, 2001.

(4) Based upon information furnished by Publicis S.A. in Form 5 filed March 5, 1999.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

         The following unaudited pro forma combined condensed financial statements assume a business combination between Interpublic and True North accounted for as a pooling of interests and are based on each company's historical audited consolidated financial statements and the notes to those statements.

         The following unaudited pro forma combined condensed balance sheet as of December 31, 2000 is based on the historical financial statements of Interpublic and True North as of December 31, 2000 after giving effect to the merger as if it had occurred on December 31, 2000.

         The following unaudited pro forma combined condensed statements of income for each of the years ended December 31, 2000, 1999 and 1998 are based on the historical financial statements of Interpublic and True North for those periods after giving effect to the merger as if it had occurred on January 1, 1998. Since accounting policies of the combining companies are substantially comparable, we made no adjustments to the unaudited combined condensed financial statements to conform accounting policies.

         You should read the information presented below in conjunction with the financial statements and the notes to the financial statements for Interpublic included in Interpublic's Annual Report on Form 10-K for the year ended December 31, 2000 and in conjunction with the financial statements and the notes to the financial statements for True North included in True North's Annual Report on Form 10-K for the year ended December 31, 2000. We have incorporated Interpublic's and True North's Annual Reports on Form 10-K for the year ended December 31, 2000 into this document by reference. See "Where You Can Find More Information" on page 70 to learn how to obtain these reports of Interpublic and True North.

         The unaudited pro forma information below, while helpful in illustrating the financial characteristics of the combination of Interpublic and True North under one set of assumptions, does not attempt to predict or suggest future results. Moreover, the unaudited pro forma information below does not attempt to show what the financial condition or the results of operations of the combined company would have been if the merger had occurred at the dates indicated below or at the commencement of the periods indicated below.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                      For the Year Ended December 31, 1998
                 (Amounts in thousands except per share amounts)

                                                       Interpublic       True North        Pro Forma         Pro Forma
                                                       Historical        Historical       Adjustments         Combined
                                                       -----------       -----------       ---------        -----------
Revenue                                                $ 4,218,657       $ 1,274,284              --        $ 5,492,941

Costs and expenses

Salaries and related expenses                            2,339,894           806,602                          3,146,496

Office and general expenses                              1,306,167           364,524              --          1,670,691
Restructuring and other merger related costs                  --               3,278              --              3,278
                                                       -----------       -----------       ---------        -----------
          Total costs and expenses                       3,646,061         1,174,404              --          4,820,465

Income from operations                                     572,596            99,880              --            672,476


Interest expense                                           (64,296)          (22,242)             --            (86,538)
Other income, net                                           98,555            11,312              --            109,867
                                                       -----------       -----------       ---------        -----------
Income before provision for income taxes                   606,855            88,950              --            695,805

Provision for income taxes                                 245,636            56,066              --            301,702

Income of consolidated companies                           361,219            32,884              --            394,103


Income applicable to minority interests                    (28,503)           (4,044)             --            (32,547)
Equity in net income of unconsolidated affiliates            7,191             5,427              --             12,618
                                                       -----------       -----------       ---------        -----------
Net Income                                             $   339,907       $    34,267       $      --        $   374,174
                                                       ===========       ===========       =========        ===========

Per Share Data:
Basic earnings per share                               $      1.15       $      0.75                        $      1.08
Diluted earnings per share                             $      1.12       $      0.72                        $      1.04

Weighted average shares:

Basic                                                      294,756            45,748                            346,909
Diluted                                                    305,134            47,595                            359,392

     See accompanying notes to unaudited pro forma combined condensed financial information.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                      For the Year Ended December 31, 1999
                 (Amounts in thousands except per share amounts)


                                                        Interpublic        True North        Pro Forma          Pro Forma
                                                         Historical        Historical       Adjustments          Combined
                                                       ----------------  ---------------  -----------------   ---------------
Revenue                                                    $ 4,977,823       $1,439,414                 --       $6,417,237

Costs and expenses
Salaries and related expenses                                2,745,956          871,433                 --         3,617,389
Office and general expenses                                  1,569,188          421,733                 --         1,990,921
Restructuring and other merger related costs                    84,183           75,354                 --           159,537
                                                       ----------------  ---------------  -----------------   ---------------
     Total costs and expenses                                4,399,327        1,368,520                 --         5,767,847
                                                       ----------------  ---------------  -----------------   ---------------
Income from operations                                         578,496           70,894                              649,390
Interest expense                                               (81,341)         (18,128)                --           (99,469)
Other income, net                                              103,562           18,472                 --           122,034
                                                       ----------------  ---------------  -----------------   ---------------
Income before provision for income taxes                       600,717           71,238                 --           671,955
Provision for income taxes                                     243,971           41,289                 --           285,260
                                                       ----------------  ---------------  -----------------   ---------------
Income of consolidated companies                               356,746           29,949                 --           386,695
Income applicable to minority interests                        (33,991)          (4,161)                --           (38,152)
Equity in net income of unconsolidated affiliates                8,532            2,434                 --            10,966
                                                       ----------------  ---------------  -----------------   ---------------
Net Income                                                   $ 331,287        $  28,222                 --         $ 359,509
                                                       ================  ===============  =================   ===============

Per Share Data:
Basic earnings per share                                     $    1.11        $    0.60                            $    1.02
Diluted earnings per share                                   $    1.07        $    0.59                            $    0.99

Weighted average shares:
Basic                                                          297,992           47,346                              351,966
Diluted                                                        308,840           48,142                              363,722

     See accompanying notes to unaudited pro forma combined condensed financial information.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                      For the Year Ended December 31, 2000
                 (Amounts in thousands except per share amounts)

                                                         Interpublic      True North        Pro Forma         Pro Forma
                                                          Historical      Historical       Adjustments         Combined
                                                     ----------------  --------------  ----------------  ------------------
Revenue                                                  $ 5,625,845      $1,556,843                --        $  7,182,688

Costs and expenses
Salaries and related expenses                              3,120,289         914,889                --           4,035,178
Office and general expenses                                1,672,034         448,661                --           2,120,695
Restructuring and other merger related costs                 116,131          16,910                --             133,041
Deutsch transaction costs                                     44,715              --                --              44,715
                                                     ----------------  --------------  ----------------  ------------------
          Total costs and expenses                         4,953,169       1,380,460                --           6,333,629
                                                     ----------------  --------------  ----------------  ------------------
Income from operations                                       672,676         176,383                --             849,059
Interest expense                                            (109,111)        (17,211)               --            (126,322)
Other income, net                                             94,341           9,364                --             103,705
                                                     ----------------  --------------  ----------------  ------------------
Income before provision for income taxes                     657,906         168,536                --             826,442
Provision for income taxes                                   273,034          75,755                --             348,789
                                                     ----------------  --------------  ----------------  ------------------
Income of consolidated companies                             384,872          92,781                --             477,653
Income applicable to minority interests                      (39,809)         (2,986)               --             (42,795)
Equity in net income (loss) of unconsolidated
affiliates                                                    13,595        (28,192)                --            (14,597)
                                                     ----------------  --------------  ----------------  ------------------
Net Income                                                $  358,658       $  61,603                --         $   420,261
                                                     ================  ==============  ================  ==================

 Per Share Data:
 Basic earnings per share                                  $    1.18       $    1.24                             $    1.17
 Diluted earnings per share                                $    1.15       $    1.21                             $    1.13

 Weighted average shares:
 Basic                                                       303,192          49,494                               359,615
 Diluted                                                     312,653          51,066                               370,868


     See accompanying notes to unaudited pro forma combined condensed financial information.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              At December 31, 2000
                           (thousands of U.S. dollars)


                                                       Interpublic       True North       Pro Forma          Pro Forma
                                                        Historical       Historical       Adjustments         Combined
                                                     ----------------  --------------  ------------------  ----------------
ASSETS

Current Assets
Cash and cash equivalents                                 $  708,312       $ 136,322             (36,800)       $  807,834
Marketable securities                                         39,777             180                  --            39,957
Receivables                                                4,687,552       1,048,793                  --         5,736,345
Expenditures billable to clients                             379,507          58,422                  --           437,929
Prepaid expenses and other current assets                    210,905          39,877                  --           250,782
                                                     ----------------  --------------  ------------------  ----------------
Total current assets                                       6,026,053       1,283,594              (36,800)       7,272,847
                                                     ----------------  --------------  ------------------  ----------------


Property and equipment, net                                  660,382         166,076                  --           826,458
Intangible assets                                          2,696,230         458,747                  --         3,154,977
Other assets                                                 855,557         154,873              36,800         1,047,230
                                                     ----------------  --------------  ------------------  ----------------
Total assets                                             $10,238,222      $2,063,290                  --       $12,301,512
                                                     ================  ==============  ==================  ================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Payable to banks                                          $  491,984       $  57,276                  --        $  549,260
Accounts payable                                           4,590,361       1,160,974              30,000         5,781,335
Accrued expenses and deferred income                         852,549         229,143                  --         1,081,692
Accrued income taxes                                         171,186          39,117                  --           210,303
                                                     ----------------  --------------  ------------------  ----------------
Total current liabilities                                  6,106,080       1,486,510              30,000         7,622,590
                                                     ----------------  --------------  ------------------  ----------------


Long term debt                                               971,957          26,730                  --           998,687
Convertible subordinated debentures and notes                533,104                                  --           533,104
Deferred compensation and reserve for
         termination liabilities                             385,518          75,459               3,352           464,329
Accrued post-retirement benefits                              48,350                               6,847            55,197
Other non-current liabilities                                 61,051          69,608             (24,973)          105,686
Minority interests in consolidated subsidiaries               85,806                              14,774           100,580
                                                     ----------------  --------------  ------------------  ----------------
Total noncurrent liabilities                               2,085,786         171,797                  --         2,257,583
                                                     ----------------  --------------  ------------------  ----------------

Stockholders' equity
Common stock                                                  32,013          16,656             (10,942)           37,727
Additional paid in capital                                 1,100,898         342,404              10,907         1,454,209
Retained earnings                                          1,627,163          69,704             (30,000)        1,666,867
Accumulated other comprehensive income                      (390,653)        (20,928)                 --         (411,581)
Less:
Treasury stock at cost                                       194,758              35                 (35)          194,758
Unamortized expense of restricted stock grants               128,307           2,818                  --           131,125
                                                     ----------------  --------------  ------------------  ----------------
Total stockholders' equity                                 2,046,356         404,983            (30,000)         2,421,339
                                                     ----------------  --------------  ------------------  ----------------
Total liabilities and stockholders' equity               $10,238,222      $2,063,290                  --       $12,301,512
                                                     ================  ==============  ==================  ================

     See accompanying notes to unaudited pro forma combined condensed financial information.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION


NOTE 1: PRO FORMA ADJUSTMENTS

     o The stockholders' equity accounts of Interpublic and True North have been adjusted to reflect the issuance of approximately 57 million shares of Interpublic common stock in the merger pursuant to an exchange ratio of 1.14 shares of Interpublic common stock for each share of True North common stock.

     o The estimated direct costs of the merger will be approximately $30 million. The pro forma balance sheet gives effect to these direct costs as if they had been incurred as of December 31, 2000, but the pro forma combined condensed statements of income do not give effect to these expenses. The direct costs of the merger consist primarily of fees and expenses of investment bankers, attorneys and accountants, together with SEC filing fees, financial printing and other fees.

     o Since accounting policies of the combining companies are substantially comparable, we made no adjustments to the unaudited combined condensed financial statements to conform accounting policies. Certain liabilities in the unaudited combined condensed balance sheet of True North have been reclassified to conform to the format used by Interpublic.


NOTE 2: PRO FORMA EARNINGS PER SHARE

     o The pro forma earnings per share has been calculated based on the weighted average number of shares of True North common stock adjusted to reflect an exchange ratio of 1.14 shares of Interpublic common stock for each share of True North common stock.


NOTE 3:  RESTRUCTURING AND INTEGRATION COSTS

     o The amounts presented do not include restructuring or integration costs which will be incurred in connection with the merger of True North and Interpublic. These costs will be incurred for employee severance and other integration-related costs. Neither Interpublic nor True North has finalized their estimates of the amount and nature of the restructuring and integration costs. These amounts will be charged to operations in the appropriate periods, and therefore, are not reflected in the unaudited pro forma combined condensed financial statements. The unaudited pro forma combined condensed financial statements reflect neither the impact of these charges nor the benefits to be realized from the expected savings.


NOTE 4:  FUNDING OF CERTAIN BENEFITS

     o As required under the terms of a trust established by True North, an amount will be contributed to the trust to pay benefits that have accrued under specified deferred compensation plans of True North. The trust assets will be retained on the balance sheet until the benefits are paid. The pro forma adjustment of $36.8 million reflected in the pro forma combined condensed balance sheet reflects the amount that would have been contributed based on benefits accrued as of December 31, 2000.

                    DESCRIPTION OF INTERPUBLIC SHARE CAPITAL

General

         Interpublic is incorporated in the State of Delaware. The rights of Interpublic stockholders are generally governed by Delaware law and the Interpublic certificate of incorporation and by-laws. This summary is not a complete discussion of, and is qualified by reference to, Delaware law, including the Delaware General Corporation Law and the common and constitutional law of Delaware, and the full texts of the Interpublic certificate of incorporation and by-laws.

         The authorized capital of Interpublic includes 550 million shares of Interpublic common stock with a par value of $0.10 per share and up to 20 million shares of Interpublic preferred stock without par value.

Common Stock

         General. As of March 27, 2001, 312,407,679 shares of Interpublic common stock were outstanding. All outstanding shares of Interpublic common stock are fully paid and non-assessable. Interpublic common stock is traded on the New York Stock Exchange.

         Certificates. Interpublic common stock is issued in registered form. Every holder of Interpublic common stock is entitled to a share certificate.

         Dividends. Subject to preferences applicable to any outstanding Interpublic preferred stock, holders of Interpublic common stock are entitled to receive ratably such dividends as may be declared by the board of directors of Interpublic out of funds legally available for this purpose.

         Meetings. Annual meetings of Interpublic stockholders are held each year on the third Tuesday of May at 11:00 a.m. or on the next succeeding business day. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of the issued and outstanding shares of Interpublic entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the Interpublic Board and shall be called by the chairman of the Interpublic Board or the secretary upon a written request, stating the purpose of such meeting, submitted by a majority of the Interpublic Board or by the holders of a majority of the outstanding shares of all classes of capital stock entitled to vote at the meeting.

         Voting Rights. The holders of Interpublic common stock are entitled to one vote for each share held of record. Holders of Interpublic common stock may vote by proxy.

         Liquidation, Dissolution or Winding-Up. In the event of a liquidation, dissolution or winding-up of Interpublic, after payment shall have been made to holders of any outstanding preferred stock of the full amounts to which they shall be entitled, the holders of Interpublic common stock are entitled, to the exclusion of the holders of preferred stock, to share ratably according to the number of shares held by them in all remaining assets available for distribution to the holders of Interpublic common stock.

         Transfers. Interpublic's by-laws do not allow the Interpublic Board to refuse to register transfers of shares.

         Other Rights. Holders of Interpublic common stock have no preemption, redemption, conversion or other subscription rights.

Preferred Stock

         The Interpublic Board has the authority, without further action by the Interpublic stockholders, to issue up to 20 million shares of preferred stock, without par value, in one or more series and to fix the rights, preferences, privileges and restrictions of such preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of the series. Issuance of Interpublic preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock of Interpublic. There are currently no shares of preferred stock issued or outstanding.

            COMPARATIVE RIGHTS OF HOLDERS OF TRUE NORTH COMMON STOCK
                          AND INTERPUBLIC COMMON STOCK

         True North and Interpublic are both Delaware corporations. The rights of each company's stockholders are generally governed by Delaware law and each company's certificate of incorporation and by-laws. Upon completion of the merger, stockholders of True North will become stockholders of Interpublic. No changes to the Interpublic certificate of incorporation or by-laws will be adopted in connection with the merger.

         The following is a summary comparison of the provisions governing each company and a description of some of the differences between the rights of holders of Interpublic common stock and the rights of holders of True North common stock. This summary is not a complete discussion of, and is qualified by reference to, Delaware law, including the Delaware General Corporation Law, the common and constitutional law of Delaware, and the full texts of the certificates of incorporation and by-laws of Interpublic and True North.

Annual Meetings of Stockholders

         True North. Annual meetings of True North stockholders are to be held each year on the second Wednesday of May at a time fixed by the True North Board, on the next succeeding business day or at any other time determined by the True North Board.

         Interpublic. Annual meetings of Interpublic stockholders are to be held each year on the third Tuesday of May or on the next succeeding business day.

Special Meetings of Stockholders

         True North. Special meetings of True North stockholders may be called by the True North Board, the chief executive officer or the president. The by-laws and certificate of incorporation of True North do not provide the stockholders of True North with an opportunity to call a special meeting.

         Interpublic. Special meetings of Interpublic stockholders may be called by the Interpublic Board. In addition, special meetings of the Interpublic stockholders shall be called by the chairman of the Board or the secretary upon a written request, stating the purpose of the meeting, submitted by the holders of a majority of the outstanding shares of all classes of capital stock entitled to vote at the meeting.

Action by Consent in Writing of Stockholders

         True North. True North's certificate of incorporation expressly prohibits action by written consent of its stockholders.

         Interpublic. Interpublic does not limit action by consent in writing of its stockholders and, as a result, holders of a majority of the outstanding shares may act by consent in writing without a meeting of stockholders.

Advance Notification of Stockholder Proposals

         True North. A stockholder may only bring business before an annual meeting of True North stockholders if the secretary has received written notice from the stockholder not less than 60 days and not more than 90 days before the annual meeting. Alternatively, if True North has given less than 70 days' notice of the meeting, then the stockholder may give written notice to the secretary no later than the tenth day following the day on which True North has given notice of the meeting. Furthermore, the notice by the stockholder to the secretary must set forth:

         o a brief description of the business that the stockholder seeks to bring before the annual meeting;

         o a brief description of the reasons for bringing the business before the annual meeting;

         o        the name and address of the stockholder;

         o the number of shares of True North common stock that the holder beneficially owns; and

         o any material interest of the stockholder in the business to be brought before the annual meeting.

         Interpublic. The Interpublic by-laws and certificate of incorporation do not contain limitations on the submission of proposals by stockholders in connection with scheduled meetings.

Number and Nomination of Directors

         True North. True North's by-laws provide for the Board to set the number of directors, which may not be less than nine nor more than 21. True North's certificate of incorporation provides that the number of directors may not be less than three. True North currently has a 12-member Board.

         Nominations for the election of directors may be made only by the True North Board or by a committee appointed by the True North Board or by any stockholder entitled to vote for the election of directors at the applicable meeting pursuant to a notice timely delivered to the Board. To be timely delivered, the notice from the stockholder must be received by the secretary of True North not less than 60 nor more than 90 days before the applicable meeting. Alternatively, if True North has given less than 70 days' notice of the meeting, then the stockholder may give written notice to the secretary no later than the tenth day following the day on which True North has given notice of the meeting. Furthermore, the notice by the stockholder to the secretary must include:

         o a representation that the stockholder is, and will be on the record date, a beneficial owner or holder of record of voting stock;

         o a representation that the stockholder has, and will have on the record date, full voting power with respect to its shares of voting stock;

         o a representation that the stockholder intends to appear in person or by proxy at the meeting and to nominate the person or persons specified in the notice;

         o the name and address of the stockholder and the person to be nominated;

         o a description of all arrangements and understandings between the stockholder and each proposed nominee and any other person in connection with the proposed nomination;

         o the number and kinds of securities of True North held by each proposed nominee;

         o information regarding each proposed nominee as would be required by the proxy rules promulgated by the Commission; and

         o        a consent from each proposed nominee to serve if elected.

         Interpublic. The Interpublic stockholders or the Interpublic Board sets the number of directors, which may not be less than three. Interpublic currently has a ten-member Board. The merger agreement contemplates that, upon the completion of the merger, the Board will be expanded to include two additional seats to be occupied by David A. Bell and J. Brendan Ryan.

         The Interpublic by-laws and certificate of incorporation do not contain limitations on the nomination of directors by stockholders in connection with scheduled meetings.

Removal of Directors

         True North. Any director may be removed, with or without cause, by the vote at a stockholders' meeting of the holders of a majority of the shares then entitled to vote on the election of directors.

         Interpublic. The same provisions for removal apply to the Interpublic Board except that any director may also be removed for proper cause by the affirmative vote of at least two-thirds of the entire board of directors.

Rights Plan

         True North. In November 1998, the True North Board adopted a Stockholder Rights Plan by declaring a dividend distribution of one right for each outstanding share of True North's common stock. The purpose of this plan is to give the True North Board sufficient time to respond, consistent with its fiduciary duties, to a takeover attempt. Under the plan, as most recently amended, if a person or group acquires 15% or more of the outstanding True North common stock (or, in the case of acquisitions by Publicis, 22% or more), each right will entitle its holder, excluding the person or group that acquired 15% or more of the outstanding True North common stock, to purchase, at the right's then-current exercise price, a number of shares of True North common stock that have a market value of twice the right's exercise price. In the event that True North is acquired in a merger or other business combination after a person or group has acquired 15% or more of the outstanding True North stock (or, in the case of acquisitions by Publicis, 22% or more), each right will entitle its holder to purchase, at the right's then-current exercise price, a number of shares of the acquiring company's common stock having a market value of twice the right's exercise price. The rights are redeemable under specified circumstances.

         On March 18, 2001, the True North Board amended the plan to exempt the merger agreement and the merger from triggering any rights under the plan. In the merger, each right, along with the share of True North common stock with which it is associated, will convert into Interpublic common stock and, when so converted, shall no longer be outstanding and shall automatically be canceled and retired.

         Interpublic. Interpublic does not currently have any agreement or plan in effect that is similar to the True North Stockholder Rights Plan.

                                  LEGAL OPINION

         The validity of the shares of Interpublic common stock offered by this proxy statement/prospectus will be passed upon for Interpublic by Nicholas J. Camera, Esq., Senior Vice President, General Counsel and Secretary of Interpublic.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus document by reference to the Annual Report on Form 10-K of The Interpublic Group of Companies, Inc. for the year ended December 31, 2000, except as they relate to NFO Worldwide, Inc., as of and for the two year period ended December 31, 1999, and to Deutsch, Inc. and Subsidiary and Affiliates, as of December 31, 2000 and 1999 and for the years then ended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The audited financial statements of NFO Worldwide, Inc., as of and for the two year period ended December 31, 1999, and of Deutsch, Inc. and Subsidiary and Affiliates, as of December 31, 2000 and 1999 and for the years then ended, each a wholly owned subsidiary of Interpublic, have been audited by Arthur Andersen LLP and J.H. Cohn LLP, respectively, independent accountants. Such financial statements, to the extent they have been included in the financial statements of Interpublic, have been so incorporated in reliance on the reports of such independent accountants given on the authority of said firms as experts in auditing and accounting.

         The consolidated financial statements of True North and its subsidiaries incorporated into this document by reference to True North's Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         Arthur Andersen LLP is True North's independent accountant. A representative of Arthur Andersen is expected to be available to answer appropriate questions at the special meeting.

                       WHERE YOU CAN FIND MORE INFORMATION

         Interpublic and True North file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any of the information on file with the Commission at the Commission's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on public reference rooms. Interpublic's and True North's Commission filings are also available to the public from commercial document retrieval services, some of their Commission filings are available at the Commission's World Wide Web site located at http://www.sec.gov. and some of their filings are available at http://www.interpublic.com and http://www.truenorth.com.

         Interpublic common stock and True North common stock are listed on the New York Stock Exchange. Reports and other information concerning Interpublic and True North may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         Interpublic filed a registration statement on Form S-4 to register with the Commission the shares of Interpublic common stock offered by this proxy statement/prospectus. This document is a part of that registration statement and constitutes a prospectus of Interpublic in addition to being a proxy statement of True North for the True North special meeting. As permitted by Commission rules, this document does not contain all the information you can find in the registration statement or exhibits to the registration statement.

         The Commission allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below, including the exhibits that these documents specifically incorporate by reference, that Interpublic and True North have previously filed with the Commission. These documents contain important information about Interpublic and its financial performance and True North and its financial performance.

Interpublic Commission Filings                       Period or Filing Date
------------------------------                       ---------------------
Current Reports on Form 8-K                          Filed January 11, 2001, March 1, 2001 and March 19,
                                                     2001
Annual Report on Form 10-K                           Year ended December 31, 2000

Definitive Proxy Statement on Schedule 14A           2001 Annual Meeting of Stockholders

True North Commission Filings                        Period or Filing Date
-----------------------------                        ---------------------

Current Reports on Form 8-K                          Filed January 4, 2001, March 1, 2001 (press release
                                                     dated February 28, 2001), March 12, 2001 (press
                                                     release dated March 12, 2001), March 19, 2001,
                                                     March 22, 2001 and April 9, 2001

Annual Report on Form 10-K                           Year ended December 31, 2000

Registration Statement on Form 8-A, as amended       Filed November 5, 1998
                                                     Amended April 16, 1999, March 26, 2001 and April 17, 2001

Description of True North Common Stock contained     Filed November 26, 1997
in the registration statement on Form S-4

         We are also incorporating by reference any additional documents that either Interpublic or True North files with the Commission between the date of this document and the date of the True North special meeting.

         Interpublic has supplied all information contained or incorporated by reference in this document relating to Interpublic. True North has supplied all information contained or incorporated by reference in this document relating to True North.

         You may already have been sent some of the documents incorporated by reference, but you can obtain any of them, excluding all exhibits that have not been specifically incorporated by reference, from Interpublic, True North or the Commission. Documents incorporated by reference are available from Interpublic and True North without charge.

         True North stockholders may obtain documents incorporated by reference in this document by Interpublic by requesting them in writing or by telephone at the following address:

                 The Interpublic Group of Companies, Inc.
                 1271 Avenue of the Americas
                 New York, New York 10020
                 Attn: Corporate Secretary
                 Telephone: (212) 399-8000

         True North stockholders may obtain documents incorporated by reference into this document by True North by requesting them in writing or by telephone at the following address:

                 True North Communications Inc.
                 101 East Erie Street
                 Chicago, Illinois 60611
                 Attn: Corporate Secretary
                 Telephone: (312) 425-6500

         If you would like to request documents from Interpublic or True North, please do so no later than __, 2001 to receive them before the True North special meeting. Interpublic and True North will send requested documents without charge by first-class mail within one business day after receiving the request.

         You should rely only on the information contained or incorporated by reference in this document to vote on the merger agreement proposal. No one has been authorized to provide you with information that is different from what is contained in this document. This document is dated __, 2001. You should not assume the information contained in this document is accurate as of any date other than this date, and neither the mailing of this document to stockholders nor the issuance of Interpublic common stock in the merger shall imply information is accurate as of any other date.

                                                                   ANNEX A


                                                   Execution Copy



                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.

                           VERITAS ACQUISITION CORP.

                                      AND

                         TRUE NORTH COMMUNICATIONS INC.

                           Dated as of March 18, 2001

                               TABLE OF CONTENTS

                                                                         Page




                                   ARTICLE I


                                   THE MERGER

     Section 1.1     The Merger.........................................  1
     Section 1.2     Effective Time.....................................  2
     Section 1.3     Effects of the Merger; Directors and Officers......  2
     Section 1.4     Charter and Bylaws; Directors and Officers.........  2
     Section 1.5     Conversion of Securities...........................  2
     Section 1.6     Parent to Make Certificates Available..............  3
     Section 1.7     Dividends; Transfer Taxes; Withholding.............  4
     Section 1.8     No Fractional Securities...........................  5
     Section 1.9     Return of Exchange Fund............................  5
     Section 1.10    Adjustment of Exchange Ratio.......................  5
     Section 1.11    No Further Ownership Rights in Company Common Stock  5
     Section 1.12    Closing of Company Transfer Books..................  6
     Section 1.13    Lost Certificates..................................  6
     Section 1.14    Further Assurances.................................  6
     Section 1.15    Closing............................................  6

                                   ARTICLE II


                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Section 2.1     Organization, Standing and Power...................  7
     Section 2.2     Capital Structure..................................  7
     Section 2.3     Authority..........................................  8
     Section 2.4     Consents and Approvals; No Violation...............  9
     Section 2.5     SEC Documents and Other Reports.................... 10
     Section 2.6     Registration Statement and Proxy Statement......... 10
     Section 2.7     Absence of Certain Changes or Events............... 11
     Section 2.8     Permits and Compliance............................. 11
     Section 2.9     Actions and Proceedings............................ 12
     Section 2.10    Opinion of Financial Advisor....................... 12

                               TABLE OF CONTENTS
                                  (continued)
                                                                        Page


     Section 2.11    No Required Vote of Parent Stockholders............ 12
     Section 2.12    Pooling of Interests; Reorganization............... 12
     Section 2.13    Brokers............................................ 12
     Section 2.14    Operations of Sub.................................. 13

                                  ARTICLE III


                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Section 3.1     Organization, Standing and Power................... 13
     Section 3.2     Capital Structure.................................. 13
     Section 3.3     Authority.......................................... 15
     Section 3.4     Consents and Approvals; No Violation............... 15
     Section 3.5     SEC Documents and Other Reports.................... 16
     Section 3.6     Registration Statement and Proxy Statement......... 16
     Section 3.7     Absence of Certain Changes or Events............... 17
     Section 3.8     Permits and Compliance............................. 17
     Section 3.9     Tax Matters........................................ 18
     Section 3.10    Actions and Proceedings............................ 19
     Section 3.11    Employee Benefits.................................. 19
     Section 3.12    Labor Matters...................................... 21
     Section 3.13    Opinion of Financial Advisor....................... 21
     Section 3.14    Required Vote of Company Stockholders.............. 21
     Section 3.15    Pooling of Interests; Reorganization............... 21
     Section 3.16    Brokers............................................ 21
     Section 3.17    Amendment to the Rights Agreement.................. 21
     Section 3.18    Takeover Statutes.................................. 22
     Section 3.19    Accuracy of Earn-Out Schedule...................... 22

                                   ARTICLE IV


                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 4.1    Conduct of Business Pending the Merger.............. 22
     Section 4.2    No Solicitation by the Company...................... 25

                               TABLE OF CONTENTS
                                  (continued)

                                                                        Page


     Section 4.3    Pooling of Interests; Reorganization................ 27

                                   ARTICLE V


                             ADDITIONAL AGREEMENTS

     Section 5.1    Stockholder Meeting.................................  27
     Section 5.2    Preparation of the Registration Statement
                     and the Proxy Statement............................  28
     Section 5.3    Access to Information...............................  29
     Section 5.4    Compliance with the Securities Act..................  29
     Section 5.5    Current NYSE Listing................................  30
     Section 5.6    Fees and Expenses...................................  30
     Section 5.7    Company Stock Plans.................................  31
     Section 5.8    Reasonable Best Efforts; Pooling of Interests.......  32
     Section 5.9    Public Announcements................................  33
     Section 5.10   Real Estate Transfer and Gains Tax..................  33
     Section 5.11   State Takeover Laws.................................  33
     Section 5.12   Indemnification; Directors and Officers
                     Insurance..........................................  34
     Section 5.13   Notification of Certain Matters.....................  34
     Section 5.14   Employee Benefit Plans and Agreements...............  35
     Section 5.15   Section 16(b).......................................  36

                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO THE MERGER

     Section 6.1    Conditions to Each Party's Obligation
                     to Effect the Merger...............................  36
     Section 6.2    Conditions to Obligation of the Company
                     to Effect the Merger...............................  37
     Section 6.3    Conditions to Obligations of Parent and Sub
                     to Effect the Merger...............................  38

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     Section 7.1    Termination.........................................  39
     Section 7.2    Effect of Termination...............................  40
     Section 7.3    Amendment...........................................  41
     Section 7.4    Waiver..............................................  41

                               TABLE OF CONTENTS
                                  (continued)

                                                                        Page

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     Section 8.1    Non-Survival of Representations and Warranties......  41
     Section 8.2    Notices.............................................  41
     Section 8.3    Interpretation......................................  42
     Section 8.4    Counterparts........................................  42
     Section 8.5    Entire Agreement; No Third-Party Beneficiaries......  42
     Section 8.6    Governing Law.......................................  43
     Section 8.7    Assignment..........................................  43
     Section 8.8    Severability........................................  43

                             TABLE OF DEFINED TERMS


Defined Term                                                              Section
------------                                                              -------

Agreement...............................................................  Forepart
Blue Sky Laws...........................................................  2.4
Certificate of Merger...................................................  1.2
Certificates............................................................  1.6(b)
Closing.................................................................  1.15
Code....................................................................  Recitals
Company.................................................................  Forepart
Company Affiliate Letter................................................  5.4(a)
Company Bylaws..........................................................  1.4(a)
Company Charter.........................................................  1.4(a)
Company Common Stock....................................................  Recitals
Company Confidentiality Agreement.......................................  5.3(a)
Company Employees.......................................................  5.14(a)
Company Letter..........................................................  3.2(a)
Company Multiemployer Plan..............................................  3.11 (c)
Company Permits.........................................................  3.8(a)
Company Plan............................................................  3.11(c)
Company Preferred Stock.................................................  3.2(a)
Company SEC Documents...................................................  3.5
Company Stock Option Plans..............................................  3.2(a)
Company Stock Options...................................................  3.2(a)
Confidentiality Agreements..............................................  5.3(b)
Constituent Corporations................................................  Forepart
D&O Insurance...........................................................  5.12(b)
DGCL....................................................................  1.1
Effective Time..........................................................  1.2
ERISA...................................................................  3.1(a)
ERISA Affiliates........................................................  3.11(c)
Exchange Act............................................................  2.4
Exchange Agent..........................................................  1.6(a)
Exchange Fund...........................................................  1.6(a)
Exchange Ratio..........................................................  1.5(c)
GAAP....................................................................  6.3(d)
Gains Taxes.............................................................  5.10
Governmental Entity.....................................................  2.4
HSR Act.................................................................  2.4
Knowledge of Parent.....................................................  2.9
Knowledge of the Company................................................  3.10
Liens...................................................................  2.2(b)
Material Adverse Effect.................................................  2.1
Merger..................................................................  Recitals
New Plans...............................................................  5.14(a)

NYSE....................................................................  1.8
Old Plans...............................................................  5.14(a)
Parent..................................................................  Forepart
Parent Affiliate Letter.................................................  5.4(b)
Parent Annual Report....................................................  2.2(b)
Parent Bylaws...........................................................  2.4
Parent Charter..........................................................  2.4
Parent Common Stock.....................................................  Recitals
Parent Letter...........................................................  2.4
Parent Permits..........................................................  2.8(a)
Parent Preferred Stock..................................................  2.2(a)
Parent SEC Documents....................................................  2.5
Parent Stock Plans......................................................  2.2(a)
Proxy Statement.........................................................  2.6
Rabbi Trust.............................................................  5.14(c)
Registration Statement..................................................  2.3
Rights..................................................................  Recitals
Rights Agreement........................................................  Recitals
Rule 145 Affiliates.....................................................  5.4(a)
SEC.....................................................................  2.2(a)
Securities Act..........................................................  2.3
Significant Subsidiary..................................................  2.2(a)
State Takeover Approvals................................................  2.4
State Takeover Statutes.................................................  3.18
Stockholder Meeting.....................................................  5.1
Sub.....................................................................  Forepart
Subsidiary..............................................................  2.1
Substitute Option.......................................................  5.7
Superior Proposal.......................................................  4.2(a)
Surviving Corporation...................................................  1.1
Takeover Proposal.......................................................  4.2(a)
Taxes...................................................................  3.9(a)
Tax Returns.............................................................  3.9(a)
Third Party.............................................................  5.6(d)
Third Party Acquisition Event...........................................  5.6(d)

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of March 18, 2001 (this "Agreement"), among The Interpublic Group of Companies, Inc., a Delaware corporation ("Parent"), Veritas Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and True North Communications Inc., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:
                              --------------------

          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have each approved and declared advisable the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, par value $.33 1/3 per share, of the Company ("Company Common Stock") together with the associated right to purchase one two-thousandth of a share of Series B Junior Participating Preferred Stock of the Company (the "Rights") under the Rights Agreement dated November 4, 1998 , as amended, between the Company and First Chicago Trust Company of New York, a division of Equiserve (the "Rights Agreement"), not owned directly or indirectly by Parent or the Company will be converted into shares of Common Stock, par value $.10 per share, of Parent ("Parent Common Stock");

          WHEREAS, the respective Boards of Directors of Parent and the Company have each determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders;

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

          WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests.

          NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

Section 1.1  The Merger.  Upon the terms and subject to the conditions hereof,
             ----------
and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

Section 1.2  Effective Time.  The Merger shall become effective when a
             --------------
Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the
                   --------  -------
Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is accepted for recording or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as hereinafter defined).

Section 1.3  Effects of the Merger; Directors and Officers.  The Merger shall
             ---------------------------------------------
have the effects set forth in this Agreement and in Section 259 of the DGCL.

Section 1.4  Charter and Bylaws; Directors and Officers.
             ------------------------------------------

(a) At the Effective Time, the Amended and Restated Certificate of Incorporation, as amended, of the Company (the "Company Charter"), as in effect immediately prior to the Effective Time, shall be amended so that Article FOURTH of the Company Charter reads in its entirety as follows:
     "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share." As so amended, the Company Charter shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the By-laws of the Company, as amended (the "Company Bylaws"), as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Company Charter and the DGCL.

(b) The directors of Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(c) As of the Effective Time, Parent's board of directors shall elect David A. Bell and J. Brendan Ryan as members of the board of directors of Parent, to hold such office until the earlier of resignation or removal or until their respective successors are duly elected and qualified.

(d) As of the Effective Time, Parent's board of directors shall elect David A. Bell to become the Vice-Chairman of Parent, to hold such office until the earlier of resignation or removal or until his successor is duly elected and qualified.

Section 1.5  Conversion of Securities.  As of the Effective Time, by virtue of
             ------------------------
the Merger and without any action on the part of Sub, the Company, Parent or the holders of any securities of the Constituent Corporations:

(a) Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) All shares of Company Common Stock, together with the associated Rights, that are held in the treasury of the Company or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock, together with the associated Rights, owned by Parent (other than shares, if any, in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

(c) Subject to the provisions of Sections 1.8 and 1.10 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, together with the associated Rights, (other than shares to be canceled in accordance with Section 1.5(b)) shall be converted into 1.14 (such number being the "Exchange Ratio") validly issued, fully paid and nonassessable shares of Parent Common Stock. All such shares of Company Common Stock and the associated Rights, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions in accordance with Section 1.7, certificates representing the shares of Parent Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.6.

Section 1.6  Parent to Make Certificates Available.
             -------------------------------------

(a)  Exchange of Certificates.  Parent shall authorize Equiserve (or such other
     ------------------------
     person or persons as shall be reasonably acceptable to Parent and the Company) to act as Exchange Agent hereunder (the "Exchange Agent"). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5(c) for exchange with outstanding shares of Company Common Stock, together with the associated Rights, and cash, as required to make payments in lieu of any fractional shares pursuant to Section 1.8 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall deliver the Parent Common Stock contemplated to be issued pursuant to Section 1.5(c) out of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis and promptly pay to Parent or its designee any interest or other income resulting therefrom. Parent shall bear the risk of any investment losses arising from such investment.

(b)  Exchange Procedures.  Parent shall instruct the Exchange Agent, as soon as
     -------------------
     practicable after the Effective Time, to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, together with the associated Rights, converted in the Merger (the "Certificates") a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the

     Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares). Upon surrender for cancellation to the Exchange Agent of one or more Certificates held by any record holder of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (after taking into account all shares of Company Common Stock then held and surrendered by such holder) a certificate representing that number of whole shares of Parent Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share in accordance with Section 1.8 and certain dividends and other distributions in accordance with Section 1.7, and any Certificate so surrendered shall forthwith be canceled.

Section 1.7  Dividends; Transfer Taxes; Withholding.  No dividends or other
             --------------------------------------
distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing Parent Common Stock until such person surrenders the related Certificate or Certificates, as provided in Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such person pursuant to
Section 1.8 until such person shall so surrender the related Certificate or Certificates. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Parent Common Stock:
(i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the person entitled to receive such dividends or other distributions or cash in lieu of fractional shares be entitled to receive interest on such dividends or other distributions or cash in lieu of fractional shares. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

Section 1.8  No Fractional Securities.  No certificates or scrip representing
             ------------------------
fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the last reported sale price per share of Parent Common Stock on The New York Stock Exchange (the "NYSE") on the date of the Effective Time (or, if the shares of Parent Common Stock do not trade on the NYSE on such date, the first date of trading of shares of Parent Common Stock on the NYSE after the Effective Time) by (ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.7 and this Section 1.8.

Section 1.9  Return of Exchange Fund.  Any portion of the Exchange Fund
             -----------------------
(including any income or proceeds thereon or any investments thereof) which remains undistributed to the former stockholders of the Company for twelve months after the Effective Time shall be delivered to Parent or its designee, upon demand of Parent, and any such former stockholders who have not theretofore complied with this Article I shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock who are entitled thereto pursuant to Sections 1.7 and
1.8 on the third anniversary of the date of the Effective Time (or such earlier date as shall be immediately before such date upon which such securities or amounts would otherwise escheat to or become property of any public official or Governmental Entity (as hereinafter defined)) shall, to the extent permitted by law, become the property of Parent, free and clear of claims or interests of any person previously entitled thereto. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Common Stock for any such shares of Parent Common Stock, cash, dividends and distributions which are delivered to a public official or Governmental Entity pursuant to any applicable abandoned property, escheat or similar law.

Section 1.10  Adjustment of Exchange Ratio.  In the event of any
              ----------------------------
reclassification, stock split or stock dividend with respect to Parent Common Stock or any change or conversion of Parent Common Stock into other securities (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be to the Exchange Ratio as so adjusted.

Section 1.11  No Further Ownership Rights in Company Common Stock.  All shares
              ---------------------------------------------------
of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock, together with the associated Rights, represented by such Certificates.

Section 1.12  Closing of Company Transfer Books.  At the Effective Time, the
              ---------------------------------
stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company.
If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or the Parent, such Certificates shall be canceled and exchanged as provided in this Article I.

Section 1.13  Lost Certificates.  If any Certificate shall have been lost,
              -----------------
stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 1.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7.

Section 1.14  Further Assurances.  If at any time after the Effective Time the
              ------------------
Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

Section 1.15  Closing.  The closing of the transactions contemplated by this
              -------
Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006, at 10:00 a.m. local time no later than the sixth business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (if permissible) of such conditions) or at such other time and place as Parent and the Company shall agree.

                                  ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

          Parent and Sub represent and warrant to the Company as follows:

Section 2.1  Organization, Standing and Power.  Each of Parent and Sub is a
             --------------------------------
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary (as hereinafter defined) of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on Parent. Parent and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement (a) "Material Adverse Effect" means, when used with respect to Parent or the Company, as the case may be, any event, change or effect that individually or when taken together with all other such events, changes or effects is, or would be, materially adverse to the business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole, as the case may be, except to the extent resulting from or relating to (i) any changes or events affecting the economy of any country or the advertising industry generally (other than to the extent such changes or events adversely affect Parent or the Company, as the case may be, in a materially disproportionate manner in relation to the industry generally) or (ii) the loss of those clients that have been previously discussed by the parties; and (b) "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), (i) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity or otherwise (through contract or other means) holds or controls 50% or more of the ordinary voting power in respect of the election or appointment of the board of directors or other governing body or (ii) of which such party or any of its Subsidiaries is a general or managing partner.

Section 2.2  Capital Structure.
             -----------------

(a) As of the date hereof, the authorized capital stock of Parent consists of 550 million shares of Parent Common Stock and 20 million shares of preferred stock, no par value ("Parent Preferred Stock"). At the close of business on February 28, 2001, (i) 315,527,074 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights and (ii) 5,461,525 shares of Parent Common Stock were held in treasury of Parent or by Subsidiaries of Parent. As of December 31, 2000, approximately 27,516,000 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options to purchase shares of Parent Common Stock under Parent's 1986, 1988, 1996 and 1997 Stock Option Plans (collectively, the "Parent Stock Plans"). As of the date hereof, the Parent Stock Plans are the only benefit plans of Parent or its Subsidiaries under which any securities of Parent are issuable. As of the date of this Agreement, except as set forth above and except for the issuance of shares of Parent Common Stock upon exercise of options issued pursuant to the Parent Stock Plans, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All of the shares of Parent Common Stock issuable in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except for (i) this Agreement and (ii) as set forth above, and except as disclosed in the Parent SEC Documents (as hereinafter defined), there are no options, warrants, calls, rights, puts or agreements to which Parent or any of its Significant Subsidiaries (as hereinafter defined) is a party or by which any of them is bound obligating Parent or any of its Significant Subsidiaries to issue, deliver, sell or redeem, or cause to be issued, delivered, sold or redeemed, any additional shares of capital stock (or other voting securities or equity equivalents) or convertible or exchangeable securities of Parent or any of its Significant Subsidiaries or obligating Parent or any of its Significant Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or agreement. True, complete and correct copies of the Certificate of Incorporation and Bylaws of each of Parent and Sub have been delivered to the Company. For purposes of this Agreement, "Significant Subsidiary" means any Subsidiary that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC").

(b) Each outstanding share of capital stock (or other voting security or equity equivalent) of each Significant Subsidiary of Parent is duly authorized, validly issued, fully paid and nonassessable and each such share (or other voting security or equity equivalent) is owned by Parent or another Subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever (collectively, "Liens") other than such Liens which (individually or in the aggregate) would not have a Material Adverse Effect on Parent. Except as disclosed in the Parent SEC Documents, Parent does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Exhibit 21 to Parent's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the SEC (the "Parent Annual Report"), was, at the time so filed, a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC.

Section 2.3  Authority.  On or prior to the date of this Agreement, the Boards
             ---------
of Directors of Parent and Sub have unanimously (i) declared the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement advisable and fair to and in the best interest of Parent and Sub, respectively, and their respective stockholders, and (ii) approved and adopted this Agreement in accordance with the DGCL. Each of Parent and Sub has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the filing of appropriate Merger documents as required by the DGCL. This Agreement and the consummation of the transactions contemplated hereby have been approved by Parent as the sole stockholder of Sub. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect hereof on the Company) this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms. The issuance of Parent Common Stock in connection with the Merger and the filing of a registration statement on Form S-4 with the SEC by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") have been duly authorized by Parent's Board of Directors.

Section 2.4  Consents and Approvals; No Violation.  Assuming that all consents,
             ------------------------------------
approvals, authorizations and other actions described in this Section 2.4 and in
Section 5.7 have been obtained and all filings and obligations described in this
Section 2.4 have been made, and except as set forth in Section 2.4 of the letter dated the date hereof and delivered on the date hereof by Parent to the Company, which letter relates to this Agreement and is designated the Parent Letter (the "Parent Letter"), the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Restated Certificate of Incorporation of Parent (the "Parent Charter") or the By-laws of Parent (the "Parent Bylaws") or the Certificate of Incorporation or By-laws of Sub, (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal or stock exchange (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended, (together with the rules and regulations promulgated thereunder, the "Exchange Act"),

(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (iv) such filings as may be required in connection with the taxes described in Section 5.10, (v) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws") and the NYSE, (vi) as may be required under applicable non-U.S. laws of general applicability and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 2.5  SEC Documents and Other Reports.  Parent has timely filed all
             -------------------------------
required documents with the SEC since December 31, 1999 (including, without limitation, financial statements, exhibits and schedules included or incorporated by reference therein and all other documents incorporated by reference therein, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein that, in either case, have not been and will not be material in amount). Except as disclosed in the Parent SEC Documents or as required by generally accepted accounting principles, Parent has not, between December 31, 1999 and the date hereof, made any material change in the accounting practices or policies applied in the preparation of any of such financial statements.

Section 2.6  Registration Statement and Proxy Statement.  None of the
             ------------------------------------------
information to be supplied in writing by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the proxy statement/prospectus included therein relating to the Stockholder Meeting (as defined in Section 5.1) (together with any amendments or supplements thereto, the "Proxy Statement") will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Exchange Act.

Section 2.7  Absence of Certain Changes or Events.  Except as disclosed in
             ------------------------------------
Parent SEC Documents filed with the SEC prior to the date of this Agreement or as disclosed in Section 2.7 of the Parent Letter, since December 31, 1999 (A) Parent and its Subsidiaries have not incurred any liability or obligation (indirect, direct or contingent) that would result in a Material Adverse Effect on Parent, (B) Parent and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on Parent, (C) there has been no dividend or distribution of any kind declared, paid or made by Parent on any class of its stock, except for regular quarterly cash dividends to shareholders of Parent consistent with past practice and (D) there has been no Material Adverse Effect with respect to Parent.

Section 2.8  Permits and Compliance.
             ----------------------

(a) Except as disclosed in the Parent SEC Documents filed before the date hereof, each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Except as disclosed in the Parent SEC Documents filed before the date hereof, neither Parent nor any of its Subsidiaries is in violation of (A) its charter, by-laws or other organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over Parent or any of its Subsidiaries, except, in the case of clauses (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

(b) Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement or as disclosed in Section 2.8 of the Parent Letter, as of the date hereof there is no contract or agreement that is or was required to be filed by Parent as a material contract pursuant to Item 601 of Regulation S-K under the Securities Act. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement or Section 2.8 of the Parent Letter, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by Parent or Sub of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any such Subsidiary is bound or to which any of the properties, assets or operations of Parent or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

Section 2.9  Actions and Proceedings.  Except as set forth in the Parent SEC
             -----------------------
Documents filed prior to the date of this Agreement and except as set forth in
Section 2.9 of the Parent Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Parent or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees of Parent or any of its Subsidiaries, as such, or any of its or their properties, assets or business that, individually or in the aggregate, would have a Material Adverse Effect on Parent or, as of the date hereof, materially impair the ability of Parent to perform its obligations hereunder. Except as set forth in Section 2.9 of the Parent Letter or in the Parent SEC Documents filed prior to the date hereof, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of Parent (as hereinafter defined), threatened against or involving Parent or any of its Subsidiaries or any of its or their present or former directors, officers, employees as such, or any of its or their properties, assets or business that, individually or in the aggregate, would have a Material Adverse Effect on Parent or, as of the date hereof, materially impair the ability of Parent to perform its obligations hereunder.
As of the date hereof, there are no actions, suits, or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its or their present or former officers, directors, employees, as such, or any of its or their properties, assets or business, in each case relating to the transactions contemplated by this Agreement. For purposes of this Agreement, "Knowledge of Parent" means the actual knowledge of the Chief Executive Officer, Chief Financial Officer or General Counsel of Parent.

Section 2.10  Opinion of Financial Advisor.  Parent has received the opinion of
              ----------------------------
Goldman, Sachs & Co. to the effect that, as of the date thereof, the Exchange Ratio is fair to Parent from a financial point of view.

Section 2.11  No Required Vote of Parent Stockholders.  No vote of the
              ---------------------------------------
securityholders of Parent is required by law, the Parent Charter or the Parent Bylaws or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby.

Section 2.12  Pooling of Interests; Reorganization.  To the Knowledge of Parent
              ------------------------------------
after due inquiry and consultation with PriceWaterhouseCoopers, its independent auditors, neither Parent nor any of its Subsidiaries has (i) taken any action or failed to take any action which action or failure (or has become aware of any fact or circumstance that) would, or would be reasonably expected to, jeopardize the treatment of the Merger as a pooling of interests for accounting purposes under applicable accounting rules and the applicable rules and regulations of the SEC or (ii) taken any action or failed to take any action which action or failure (or has become aware of any fact or circumstance that) would, or would be reasonably expected to, jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368 of the Code.

Section 2.13  Brokers.  No broker, investment banker or other person, other than
              -------
Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent (as reflected in the agreement between Goldman, Sachs & Co. and Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 2.14  Operations of Sub.  Sub is a direct, wholly owned subsidiary of
              -----------------
Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Sub as follows:

Section 3.1  Organization, Standing and Power.  The Company is a corporation
             --------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.2  Capital Structure.
             -----------------

(a) As of the date hereof, the authorized capital stock of the Company consists of 90,100,000 shares of capital stock of which 90,000,000 are shares of Company Common Stock, and 100,000 are shares of preferred stock, par value $1 per share, of the Company ("Company Preferred Stock"). At the close of business on March 15, 2001, (i) 50,413,400 shares of Company Common Stock (including associated Rights) were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 1,092 shares of Company Common Stock were held in the treasury or by Subsidiaries of the Company; (iii) 8,013,681 shares of Company Common Stock were reserved for issuance pursuant to options to purchase shares of Company Common Stock ("Company Stock Options") issued and outstanding pursuant to (A) the Company's Stock Option Plan, (B) the Company's Outside Director Stock Option Plan and (C) the Bozell, Jacobs, Kenyon & Eckhardt, Inc. Stock Option Plan (collectively, the "Company Stock Option Plans") (with a weighted average exercise price between $28 and $29); (iv) an additional 868,912 shares of Company Common Stock were authorized (excluding shares subject to stockholder approval) for awards, but not yet issued; and (v) no shares of Company Preferred Stock were issued or outstanding. Set forth in Section 3.2 of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which letter relates to this Agreement and is designated the Company Letter (the "Company Letter"), is a list of each benefit plan of the Company or its Subsidiaries under which any securities of the

     Company are issuable or reserved for issuance. All the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except for shares reserved or issuable in connection with the Rights Agreement, except as set forth above, except for the issuance of shares of Company Common Stock upon the exercise of Company Stock Options and except as set forth in Section 3.2 of the Company Letter, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. As of the date hereof, except (i) as set forth above, (ii) for options, warrants, calls, rights, puts and agreements that relate to securities of Subsidiaries other than Significant Subsidiaries with exercise or purchase prices that, in the aggregate, do not exceed $25 million and that are not referenced in Section 3.2 of the Company Letter and (iii) as set forth in Section 3.2 of the Company Letter, there are no options, warrants, calls, rights, puts or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell or redeem, or cause to be issued, delivered, sold or redeemed, any additional shares of capital stock (or other voting securities or equity equivalents) or convertible or exchangeable securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or agreement. True, complete and correct copies of the Company Charter and Company Bylaws have been delivered to Parent.

(b) Each outstanding share of capital stock (or other voting security or equity equivalent) of each Significant Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable, and each such share (or other voting security or equity equivalent) is owned by the Company or another Subsidiary of the Company, free and clear of all Liens other than such Liens which (individually or in the aggregate) are not material. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Section 3.2(b) of the Company Letter contains a true, accurate and correct statement in all material respects of Exhibit 21 if it were dated as of March 15, 2001.

(c) The Company and its Subsidiaries have no mandatory obligations, contingent or otherwise, to provide financing to or make any investment in (in the form of a mandatory loan, capital contribution or similar payment) any person or entity (other than wholly-owned subsidiaries) except (i) in the case of such persons and entities other than Modem Media, Inc. for obligations (A) involving no more than $15 million in the aggregate or (B) as disclosed in the Company SEC Documents (as hereinafter defined) or in
     Section 3.2(c) of the Company Letter and (ii) in the case of Modem Media, Inc., the guarantees referenced in Section 3.2(d) of the Company Letter.

(d) Section 3.2(d) of the Company Letter discloses all the agreements that the Company has with Modem Media, Inc. and all guarantees, indemnities and other forms of credit support that the Company and its Subsidiaries have undertaken in respect of liabilities and obligations incurred by Modem Media, Inc.

(e) Except as set forth in Section 3.2(e) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any agreement with Modem Media, Inc. that restricts the acquisition or disposition of shares of Modem Media, Inc. other than agreements with regard to restrictions relating to compliance with applicable securities laws.

Section 3.3  Authority.  On or prior to the date of this Agreement, the Board of
             ---------
Directors of the Company has by unanimous vote of those present (i) declared the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement advisable and fair to and in the best interest of the Company and its stockholders, (ii) approved and adopted this Agreement in accordance with the DGCL, (iii) resolved to recommend the approval and adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement by the Company's stockholders and (iv) directed that the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement be submitted to the Company's stockholders for approval and adoption. The Company has all requisite corporate power to enter into this Agreement and, subject to approval by the stockholders of the Company of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval of this Agreement by the stockholders of the Company and (y) the filing of appropriate Merger documents as required by the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of the Agreement on Parent and Sub) constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with its terms. The filing of the Proxy Statement with the SEC has been duly authorized by the Company's Board of Directors.

Section 3.4  Consents and Approvals; No Violation.  Assuming that all consents,
             ------------------------------------
approvals, authorizations and other actions described in this Section 3.4 and in
Section 5.7 have been obtained and all filings and obligations described in this Section 3.4 have been made, except as set forth in Section 3.4 of the Company Letter, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Company Bylaws, (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or
(iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement except for (i) in connection, or in compliance, with the provisions of the HSR Act and the Securities Act and the Exchange Act,
(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (iv) such filings as may be required in connection with the taxes described in Section 5.10, (v) applicable requirements, if any, of Blue Sky Laws and the NYSE, (vi) as may be required under non-U.S. laws of general applicability and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 3.5  SEC Documents and Other Reports.  The Company has timely filed all
             -------------------------------
required documents with the SEC since December 31, 1999 (including, without limitation, financial statements, exhibits and schedules included or incorporated by reference therein and all other documents incorporated by reference therein, the "Company SEC Documents"). Except as set forth in Section
3.5 of the Company Letter, as of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in
Section 3.5 of the Company Letter, the consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein that, in either case, have not been and will not be material in amount). Except as disclosed in the Company SEC Documents or as required by generally accepted accounting principles or as set forth in Section
3.5 of the Company Letter, the Company has not, between December 31, 1999 and the date hereof, made any material change, in the accounting practices or policies applied in the preparation of any of such financial statements.

Section 3.6  Registration Statement and Proxy Statement.  None of the
             ------------------------------------------
information to be supplied in writing by the Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act.

Section 3.7  Absence of Certain Changes or Events.  Except as disclosed in the
             ------------------------------------
Company SEC Documents filed with the SEC prior to the date of this Agreement or as disclosed in Section 3.7 of the Company Letter, since December 31, 1999 (A) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent) that would result in a Material Adverse Effect on the Company, (B) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Company, (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock except for regular quarterly cash dividends to shareholders of the Company consistent with past practice, (D) there has been no Material Adverse Effect with respect to the Company and (E) since September 30, 2000 through the date hereof, the Company has conducted its business in the ordinary course in all material respects.

Section 3.8  Permits and Compliance.
             ----------------------

(a) Except as disclosed in the Company SEC Documents filed before the date hereof, each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed before the date hereof, neither the Company nor any of its Subsidiaries is in violation of (A) the charter, by-laws or other organizational documents of the Company or any of its Significant Subsidiaries, (B) the charter, by-laws or other organizational documents of any Subsidiary that is not a Significant Subsidiary, (C) any applicable law, ordinance, administrative or governmental rule or regulation or (D) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (B), (C) or (D), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

(b) Section 3.8 of the Company Letter contains, as of the date hereof, each contract or agreement that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act if the Company were filing an annual report on 10-K. The material contracts disclosed in Section 3.8 of the Company Letter are in full force and effect, as of the date hereof, except as otherwise expressly stated in the Company SEC Documents or Section 3.8 of the Company Letter. Except as set forth in Section 3.8 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any agreement evidencing, or guarantee relating to, indebtedness for borrowed money to the extent the aggregate principal amount outstanding thereunder exceeds $10,000,000. To the knowledge of the Company, Section 3.8 of the Company Letter also sets forth all agreements and contracts of the Company or any of its Subsidiaries (i) that both (A) are not client contracts and (B) purport to limit, curtail or restrict the ability of the Company or any of its Subsidiaries or affiliates to compete in any geographic area or line of business or (ii) that both (A) are client contracts and (B) from and after the Closing would, by their own terms, purport to restrict, in any material respect, the continuation of the current conduct of the businesses of Parent and its Subsidiaries, as described in the Parent SEC Documents filed before the date hereof. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.8 of the Company Letter, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

Section 3.9  Tax Matters.  (a)  Except as otherwise set forth in Section 3.9 of
             -----------
the Company Letter, (i) the Company and each of its Subsidiaries have timely filed all Tax Returns (as hereinafter defined) required to have been filed with a national taxing authority, and all material Tax Returns required to have been filed with other taxing authorities, or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (ii) all Taxes (as hereinafter defined) shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, except to the extent that any failure to so pay or so obtain such an extension would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (iii) the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (iv) no material items that have been contested in writing by the relevant taxing authority in connection with any examination of the Tax Returns referred to in clause (i) are pending on the date hereof; and (v) all material deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or are being timely and properly contested. For purposes of this
Agreement: (i) "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

(b) The Company has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under
     Section 355 of the Code since the effective date of Section 355(e) of the Code, and no Subsidiary has constituted such a "distributing corporation" or "controlled corporation" unless any Subsidiary constituting such a "distributing corporation" or "controlled corporation" would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.10  Actions and Proceedings.  Except as set forth in the Company SEC
              -----------------------
Documents filed prior to the date of this Agreement and except as set forth in
Section 3.10 of the Company Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees of the Company or any of its Subsidiaries, as such, or any of its or their properties, assets, or business or any Company Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on the Company or, as of the date hereof, materially impair the ability of the Company to perform its obligations hereunder. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.10 of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers, employees, as such, or any of its or their properties, assets or business that, individually or in the aggregate, would have a Material Adverse Effect on the Company or, as of the date hereof, materially impair the ability of the Company to perform its obligations hereunder. As of the date hereof, there are no actions, suits, or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their present or former officers, directors, employees or any of its or their properties, assets or business, in each case relating to the transactions contemplated by this Agreement. For purposes of this Agreement, "Knowledge of the Company" means the actual knowledge of the individuals identified on Section 3.10 of the Company Letter.

Section 3.11  Employee Benefits.
              -----------------

(a) Except as would not have a Material Adverse Effect on the Company, (i) each Company Plan has been administered and is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, the terms of such plan and all other applicable statutes and governmental rules and regulations, (ii) with respect to each Company Plan, no governmental audits, actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and (iii) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan for which the 30-day notice requirement has not been waived. Neither the Company nor any of its ERISA Affiliates (as hereinafter defined) has withdrawn from any Company Plan or Company Multiemployer Plan (as hereinafter defined) or instituted, or is currently considering taking, any action to do so. No Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. The Company has provided or made available to Parent true and complete copies of each material Company Plan other than (i) any such material Company Plan maintained outside of the United States primarily for the benefit of employees working outside of the United States and (ii) any such material Company Plan which is an employment contract, and, with respect to any such material Company Plan which is not in written form, a summary of the material terms of such Company Plan. With respect to each Company Plan that is an employment contract which provides for annual base salary in excess of $350,000, to the specific Knowledge of the Company as of the date hereof, the Company has provided a true and complete copy thereof to Parent. The Company will use its reasonable best efforts to provide to Parent, between the date hereof and the Effective Time, a copy of each Company Plan that is an employment contract which provides for annual base salary in excess of $350,000.

(b) No event has occurred and there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate or Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law, other than liabilities for benefits payable in the normal course, which would have a Material Adverse Effect on the Company.

(c) As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)), a "welfare plan" (as defined in Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, holiday pay, vacation, severance, death benefit, sick leave, fringe benefit, insurance, each employment contract (which, to the Knowledge of the Company, is in effect and provides for annual base salary in excess of $350,000) or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability,
     (ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability and (iii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

(d) Neither the Company nor any of its Subsidiaries has disseminated in writing or otherwise broadly or generally notified employees of any intent or commitment (whether or not legally binding) to create any additional Company Plan or to amend, modify or terminate any existing Company Plan which would be reasonably expected to result in material liabilities to the Company and its Subsidiaries.

(e) The aggregate amount required to be contributed to the Company Executive Benefit Trust as a result of the consummation of the transactions contemplated by this Agreement, either alone or in connection with any other event, shall not exceed $55,000,000.

Section 3.12  Labor Matters.  As of the date hereof, neither the Company nor any
              -------------
of its Subsidiaries is a party to any collective bargaining agreement. Except as would not have a Material Adverse Effect on the Company, (i) there is no material labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, and (ii) to the Knowledge of the Company, no efforts or attempts to unionize or enter into a collective bargaining agreement are ongoing or threatened. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) neither the Company nor any of its Subsidiaries, nor their respective businesses has committed any unfair labor practices or violated any applicable employment laws in connection with the operation of the respective businesses, and (ii) there is no pending or, to the Knowledge of the Company, threatened charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency, or by any employee or class of employees or governmental agency relating to a purported violation of any applicable employment laws.

Section 3.13  Opinion of Financial Advisor.  The Company has received the
              ----------------------------
opinion of Morgan Stanley & Co. Incorporated to the effect that, as of the date thereof, the Exchange Ratio is fair to the Company's stockholders from a financial point of view.

Section 3.14  Required Vote of Company Stockholders.  The affirmative vote of
              -------------------------------------
the holders of a majority of the outstanding shares of Company Common Stock is required to approve and adopt the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement. No other vote of the securityholders of the Company is required by law, the Company Charter or the Company Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

Section 3.15  Pooling of Interests; Reorganization.  To the Knowledge of the
              ------------------------------------
Company after due inquiry and consultation with Arthur Andersen, its independent auditors, neither the Company nor any of its Subsidiaries has (i) taken any action or failed to take any action which action or failure (or has become aware of any fact or circumstance that) would, or would be reasonably expected to, jeopardize the treatment of the Merger as a pooling of interests for accounting purposes under applicable accounting rules and the applicable rules and regulations of the SEC or (ii) taken any action or failed to take any action which action or failure (or has become aware of any fact or circumstance that) would, or would be reasonably expected to, jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368 of the Code.

Section 3.16  Brokers.  No broker, investment banker or other person, other than
              -------
Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by the Company (as reflected in an agreement between Morgan Stanley & Co. Incorporated and the Company dated February 29, 2000, a copy of which has been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.17  Amendment to the Rights Agreement. The Board of Directors of the
              ---------------------------------
Company has taken all necessary action under the Rights Agreement (including any amendment thereof) so that (a) none of the execution or delivery of this Agreement, the exchange of the shares of Parent Common Stock for the shares of Company Common Stock in accordance with Article I or any other transaction contemplated hereby will cause (i) the rights issued pursuant to the Rights Agreement to become exercisable under the Rights Agreement, (ii) a Stock Acquisition Date (as defined in the Rights Agreement) to occur, (iii) Parent or the Sub to be deemed an Acquiring Person (as defined in the Rights Agreement) or
(iv) a Triggering Event (as defined in the Rights Agreement) to occur upon any such event; and (b) the execution and delivery of this Agreement and the other transactions contemplated hereby will be exempt from the Rights Agreement. The Company has furnished Parent with a true and correct copy of the executed amendment to the Rights Agreement that has the effects specified in the preceding sentence.

Section 3.18  Takeover Statutes.  The Company's Board has approved, for purposes
              -----------------
of Section 203 of the DGCL, the Merger. The Board of Directors of the Company has adopted an omnibus resolution providing that this Agreement and the transactions contemplated hereby are exempt from the requirements of any applicable "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws or regulations of any state ("State Takeover Statutes").

Section 3.19  Accuracy of Earn-Out Schedule.  Section 3.19 of the Company Letter
              -----------------------------
lists, as of March 8, 2001, the Company's good faith estimate of the material payment obligations (whether contingent or otherwise) of the Company and its Subsidiaries in respect of earn-outs, deferred purchase price arrangements or similar arrangements that have arisen in connection with investments in or acquisitions of companies, businesses or business lines, based on the most recently available data after due inquiry.

                                  ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1  Conduct of Business Pending the Merger.
             --------------------------------------

(a) Except as expressly permitted by clauses (i) through (xvii) of this Section 4.1(a), during the period from the date of this Agreement through the Effective Time, the Company shall (and shall cause its Significant Subsidiaries to and shall use reasonable best efforts to cause its other Subsidiaries to) in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or as set forth in Section 4.1 of the Company Letter, the Company shall not (and (1) in the case of clauses (iii), (iv), (v), (vi), (viii), (ix) and (xvi), shall cause its Subsidiaries not to and (2) in the case of clauses (i), (ii), (vii), (x)-(xv) and (xvii), shall cause its Significant Subsidiaries not to and shall use reasonable best efforts to cause its other Subsidiaries not to) without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such other than dividends and distributions by any Subsidiary to its parent and regular quarterly cash dividends to shareholders of the Company consistent with past practice, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance or delivery of shares of Company Common Stock including the associated Rights upon the exercise of existing Company Stock Options in accordance with their terms as currently in effect, (B) the issuance or delivery of options exercisable for Company Common Stock under Company Stock Option Plans in the ordinary course of business consistent with past practice and in an amount not to exceed options to purchase 180,000 shares of Company Common Stock in the aggregate (whether or not subject to subsequent approval of Parent's stockholders); provided that no grants may be made to any officers, directors or key employees whose annual base salary exceeds $350,000; (C) the issuance or delivery of restricted stock in the ordinary course of business consistent with past practice and in an amount not to exceed 15,500 shares, in the aggregate; (D) the issuance or delivery of shares of Company Common Stock (including the associated Rights) pursuant to the Company's Nonemployee Directors Deferred Stock Compensation Program or 401(k) retirement program, in each case in the ordinary course, and in amounts not to exceed 20,000 shares and 160,000 shares, respectively, in the aggregate, provided, that, at the request of Parent and subject to the agreement of the Company and further subject to the requirements of applicable law or existing contractual restrictions, in lieu of the delivery of shares pursuant to either such plan, cash shall be delivered and may be used to purchase such shares in the market; and (E) subject to
     Section 3.17 which shall remain accurate, issuances pursuant to the Rights Agreement;

(iii) amend its charter or by-laws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (except for any acquisition or series of related acquisitions that does not involve more than $3 million in the aggregate and that, when aggregated with all other acquisitions by the Company and its Subsidiaries between the date hereof and the Effective Time, does not involve in excess of $15 million) (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

(v) sell, lease (as lessor), license, mortgage, encumber or otherwise dispose of material properties or assets, other than in connection with sales of inventory in the ordinary course of business;

(vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) indebtedness or guarantees in the ordinary course of business, (B) loans, advances, capital contributions and other investments between the Company and any Subsidiary or between Subsidiaries and (C)immaterial advances to employees in the ordinary course of business;

(vii) enter into, adopt or amend in any material respect any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, bonus, group insurance or other employee benefit, incentive, welfare or severance plan, agreement or arrangement, Company Plan or employment or consulting agreement, except as required by applicable law and except in the ordinary course of business;

(viii) increase the compensation payable or to become payable to employees other than in the ordinary course of business consistent with past practice and other than as described in Section 4.1 of the Company Letter;

(ix) enter into any material contract (as used in item 601(b)(10) of Regulation S-K) or amend in any material respect any material contract (as used in item 601(b)(10) of Regulation S-K;

(x)     make capital expenditures in excess of $25 million, in the aggregate;

(xi) change, in any material respect, any accounting practices or methodologies or revalue, in any material respect, any of its assets other than in the ordinary course consistent with past practices or as required by generally accepted accounting principles;

(xii) make or revoke any material Tax election or settle or compromise any material Tax liability or change (or make a request to any Taxing authority to change) any material aspect of its method of accounting for Tax purposes;

(xiii) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Company's consolidated balance sheet as of September 30, 2000 (or the notes thereto) as included in the Company SEC Documents (or off-balance sheet liabilities incurred as of such date in the ordinary course of business consistent with past practice), or incurred subsequent to such date in the ordinary course of business consistent with past practice;

(xiv) refrain from enforcing any confidentiality, standstill or similar agreement, in each case relating to any Takeover Proposal to which the Company is a party;

(xv) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

(xvi) enter into any agreement that purports to limit or otherwise restricts (by its own terms) in any material respect, after the Effective Time, Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) from engaging or competing in any line of business or in any geographic area; or

(xvii) authorize, take, or agree to take, any of the actions described in clauses (i) through (xvi) above or any action which would be reasonably likely to result in any of the conditions to the Merger set forth in
        Article VI hereof not being satisfied;

provided that, to the extent any action is specifically permitted under this
Section 4.1(a), nothing set forth in clauses (i) through (xvii) above shall be construed to limit any such action.

(b)  Except as otherwise contemplated by this Agreement or as set forth in
     Section 4.1 of the Parent Letter, Parent shall not, and shall not permit any of its Significant Subsidiaries to, without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

(i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, other than dividends and distributions by any Subsidiary to its parent and regular quarterly cash dividends to shareholders of Parent consistent with past practice;

(ii)   liquidate or dissolve Parent;

(iii) amend the charter or by-laws of Parent in any manner that would be adverse to holders of Parent Common Stock or the holders of Company Common Stock; or

(iv) take, propose to take, or agree in writing or otherwise to take, any of the actions described in clauses (i) through (iii) above or any action which would be reasonably likely to result in any of the conditions to the Merger set forth in Article VI hereof not being satisfied.

Section 4.2  No Solicitation by the Company.
             ------------------------------
(a) From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms hereof, the Company shall not, nor shall it authorize or knowingly allow any of its Subsidiaries to, nor shall it authorize or knowingly allow any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit, initiate or purposefully encourage the submission of, any Takeover Proposal (as hereafter defined), (ii) enter into any binding or non-binding agreement with respect to any Takeover Proposal (other than a confidentiality agreement to the extent information is permitted to be furnished to any person pursuant to this Section 4.2(a)), (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to or in connection with, or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; (iv) amend or grant any waiver or release under any confidentiality, standstill or similar agreement, in each case relating to a Takeover Proposal or (v) except as expressly contemplated by this Agreement with respect to the Merger, amend or grant any waiver or release or approve any transaction or redeem any rights under the Rights Agreement; provided, however, that, nothing
                                        --------  -------
     contained in this Agreement shall prevent the Company or its Board of Directors from (i) complying with Rules 14d-9 and 14e-2 under the Exchange Act or publicly disclosing the existence of a Takeover Proposal involving the Company to the extent required by applicable law or (ii) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Takeover Proposal by such person or entity, if (x) the failure to take such action would, in the good faith judgment of the Board of Directors of the Company, taking into consideration the advice of independent legal counsel of the Company, violate the fiduciary duties of the Board of Directors of the Company to the Company's stockholders under applicable law, (y) (1) such Takeover Proposal is not subject to any financing contingencies or complete copies of executed, bona fide customary commitments from reputable financial institutions for all necessary financing shall have been furnished to the Company and (2) the Board of Directors of the Company has determined in good faith that (A) such Takeover Proposal, if accepted, would be reasonably likely to be consummated taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and (B) after consultation with and considering the advice of independent financial advisors of national standing and after taking into account the strategic benefits to be derived from the Merger and the long term prospects of Parent and its Subsidiaries and after consideration of other matters it deems relevant, would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger (a Takeover Proposal satisfying such criteria being a "Superior Proposal"), and (z) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with provisions not less favorable to the Company than those contained in the Confidentiality Agreements (as defined below) and provides at least two full business days' advance notice to Parent to the effect that it is proposing to take such action, together with the information required to be provided pursuant to Section 4.2(b). For purposes of this Agreement, "Takeover Proposal" means any offer or proposal by any third party (or binding or non-binding agreement by any third party with the Company with respect to, or any public announcement or SEC filing by any third party that indicates an intention to make, such an offer or proposal) (a) for a merger, consolidation, share exchange, recapitalization or other business combination involving the Company or any of its Significant Subsidiaries or (b) to acquire in any manner (including by disposition or transfer), directly or indirectly, a 15% or greater equity interest in, 15% or more of the voting securities or capital stock of, or 15% or more of the assets of, the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

(b) With respect to any Takeover Proposal as to which the Company proposes to take any action permitted by clause (ii) of the proviso in Section 4.2(a) above, the Company shall notify Parent of such Takeover Proposal as promptly as practicable (but in no case later than 48 hours) after the Company's decision to take such action, and shall provide Parent with the material terms of such Takeover Proposal and the identity of the person making it and all information provided by the Company to such person in accordance with Section 4.2(a) to the extent not previously delivered to Parent, and shall thereafter convey to Parent, as promptly as practicable (but in no case later than 48 hours) after the Company becomes aware thereof, all material changes to such terms and all additional information provided by the Company to such person to the extent not previously delivered to Parent. Subject to Section 4.2(a), immediately after the execution and delivery of this Agreement, the Company will, and will direct its Subsidiaries to, and will direct its and their respective officers, directors, employees, financial advisors, attorneys, other advisors and representatives to, cease and terminate all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any possible Takeover Proposal.

Section 4.3  Pooling of Interests; Reorganization.  During the period from the
             ------------------------------------
date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall (a) knowingly take or fail to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes under accounting rules and the applicable SEC rules and regulations or (b) knowingly take or fail to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368 of the Code. Between the date of this Agreement and the Effective Time, Parent and the Company each shall take, or cause to be taken, all actions reasonably necessary in order for the Merger to be treated as a pooling of interests for accounting purposes.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

Section 5.1  Stockholder Meeting.  The Company will, as soon as practicable
             -------------------
following the date of this Agreement, duly call, give notice of, convene and hold a meeting of stockholders (the "Stockholder Meeting") for the purpose of considering the approval and adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement. The Company will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement, shall use all reasonable efforts to solicit such approval by its stockholders and shall not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent such recommendation (or announce publicly its intention to do so), except if the Company has complied with Section 4.2, an unsolicited bona fide written Superior Proposal is then-outstanding, the Company provides at least two full business days' advance notice to Parent to the effect that it is proposing to take such action, together with the information required to be provided pursuant to Section 4.2(b), if applicable, and in the good faith judgment of the Company's Board of Directors, taking into consideration the advice of independent legal counsel of the Company, the making of, or the failure to withdraw or modify, such recommendation would violate the fiduciary duties of such Board of Directors to the Company's stockholders under applicable law. The Company agrees to submit this Agreement to its stockholders for approval and adoption whether or not the Board of Directors of the Company determines at any time subsequent to the date hereof that this

Agreement is no longer advisable and recommends that the stockholders of the Company reject it and notwithstanding any Takeover Proposal.

Section 5.2  Preparation of the Registration Statement and the Proxy Statement.
             -----------------------------------------------------------------

(a) The Company and Parent shall promptly prepare, and the Company shall file with the SEC, the Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders. Parent shall also take any action reasonably required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger (other than qualifying to do business in any jurisdiction where it is not now so qualified or to file a general consent to service of process in any jurisdiction), and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. The Company and Parent shall use reasonable best efforts to cause their accountants and counsel to deliver necessary or required instruments in connection with the Registration Statement and the Proxy Statement, including opinions, consents and certificates. If, at any time prior to the Effective Time, the Company or Parent shall become aware of any event that is required to be described in an amendment or supplement to the Registration Statement or the Proxy Statement, then such party shall promptly so advise the other. Each of the Company and Parent shall give the other reasonable opportunity to review and comment on any filing (including amendments and supplements) in connection with the Registration Statement or the Proxy Statement before so filed and will provide the other with a copy of each such filing. In addition, each will advise the other of any comments (oral or written) received from the staff of the SEC in connection with the Registration Statement or the Proxy Statement.

(b) The Company shall use all reasonable best efforts to cause to be delivered to Parent a letter of Arthur Andersen LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective (and before the date on which each posteffective amendment to the Registration Statement shall become effective) and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(c) Parent shall use all reasonable best efforts to cause to be delivered to the Company a letter of PriceWaterhouseCoopers, Parent's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective (and before the date on which each posteffective amendment to the Registration Statement shall become effective) and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

Section 5.3  Access to Information.  (a)  Subject to currently existing
             ---------------------
contractual and legal restrictions applicable to the Company or any of its Subsidiaries, including those in the Confidentiality Agreement, dated December 15, 2000, between Parent and the Company, relating to information provided by the Company, as amended or supplemented (the "Company Confidentiality Agreement"), the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all of its properties, books, contracts, commitments and records (including, without limitation, the work papers of independent accountants, if available and subject to the consent of such independent accountants).

(b) Subject to currently existing contractual and legal restrictions applicable to Parent and any of its Subsidiaries or the Company and any of its Subsidiaries, as the case may be, including those in the Company Confidentiality Agreement and the Confidentiality Agreement, dated March 2001, between the Company and Parent relating to information provided by Parent, as amended or supplemented (together with the Company Confidentiality Agreement, the "Confidentiality Agreements"), each of Parent and the Company shall, and shall cause each of its Significant Subsidiaries to, furnish promptly to the other (A) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and
     (B) all other information concerning its business, properties and personnel as the other may reasonably request.

(c) In addition the Company shall provide Parent, as soon as reasonably practicable following the delivery to management, such monthly financial statements and data as are regularly prepared for distribution to Company management, all of which shall be kept confidential pursuant to the supplement dated March 9, 2001 to the Company Confidentiality Agreement.

(d) No investigations pursuant to this Section 5.3 shall affect or be deemed to modify any representations or warranties hereunder. All information obtained pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreements.

Section 5.4  Compliance with the Securities Act.
             ----------------------------------

(a) Section 5.4(a) of the Company Letter contains a list identifying all persons who, at the time of the Stockholder Meeting, may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act and under applicable SEC accounting releases with respect to pooling of interests accounting treatment (the "Rule 145 Affiliates"). The Company shall use its reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to execute and deliver to Parent within 30 days of the date hereof a written agreement in substantially the form of Exhibit 5.4(a) hereto (the
                                                    --------------
     "Company Affiliate Letter"). Prior to the Effective Time, the Company shall amend and supplement Section 5.4(a) of the Company Letter and use its reasonable best efforts to cause each additional person who is identified as a Rule 145 Affiliate of the Company to execute the Company Affiliate Letter.

(b) Section 5.4(b) of the Parent Letter contains a list identifying those persons who may be affiliates of Parent under applicable SEC accounting releases with respect to pooling of interests accounting treatment. Parent shall use its reasonable best efforts to enter into a written agreement in substantially the form of Exhibit 5.4(b) hereto (the "Parent Affiliate
                               --------------
     Letter") within 30 days of the date hereof with each of such persons identified in the foregoing list. Prior to the Effective Time, Parent shall amend and supplement Section 5.4(b) of the Parent Letter and use its reasonable best efforts to cause each additional person who is identified as an affiliate of Parent to execute the Parent Affiliate Letter.

Section 5.5  Current NYSE Listing.  Each of Parent and the Company shall use its
             --------------------
reasonable best efforts to continue the listing of the Parent Common Stock and the Company Common Stock on the NYSE during the term of this Agreement to the extent necessary so that appraisal rights will not be available to stockholders of the Company under Section 262 of the DGCL.

Section 5.6  Fees and Expenses.
             -----------------

(a) Except as provided in this Section 5.6 and Section 5.10, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and all filing fees payable to Governmental Entities (including, without limitation, filing fees under the Securities Act, the Exchange Act and the HSR Act) shall be shared equally by Parent and the Company.

(b) Notwithstanding any provision in this Agreement to the contrary, if (i)(A) this Agreement is terminated by the Company or Parent pursuant to Section 7.1.(d)(i) or 7.1(e) or by Parent pursuant to Section 7.1(b), (B) a Takeover Proposal (or the intent to make a Takeover Proposal), whether or not conditional, was publicly announced or made to the Company or its Board either publicly or privately or to its stockholders generally by a person or entity that, together with its affiliates and controlling persons or entities, has assets of not less than $100 million at any time from and after the date hereof and on or before the date of the event that gave rise to such termination and (C) at any time on or before the first anniversary of any such termination a Third Party Acquisition Event (as defined below) occurs or the Company shall enter into any letter of intent, agreement in principle, definitive acquisition agreement or other similar agreement with respect to a Third Party Acquisition Event or (ii) this Agreement is terminated by Parent pursuant to Section 7.1(f), then, in each case, the Company shall (without prejudice to any other rights that Parent may have against the Company for a breach of this Agreement) pay to Parent a fee of $80 million in cash, such payment to be made promptly, but in no event later than, in the case of clause (i), the closing of such Third Party Acquisition Event or the signing of such agreement, as the case may be, or, in the case of clause (ii), the first day following such termination.

(c) All payments under this Section 5.6 shall be made by wire transfer of immediately available U.S. dollar funds to an account designated by Parent.

(d) The Company acknowledges that the agreements contained in Section 5.6(b) and (c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not have entered into this Agreement; accordingly, if the Company fails to pay any amount when, due pursuant to Sections 5.6(b) and (c) and, in order to obtain such payment, Parent brings a suit or action which results in a judgment against the Company, then the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit or action.

          As used in this Agreement, a "Third Party Acquisition Event" means (i) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act), other than Parent or Sub, or any affiliate thereof ("Third Party"), acquires more than 25% of the equity securities or voting power of the Company or any of its Significant Subsidiaries, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or other business combination involving the Company or any of its Significant Subsidiaries pursuant to which any Third Party acquires ownership of more than 25% of the outstanding equity securities or voting power of the Company or any of its Significant Subsidiaries or of the entity surviving such merger or business combination or resulting from such consolidation, (iii) any other transaction or series of transactions pursuant to which any Third Party acquires control of assets of the Company or any of its Significant Subsidiaries (including, for this purpose, outstanding equity securities of Significant Subsidiaries of such party) having a fair market value equal to more than 25% of the fair market value of all the consolidated assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction or series of transactions, or (iv) any transaction or series of transactions pursuant to which any Third Party acquires control of the Board of Directors of the Company or by which nominees of any Third Party are elected or appointed to a majority of the seats on the Board of Directors of the Company.

Section 5.7  Company Stock Plans.  (a)  Not later than the Effective Time, each
             -------------------
Company Stock Option which is outstanding immediately prior to the Effective Time pursuant to a Company Stock Option Plan shall become and represent an option to purchase the number of shares of Parent Common Stock (a "Substitute Option") (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest cent) equal to the exercise price per share of Company Common Stock immediately prior to the Effective Time divided by the Exchange Ratio. After the Effective Time, except as provided above in this Section 5.7, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the related Company Stock Option immediately prior to or at the Effective Time. The Company shall, if so requested by Parent, use reasonable best efforts to obtain any consents that may be required in connection with implementing the provisions of this Section 5.7 (it being understood that, in connection with any such consents that may be so required, the Company will have satisfied its obligation under this Agreement relating thereto if it has used reasonable best efforts to obtain such consents, whether or not successful) or provide any notice or take any other similar action reasonably requested in connection therewith. As soon as reasonably practicable, and in no event later than ten days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to Parent Common Stock subject to such Substitute Options, or shall cause such

Substitute Options to be deemed to be issued pursuant to a Parent Stock Plan for which shares of Parent Common Stock have been previously registered pursuant to an appropriate registration form.

(b) As of the Effective Time, the right of each nonemployee director of the Company who has elected to receive shares of Company Common Stock pursuant to the deferred stock compensation program maintained by the Company shall become and represent a right to receive the number of shares of Parent Common Stock (decreased to the nearest whole share) determined by multiplying (i) the number of shares of Company Common Stock which would be issuable to such nonemployee director if he or she ceased serving as a director immediately prior to the Effective Time by (ii) the Exchange Ratio. Such shares of Parent Common Stock shall be issued to such nonemployee director as soon as practicable after the Effective Time.

Section 5.8  Reasonable Best Efforts; Pooling of Interests.
             ---------------------------------------------

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and taking all reasonable steps (subject to clause (c) below, including, in the case of Parent, divesting or holding separate any assets or agreeing to any governmental conditions), as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act), (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) each of Parent and the Company agreeing to take, together with their respective accountants, all actions reasonably necessary in order to obtain a favorable determination (if required) from the SEC that the Merger may be accounted for as a pooling of interests in accordance with generally accepted accounting principles and (v) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

(b) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue in any material respect or result in a material breach of any covenant made by it in this Agreement or which could reasonably be expected to impede, interfere with or prevent in any material respect the Merger.

(c) Notwithstanding anything herein to the contrary, Parent shall not be obligated (i) to enter into any "hold-separate" agreement or other agreement with respect to the disposition of any assets or businesses of the Parent or any of its Subsidiaries or the Company or any of its Subsidiaries (if such agreements would, individually or in the aggregate, have a material and adverse impact on the business of Parent or the Company or on the benefits that would have otherwise been derived by Parent from the Merger or if such agreement would impose or give rise to any of the conditions of the type described in clause (ii) below with the impact described in clause (ii) below) in order to obtain clearance from the Federal Trade Commission or the Antitrust Division of the Department of Justice or any other antitrust or competition authorities to proceed with the consummation of the transactions contemplated hereby or (ii) to consummate the transactions contemplated hereby in the event that both (A) any consent, approval or authorization of any Governmental Entity obtained or sought to be obtained in connection with this Agreement is conditioned upon the imposition of any restrictions upon (or the making of any accommodation (financial or otherwise) in respect of the transactions contemplated hereby or) the conduct of the business of the Surviving Corporation or of Parent or its Subsidiaries (including any agreement not to compete in any geographic area or line of business) or results, or would result in, the abrogation or diminishment of any authority or license granted by any Governmental Entity and (B) such restrictions, accommodations and abrogations would, individually or in the aggregate, have a material and adverse impact on the business of Parent or the Company or on the benefits that would otherwise have been derived by Parent from the Merger. Parent's exercise of its rights under this paragraph (c) shall not in any way prejudice the rights of Parent under this Agreement in respect of Closing conditions and termination rights.

Section 5.9  Public Announcements.  Parent and the Company will not issue any
             --------------------
press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or the rules of the NYSE.

Section 5.10  Real Estate Transfer and Gains Tax.  Parent and the Company agree
              ----------------------------------
that either the Company or the Surviving Corporation will pay any state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains Taxes"), and any penalties or interest with respect to the Gains Taxes, payable in connection with the consummation of the Merger. The Company and Parent agree to cooperate with the other in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion.

Section 5.11  State Takeover Laws.  If any "fair price," "business combination"
              -------------------
or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 5.12  Indemnification; Directors and Officers Insurance.
              -------------------------------------------------

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless all past and present officers, directors, employees and agents of the Company and of its Subsidiaries to the full extent such persons are currently indemnified by the Company for acts or omissions occurring at or prior to the Effective Time pursuant to the Company Charter, the Company Bylaws and any existing agreements. Without limiting the generality of the foregoing, in the event any person entitled to indemnification under this Section 5.12(a) becomes involved in any claim, action, proceeding or investigation after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, periodically advance to such person his or her reasonable legal and other reasonably incurred expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to such person providing an undertaking to reimburse all amounts so advanced in the event of a final nonappealable determination by a court of competent jurisdiction that such person is not entitled thereto.

(b) Parent shall provide, or shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring on or prior to the Effective Time (the "D&O Insurance") that is substantially similar (with respect to limits and deductibles and scope) to the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the
                                               --------  -------
     Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the last annual premium paid prior to the date of this Agreement.

(c) The provisions of this Section 5.12 are intended for the benefit of, and shall be enforceable by, each person entitled to indemnification under this
     Section 5.12, his or her heirs and his or her personal representatives.

Section 5.13  Notification of Certain Matters.  Parent shall use its reasonable
              -------------------------------
best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event of which it is aware and which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice
                              --------  -------
pursuant to this Section 5.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.14  Employee Benefit Plans and Agreements.
              -------------------------------------

(a) From the Effective Time through December 31, 2001, Parent shall cause the Company and its Subsidiaries to continue to maintain the material benefit plans and programs provided to employees of the Company and its Subsidiaries immediately prior to the Effective Time (excluding any such plans (or any portion of any such plan) providing for equity-related benefits) and subject to the requirements of applicable law; provided, however, that the performance criteria under any such plan or program that provides for performance-based incentive compensation shall be modified or adjusted appropriately to reflect the transactions contemplated by this Agreement and prevent a change in the incentive compensation opportunities thereunder. For a period of not less than six months following December 31, 2001, Parent shall cause to be provided, to employees of the Company or its Subsidiaries as of the Effective Time (including each such person who is on vacation, temporary layoff, approved leave of absence, sick leave or short or long-term disability) (collectively the "Company Employees"), employee benefits (excluding for this purpose equity-related benefits) that are, in the aggregate, at least as favorable as those benefits provided to such Company Employees immediately prior to the Effective Time and such Company Employees shall be eligible to participate in equity plans of Parent on a substantially equivalent basis as similarly situated employees of Parent and its affiliates. Nothing herein shall require the Company or its Subsidiaries to make matching or profit-sharing contributions in Company Common Stock under the Company Retirement Plan. For purposes of vesting, eligibility to participate and benefit accrual (other than accrual under a defined benefit pension plan) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (collectively the "New Plans"), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or for newly established plans and programs in which employees of Parent and its Subsidiaries participate and for which prior service of employees of Parent and its Subsidiaries is not taken into account. In addition, without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plans replaces coverage under a comparable Company employee benefit plan or compensation arrangement or agreements in which such Company Employee participated immediately before the Effective Time (collectively the "Old Plans") and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions of such New Plans to be waived for such employee and his or her dependents, unless such conditions would not have been waived under the comparable plans of the Company and its Subsidiaries in which such employee participated or in which such employee would have been eligible to participate immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date of such employee's participation in the corresponding New Plans to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(b) Except as otherwise provided by this Section, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any particular Company Plan or any other particular employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation to offer to continue the employment of any employee (other than as required by the terms of any written employment contract or benefit plan).

(c) Parent shall take all reasonable steps to ensure that (i) the obligations of the Company or the Surviving Corporation to fund the Company's Executive Benefit Trust (the "Rabbi Trust") within seven days after the approval of the Merger by the stockholders of the Company shall be honored, provided that if the Effective Time does not occur within this seven-day period, the Company shall be entitled to fund such obligations, and that (ii) the obligations of the Company or the Surviving Corporation under the Rabbi Trust shall be honored following the Effective Time.

(d) From the Closing, Parent shall cause to be honored by the Company, the Surviving Corporation and their Subsidiaries all employment agreements, bonus agreements, severance agreements and any other similar agreements with the persons who are directors, officers and employees of the Company and its Subsidiaries.

Section 5.15  Section 16(b).  The Parent shall use reasonable best efforts to
              -------------
cause, before the Effective Time, any acquisitions of equity securities of Parent (including derivative securities) contemplated by this Agreement by each individual who becomes a director or officer of Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                                  ARTICLE VI

                       CONDITIONS PRECEDENT TO THE MERGER

Section 6.1  Conditions to Each Party's Obligation to Effect the Merger.  The
             ----------------------------------------------------------
respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)  Stockholder Approval.  This Agreement shall have been duly approved by the
     --------------------
     requisite vote of stockholders of the Company in accordance with applicable law and the Company Charter and the Company Bylaws.

(b)  Quotation of Stock.  The Parent Common Stock issuable in the Merger shall
     ------------------
     have been authorized for quotation on the NYSE, subject to official notice of issuance.

(c)  HSR.  The waiting period (and any extension thereof) applicable to the
     ---
     consummation of the Merger under the HSR Act shall have expired or been terminated.

(d)  Authorizations and Consents.  All authorizations, consents, orders,
     ---------------------------
     declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have, individually or in the aggregate, a Material Adverse Effect on Parent (assuming the Merger had taken place) or on the Company, shall have been obtained, shall have been made or shall have occurred.

(e)  Registration Statement.  The Registration Statement shall have become
     ----------------------
     effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC. All necessary state securities or Blue Sky authorizations (including State Takeover Approvals) shall have been received.

(f)  No Order.  No court or other Governmental Entity having jurisdiction over
     --------
     the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

Section 6.2  Conditions to Obligation of the Company to Effect the Merger.  The
             ------------------------------------------------------------
obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a)  Performance of Obligations; Representations and Warranties.  Each of Parent
     ----------------------------------------------------------
     and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.

(b)  Tax Opinion. The Company shall have received an opinion of its counsel,
     -----------
     Sidley & Austin, in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion,
     (i) the Merger will constitute a tax-free reorganization within the meaning of Section 368 of the Code and (ii) for U.S. federal income tax purposes, the shareholders of the Company will recognize no gain or loss upon the conversion of their shares of Company Common Stock into shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock.

     In rendering such opinion, Sidley & Austin may rely upon representations contained herein and may receive and rely upon representations from Parent, the Company, and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate attached to the Parent Letter and representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter.

(c)  Consents.  Parent shall have obtained the consent or approval of each
     --------
     person that is not a Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement by which Parent or any of its Subsidiaries is bound, except as to which the failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent (assuming the Merger has taken place).

Section 6.3  Conditions to Obligations of Parent and Sub to Effect the Merger.
             ----------------------------------------------------------------
The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or Prior to the Effective Time of the following additional conditions:

(a)  Performance of Obligations; Representations and Warranties.  The Company
     ----------------------------------------------------------
     shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

(b)  Tax Opinion.  Parent shall have received an opinion of its counsel, Cleary,
     -----------
     Gottlieb, Steen & Hamilton, in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will constitute a tax-free reorganization within the meaning of Section 368 of the Code and (ii) for U.S. federal income tax purposes, the shareholders of the Company will recognize no gain or loss upon the conversion of their shares of Company Common Stock into shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock.

     In rendering such opinion, Cleary, Gottlieb, Steen & Hamilton may rely upon representations contained herein and may receive and rely upon representations from Parent, the Company, and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate attached to the Parent Letter and representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter.

(c)  Consents.  The Company shall have obtained the consent or approval of each
     --------
     person that is not a Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument by which the Company or any of its Subsidiaries is bound, except as to which the failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(d)  Accounting.  The Company shall have received the written opinion, dated as
     ----------
     of the Effective Time, of Arthur Andersen that the Company is eligible to be a party to a business combination accounted for as a pooling of interests in accordance with U.S. generally accepted accounting principles ("GAAP") and applicable published rules and regulations of the SEC. Parent shall have received the written opinion, dated as of the Effective Time, of PriceWaterhouseCoopers that Parent is eligible to be a party to a business combination accounted for as a pooling of interests in accordance with GAAP and applicable published rules and regulations of the SEC, and that the Merger will qualify for pooling of interests accounting. Each of such written opinions will be in form and substance reasonably satisfactory to the Parent.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

Section 7.1  Termination.  This Agreement may be terminated at any time prior to
             -----------
the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a)  by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within thirty business days following receipt by such other party of written notice from the non-breaching party of such failure to comply (it being understood (i) that any breach of Section 4.2 or 5.1 shall be considered material for purposes of this Section 7.1(b) and (ii) that a breach of
     Section 4.2 or the penultimate sentence of Section 5.1 is not capable of cure and therefore the 30-day cure period shall not apply in the case of any such breach);

(c) by either Parent or the Company if there has been (i) a breach by the other party (in the case of Parent, including any breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of Parent, including any breach by Sub) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within thirty business days following receipt by the breaching party from the non-breaching party of written notice of the breach;

(d) by Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on the 180th day after the date hereof (provided that if either Parent or the Company determines that additional time is necessary in connection with obtaining any consent, registration, approval, permit or authorization required to be obtained from any Governmental Entity, such date may be extended by Parent or the Company from time to time by written notice to the other party to a date not beyond the 270th day after the date hereof if the extending party in good faith believes that such consent, registration, approval, permit or authorization can be obtained by such date); provided,
                                                                      --------
     however, that the right to terminate this Agreement pursuant to this
     -------
     Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(e) by Parent or the Company if the stockholders of the Company do not approve and adopt the agreement of merger (within the meaning of Section 251 of the
     DGCL) contained in this Agreement at the Stockholder Meeting or at any adjournment or postponement thereof; provided, however, that the Company
                                          --------  -------
     may not terminate this Agreement pursuant to this Section 7.1(e) if the Company has not complied with its obligations under Sections 4.2, 5.1 and
     5.2 or has otherwise breached in any material respect its obligations under this Agreement in any manner that could reasonably have caused the failure of the stockholder approval to be obtained at the Stockholder Meeting; or

(f) by Parent if (without regard to whether or not a breach of this Agreement has occurred) (i) the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have adversely qualified, adversely modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of the Company and its stockholders, or shall have resolved to do so (even if permitted by Section 5.1), (ii) any person (other than Parent or its affiliates) acquires or becomes the beneficial owner of 15% or more of the outstanding shares of Company Common Stock,
     (iii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Takeover Proposal involving the Company or shall have resolved to do so or (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails, within 10 business days of such commencement, to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).

          The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

Section 7.2  Effect of Termination.  In the event of termination of this
             ---------------------
Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the Confidentiality Agreements and the entirety of Section 5.6, which shall survive the termination); provided,
                                                                       --------
however, that nothing contained in this Section 7.2 shall relieve any party
-------
hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

Section 7.3  Amendment.  This Agreement may be amended by the parties hereto, by
             ---------
or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger at the Stockholder Meeting, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.4  Waiver.  At any time prior to the Effective Time, the parties
             ------
hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 ARTICLE VIII

                               GENERAL PROVISIONS

Section 8.1  Non-Survival of Representations and Warranties.  The
             ----------------------------------------------
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

Section 8.2  Notices.  All notices and other communications hereunder shall be
             -------
in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)   if to Parent or Sub, to

                  The Interpublic Group of Companies, Inc.
                  1271 Avenue of the Americas
                  New York, New York 10020
                  Attention: General Counsel
                  Facsimile No.:  (212) 399-8119
              with a copy to:

                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, NY  10024
                  Attention:  Barry M. Fox, William A. Groll and
                  Ethan A. Klingsberg
                  Facsimile No.:  (212) 225-3999

        (b)   if to the Company, to

                  True North Communications Inc.
                  101 East Erie Street
                  Chicago, Illinois 60611
                  Attention:  General Counsel
                  Facsimile No.(312) 425-6589

              with a copy to:

                  Sidley & Austin
                  Bank One Plaza
                  10 S. Dearborn Street
                  Chicago, Illinois 60603
                  Attention:  Thomas A. Cole and
                              Imad I. Qasim
                  Facsimile No.: (312) 853-7036

Section 8.3  Interpretation.  When a reference is made in this Agreement to a
             --------------
Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, list of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

Section 8.4  Counterparts.  This Agreement may be executed in counterparts, all
             ------------
of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5  Entire Agreement; No Third-Party Beneficiaries.  This Agreement and
             ----------------------------------------------
the Confidentiality Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except as provided in the next sentence, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereto expressly intended the provisions of Section 5.12 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefited by such provision.

Section 8.6  Governing Law.  This Agreement shall be governed by, and construed
             -------------
in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.7  Assignment.  Neither this Agreement nor any of the rights,
             ----------
interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any transfer in violation of Section 8.7 shall be null and void.

Section 8.8  Severability.  If any term or other provision of this Agreement is
             ------------
invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

                                   *  *  *  *

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                      THE INTERPUBLIC GROUP OF COMPANIES, INC.


                                      By:/s/ Nicholas J. Camera
                                         ----------------------
                                         Name:  Nicholas J. Camera
                                         Its:   Senior Vice President, Secretary
                                                and General Counsel


                                      VERITAS ACQUISITION CORP.


                                      By:/s/ Nicholas J. Camera
                                         ----------------------
                                         Name:  Nicholas J. Camera
                                         Its:   Senior Vice President, Secretary
                                                and General Counsel


                                      TRUE NORTH COMMUNICATIONS INC.


                                      By:/s/ David A. Bell
                                         -----------------
                                         Name:  David A. Bell
                                         Its:   Chairman and Chief Executive
                                                Officer

                                                                  Exhibit 5.4(a)

                  [FORM OF COMPANY AFFILIATE LETTER TO PARENT]
                                     [Date]

[Parent Address]

Dear Sir or Madam:

          Reference is made to the provisions of the Agreement and Plan of
Merger, dated as of [   ], 2001 (together with any amendments thereto, the
"Merger Agreement"), among [________________________], a Delaware corporation ("Parent"), [_____], a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub") and [________________________], a Delaware corporation (the "Company"), pursuant to which Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). This letter constitutes the undertakings of the undersigned contemplated by the Merger Agreement, as is being furnished pursuant to Section 5.4(a) thereto.

          I understand that I may be deemed to be an "affiliate" of the Company, as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Execution of this letter shall not be construed as an admission of "affiliate" status nor as a waiver of any rights that I may have to object to any claim that I am an "affiliate" on or after the date of this letter.

          If in fact I were to be deemed an "affiliate" of the Company under paragraphs (c) and (d) of Rule 145, my ability to sell, transfer or otherwise dispose of any shares of the common stock, par value $0.10 per share, of Parent (the "Parent Shares") received by me in exchange for any shares of common stock, par value $.33 1/3 per share, of the Company (the "Company Shares") pursuant to the Merger may be restricted.

          I hereby represent, warrant and covenant to Parent that:

          I will not sell, pledge, transfer or otherwise dispose of any of the Parent Shares except (i) pursuant to an effective registration statement under the Securities Act, or (ii) as permitted by, and in accordance with, Rule 145 or another applicable exemption under the Securities Act and the rules and regulations promulgated thereunder;

          Except as permitted by Staff Accounting Bulletin No. 76 issued by the Securities and Exchange Commission, I will not (i) sell, pledge, transfer or dispose of, or otherwise reduce my risk relative to, any Company Shares during the 30-day period prior to the Effective Time (as defined in the Merger Agreement) or (ii) sell, pledge, transfer or dispose of, or otherwise reduce my risk (within the meaning of the Securities and Exchange Commission's Financial Reporting Release No. 1, "Codification of Financial Reporting Policies", Section
201.01 47 F.R. 21028 (April 15, 1982)) relative to, any Parent Shares until after such time as consolidated financial results (including combined sales and net income) covering at least 30 days of post-merger combined operations of Parent and the Company have been published by Parent in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the combined results of operations. Parent shall notify the "affiliates" of the publication of such results.

          I understand that during the period described in the paragraph immediately above, subject to providing written notice to Parent and the other restrictions set forth above, and to the extent permitted under the "pooling of interest" accounting rules and applicable securities laws, I will be permitted to sell up to 10% of the Parent Shares (the "10% Shares") received by me or the Company Shares owned by me or to make charitable contributions or bona fide gifts of the Parent Shares received by me or the Company Shares owned by me, subject to the same restrictions. I agree that I will give Parent not less than five (5) business days notice prior to making any sales, charitable contributions or gifts as contemplated under this paragraph, that I will provide any information reasonably requested by Parent or Parent's accounting firm regarding any such sale, charitable contribution or gift, and that I will refrain from making such sales, charitable contributions or gifts if Parent determines, after consultation with its accounting firm, that such transaction could preclude the Merger from being accounted for as a "pooling of interest." The 10% Shares shall be calculated in accordance with SEC Accounting Series Release No. 135 as amended by Staff Accounting Bulletin No. 76.

          I hereby acknowledge that Parent is under no obligation to register the sale, transfer, pledge or other disposition of the Parent Shares or to take any other action necessary for the purpose of making an exemption from registration available.

          I understand that Parent will issue stop transfer instructions to its transfer agents with respect to the Parent Shares and that a restrictive legend will be placed on certificates delivered to me evidencing the Parent Shares in substantially the following form:

     "This certificate and the shares represented hereby have been issued pursuant to a transaction governed by Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold or otherwise disposed of unless registered under the Securities Act pursuant to a Registration Statement in effect at the time or unless the proposed sale or disposition can be made in compliance with Rule 145 or without registration in reliance on another exemption therefrom."

          The term Parent Shares as used in this letter shall mean and include not only the common stock of Parent as presently constituted, but also any other stock which may be issued in exchange for, in lieu of, or in addition to, all or any part of such Parent Shares.

          I hereby acknowledge that Parent and its independent public accountants will be relying upon this letter in connection with the determination that the Merger will qualify and be accounted for as a "pooling of interests", and that I understand the requirements of this letter and the limitations imposed upon the transfer, sale or other disposition of the Company Shares and the Parent Shares.

          By Parent's acceptance of this letter, Parent hereby agrees with me as follows:

          It is understood and agreed that certificates with the legend set forth above will be substituted by delivery of certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the Parent Shares received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Shares received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) the Parent has received either a written opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

                                    Very truly yours,

                                    [Name]

Accepted and Agreed:

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By:
   --------------------------------
   Name:
   Title:

                                                                  Exhibit 5.4(a)


                  [FORM OF PARENT AFFILIATE LETTER TO PARENT]

                                     [Date]

[Parent]

Dear Sir/Madam:

          Reference is made to the provisions of the Agreement and Plan of
Merger, dated as of [   ], 2001 (together with any amendments thereto, the
"Merger Agreement"), among [_____________________], a Delaware corporation ("Parent"), [_____], a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub") and [Company], a Delaware corporation (the "Company"), pursuant to which Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). This letter constitutes the undertakings of the undersigned contemplated by the Merger Agreement, as is being furnished pursuant to Section 5.4(b) thereto.

          I hereby represent, warrant and covenant to the Company that:

          Except as permitted by Staff Accounting Bulletin No. 76 issued by the Securities and Exchange Commission, I will not (i) sell, pledge, transfer or dispose of, or otherwise reduce my risk relative to any shares of common stock, par value $.10 per share, of the Parent ("Parent Shares") during the 30-day period prior to the Effective Time (as defined in the Merger Agreement) or (ii) sell, pledge, transfer or dispose of, or otherwise reduce my risk (within the meaning of the Securities and Exchange Commission's Financial Reporting Release No. 1., "Codification of Financial Reporting Policies", Section 201.01 47 F.R. 21028 (April 15, 1982)) relative to, any Parent Shares until after such time as consolidated financial results (including combined sales and net income) covering at least 30 days of post-merger combined operations of Parent and the Company have been published by Parent in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the combined results of operations. Parent shall notify the "affiliates" of the publication of such results.

          The term Parent Shares as used in this letter shall mean and include not only the common stock of Parent as presently constituted, but also any other stock which may be issued in exchange for, in lieu of, or in addition to, all or any part of such Parent Shares.

          I hereby acknowledge that the Parent and its independent public accountants will be relying upon this letter in connection with the determination that the Merger will qualify and be accounted for as a "pooling of interests", and that I understand the requirements of this letter and the limitations imposed upon the transfer, sale or other disposition of Parent Shares.

                                    Very truly yours,

                                    [Name]

Accepted and Agreed:

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By:
   --------------------------------
   Name:
   Title:

                                                                         Annex B

                              [Morgan Stanley logo]

                                                      March 18, 2001



Board of Directors
True North Communications Inc.
101 East Erie Street
Chicago, Illinois  60611


Members of the Board:

We understand that True North Communications Inc. ("True North" or the "Company"), The Interpublic Group of Companies, Inc. ("IPG"), and Veritas Acquisition Corp., a wholly-owned subsidiary of IPG ("Merger Sub") have entered into an agreement and plan of merger dated March 18, 2001 (the "Agreement") which provides, among other things, for the merger (the "Merger") of Merger Sub with and into True North. Pursuant to the Merger, among other things, True North will become a wholly-owned subsidiary of IPG and each outstanding share of True North common stock, par value $.33 1/3 per share, together with the associated right to purchase one two-thousandth of a share of Series B Junior Participating Preferred Stock of the Company (collectively, the "True North Common Stock"), not owned directly or indirectly by IPG or the Company, will be converted into the right to receive 1.14 (the "Exchange Ratio") shares of IPG Common Stock, par value $.10 ("IPG Common Stock"). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of shares of True North Common Stock (other than IPG and its affiliates).

For purposes of the opinion set forth herein, we have, among other things:

(a) reviewed certain publicly available financial statements and other business and financial information of the Company and IPG, respectively;

(b) reviewed certain internal financial statements and other financial and operating data concerning the Company and IPG, respectively;

(c) reviewed certain financial forecasts prepared by the management of the Company and IPG, respectively;

(d) reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Company;

(e) discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

(f) discussed the past and current operations and financial condition and the prospects of IPG, including information relating to certain strategic, financial and operational benefits anticipated from the Merger with senior executives of IPG;

(g) reviewed the pro forma impact of the Merger on IPG's earnings per share, cash flows, consolidated capitalization and financial ratios;

(h) reviewed the reported prices and trading activity for True North Common Stock and IPG Common Stock;

(i) compared the financial performance of the Company and IPG and the prices and trading activity of True North Common Stock and IPG Common Stock with that of certain other publicly-traded companies comparable with the Company and IPG, respectively, and their securities;

(j) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(k) participated in discussions and negotiations among representatives of the Company and IPG and their financial and legal advisors;

(l)      reviewed the Agreement and certain related documents; and

(m) performed such other analyses and considered such other factors as we have deemed appropriate.


We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company and IPG for the purposes of this opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and IPG. In addition, we have assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and the Merger will be consummated in accordance with the terms set forth in the Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986. We have also assumed that in connection with the receipt of all necessary regulatory approvals for the proposed Merger, no restrictions will be imposed that would have a material adverse effect on the benefits expected to be derived in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have relied without independent verification on the assessment of the management of the Company and IPG on their ability to retain key clients and employees of the Company and IPG. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and IPG and have received fees for the rendering of these services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company and IPG for our account or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the transaction with the Securities and Exchange Commission so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analyses in such filing is in a form acceptable to us and our counsel. In addition, this opinion does not in any manner address the prices at which IPG Common Stock will trade at any time, including following consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders' meeting held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of shares of True North Common Stock (other than IPG and its affiliates).

                                       Very truly yours,

                                       MORGAN STANLEY & CO. INCORPORATED



                                       By: /s/ Francis J. Oelerich III
                                           ---------------------------------
                                           Francis J. Oelerich III
                                           Managing Director

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

         Section 145 of Title 8 of the General Corporation Law of the State of Delaware ("GCL") gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed by the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful. The same Section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 of the GCL further provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         The Registrant's by-laws contain specific authority for indemnification by the Registrant of current and former directors, officers, employees or agents of the Registrant on terms that have been derived from Section 145 of Title 8 of the GCL.

Item 21.  Exhibits

         The following exhibits are filed as part of this Registration
Statement:

         2.1 Agreement and Plan of Merger by and among The Interpublic Group of Companies, Inc., Veritas Acquisition Corp. and True North Communications Inc., dated as of March 18, 2001 (included as Annex A to the proxy statement/prospectus)

         3.1 The Restated Certificate of Incorporation of The Interpublic Group of Companies, Inc. (incorporated by reference herein from Exhibit 3(i) to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999)

         3.2 By-laws of The Interpublic Group of Companies, Inc. (incorporated by reference herein from Exhibit 4.2 to Registrant's registration statement on Form S-3/A filed on July 31, 2000)

         5.1* Opinion of Nicholas J. Camera, Esq. as to the legality of the issuance of the shares of common stock offered hereby

         8.1*     Opinion of Sidley & Austin as to U.S. tax matters

         8.2* Opinion of Cleary, Gottlieb, Steen & Hamilton as to U.S. tax matters

         23.1 Consent of PricewaterhouseCoopers LLP (relating to financial statements of The Interpublic Group of Companies, Inc.)

         23.2 Consent of Arthur Andersen LLP (relating to financial statements of True North Communications Inc.)

         23.3 Consent of Arthur Andersen LLP (relating to financial statements of NFO Worldwide, Inc. and subsidiaries included in the financial statements of The Interpublic Group of Companies, Inc.)

         23.4 Consent of J.H. Cohn LLP (relating to financial statements of Deutsch, Inc. and subsidiary and affiliates included in the financial statements of The Interpublic Group of Companies, Inc.)

         23.5* Consent of Nicholas J. Camera, Esq. of The Interpublic Group of Companies, Inc. (included in the opinion filed as Exhibit 5.1)

         23.6* Consent of Sidley & Austin (included in the opinion filed as Exhibit 8.1)

         23.7* Consent of Cleary, Gottlieb, Steen & Hamilton (included in the opinion filed as Exhibit 8.2)

--------
*   To be filed by pre-effective amendment

         24.1 Powers of Attorney for certain directors of the Registrant (included in Part II of this Registration Statement)

         99.1     Consent of Morgan Stanley & Co. Incorporated

         99.2 Consent of David A. Bell as a person named as about to become a director of Registrant

         99.3 Consent of J. Brendan Ryan as a person named as about to become a director of Registrant

         99.4* Form of proxy for special meeting of stockholders of True North Communications Inc.

--------
*   To be filed by pre-effective amendment

Item 22.  Undertakings

         The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
         Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
         1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(5) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(6) that every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction on the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(8) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request; and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request; and

(9) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on the 19th day of April, 2001.

                                       THE INTERPUBLIC GROUP OF COMPANIES, INC.
                                       (REGISTRANT)



                                       By:   /s/ NICHOLAS J. CAMERA
                                           --------------------------------
                                               Nicholas J. Camera
                                             Senior Vice President,
                                          General Counsel and Secretary

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John J. Dooner, Jr., Sean F. Orr and Nicholas J. Camera, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                                        TITLE                                      DATE
          ---------                                        -----                                      ----
/s/ John J. Dooner, Jr.         Chairman of the Board, President and Chief Executive             April 19, 2001
------------------------------
    John J. Dooner, Jr.         Officer (Principal Executive Officer)

/s/ Sean F. Orr                 Executive Vice President, Chief Financial Officer                April 19, 2001
------------------------------
    Sean F. Orr                 (Principal Financial Officer) and Director

/s/ Frederick Molz              Vice President and Controller (Principal Accounting Officer)     April 19, 2001
------------------------------
    Frederick Molz

/s/ Frank J. Borelli            Director                                                         April 19, 2001
------------------------------
    Frank J. Borelli

/s/ Reginald K. Brack           Director                                                         April 19, 2001
------------------------------
    Reginald K. Brack

          SIGNATURE                                        TITLE                                      DATE
          ---------                                        -----                                      ----

/s/ Jim M. Considine            Director                                                         April 19, 2001
------------------------------
    Jim M. Considine

/s/ James R. Heekin             Director                                                         April 19, 2001
------------------------------
    James R. Heekin

/s/ Frank B. Lowe               Director                                                         April 19, 2001
------------------------------
    Frank B. Lowe

/s/ Michael A. Miles            Director                                                         April 19, 2001
------------------------------
    Michael A. Miles

/s/ Leif H. Olsen               Director                                                         April 19, 2001
------------------------------
    Leif H. Olsen


                                  Exhibit Index

         Exhibits identified in parentheses below as on file with the Commission are incorporated herein by reference as exhibits hereto.

         The following exhibits are filed as part of this Registration
Statement:

Exhibit
Number                                  Description
------                                  -----------

2.1 Agreement and Plan of Merger by and among The Interpublic Group of Companies, Inc., Veritas Acquisition Corp. and True North Communications Inc., dated as of March 18, 2001 (included as Annex A to the proxy statement/prospectus)

3.1 The Restated Certificate of Incorporation of The Interpublic Group of Companies, Inc. (incorporated by reference herein from Exhibit 3(i) to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999)

3.2 By-laws of The Interpublic Group of Companies, Inc. (incorporated by reference herein from Exhibit 4.2 to Registrant's registration statement on Form S-3/A filed on July 31, 2000)

5.1* Opinion of Nicholas J. Camera, Esq. as to the legality of the issuance of the shares of common stock offered hereby

8.1*        Opinion of Sidley & Austin as to U.S. tax matters

8.2*        Opinion of Cleary, Gottlieb, Steen & Hamilton as to U.S. tax matters

23.1 Consent of PricewaterhouseCoopers LLP (relating to financial statements of The Interpublic Group of Companies, Inc.)

23.2 Consent of Arthur Andersen LLP (relating to financial statements of True North Communications Inc.)

23.3 Consent of Arthur Andersen LLP (relating to financial statements of NFO Worldwide, Inc. and subsidiaries included in the financial statements of The Interpublic Group of Companies, Inc.)

23.4 Consent of J.H. Cohn LLP (relating to financial statements of Deutsch, Inc. and subsidiary and affiliates included in the financial statements of The Interpublic Group of Companies, Inc.)
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                                      II-8

23.5* Consent of Nicholas J. Camera, Esq. of The Interpublic Group of Companies, Inc. (included in the opinion filed as Exhibit 5.1)

23.6*       Consent of Sidley & Austin (included in the opinion filed as Exhibit
            8.1)

23.7* Consent of Cleary, Gottlieb, Steen & Hamilton (included in the opinion filed as Exhibit 8.2)

24.1 Powers of Attorney for certain directors of the Registrant (included in Part II of this Registration Statement)

99.1        Consent of Morgan Stanley & Co. Incorporated

99.2 Consent of David A. Bell as a person named as about to become a director of Registrant

99.3 Consent of J. Brendan Ryan as a person named as about to become a director of Registrant

99.4* Form of proxy for special meeting of stockholders of True North Communications Inc.


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*   To be filed by pre-effective amendment

                                      II-9